Exhibit 99(a)

ABOUT GENERAL ELECTRIC. General Electric Company (General Electric, GE or the Company) is a high-tech industrial company that today operates worldwide through three segments: Aerospace, Renewable Energy and Power. Our products include commercial and military aircraft engines and systems; wind and other renewable energy generation equipment and grid solutions; and gas, steam, nuclear and other power generation equipment. We have significant global installed bases of equipment across these sectors, and services to support these products are also an important part of our business alongside new equipment sales.

In November 2021, we announced a strategic plan to form three industry-leading, global, investment-grade public companies from (i) our Aerospace business, (ii) our Renewable Energy, Power, Digital and Energy Financial Services businesses, which we plan to combine and refer to as GE Vernova, and (iii) our former HealthCare business. In July 2022, we announced the new brand names for our three planned future companies: GE Aerospace, GE HealthCare and GE Vernova. For purposes of this report, we refer to our reporting segments as Aerospace (previously Aviation), Renewable Energy and Power. The composition of these reporting segments is unchanged. On January 3, 2023, we completed the separation of the HealthCare business from GE through the spin-off of GE HealthCare Technologies Inc. (GE HealthCare). In the spin-off, GE made a pro-rata distribution of approximately 80.1% of the shares of GE HealthCare’s common stock to GE shareholders, retaining approximately 19.9% of GE HealthCare common stock. This spin-off marked the culmination of our first business separation in accordance with the November 2021 strategic plan, and we are working toward the planned spin-off of GE Vernova.

The historical results of GE HealthCare and certain assets and liabilities included in the spin-off are now reported in GE's consolidated financial statements as discontinued operations. We continue to refer to our reporting segments of Renewable Energy and Power, each of which are expected to become GE Vernova businesses, reflecting the organization and management of these businesses within GE today. Additionally, on January 1, 2023, we retrospectively adopted Accounting Standards Update No. 2018-12, Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, with a transition date of January 1, 2021. See Note 1 for further information.

Over our more than 130-year history, GE’s innovation and technology have improved quality of life around the world by adapting and innovating solutions to pressing global challenges related to the future of flight, the energy transition and precision healthcare. At GE Aerospace, with a differentiated product and technology portfolio across the commercial and military sectors, we are well positioned to serve customers in expanding and upgrading their fleets amidst the demand ramp for engines and services with the ongoing recovery from the peak of the COVID-19 pandemic. At the same time, we are working to develop next generation engine programs that will allow a smarter and more efficient future of flight, including efforts to support increased use of sustainable aviation fuel with our engines’ capabilities and developing new engine architectures such as open fan, hybrid electric and hydrogen technologies. The GE Vernova portfolio of businesses are positioned to lead the energy transition, helping the energy sector solve for sustainability, reliability and affordability. These businesses are at the center of a dynamic and growing market, as the world faces a significant increase in electricity demand in the coming decades along with the need to electrify and decarbonize. With a range of power generation technologies spanning gas power, onshore and offshore wind and others, as well as power grid automation and hardware, these businesses offer solutions for customers to reduce emissions, meet the growth in electricity demand and make energy more accessible globally, secure and resilient. And GE HealthCare, as an independent company since January 2023, will carry forward its mission of advancing precision care to help solve the healthcare industry’s challenges in harnessing data more effectively to provide better outcomes for patients, improving productivity and extending care out of the hospital to alternative care sites.

We believe our businesses’ strategies and focus on these significant global challenges are well aligned with broader goals of sustainable development, and we approach sustainability with GE’s commitment to innovation as a central element. Sustainability priorities are embedded in our policies, leadership engagement, operating mechanisms, commitments, and, ultimately, our products. In addition to working to develop technologies that will help build a more sustainable world, we advance GE’s sustainability priorities through our own commitments to our people, communities and planet. More information that may be of interest to a variety of stakeholders about GE’s sustainability approach, priorities and performance, including about safety, greenhouse gas emission reductions for our own operations and for our products, environmental stewardship, diversity and inclusion (as also discussed further below), supply chain and human rights and other matters, can be found in our Sustainability Report.

We serve customers in 166 countries. Manufacturing and service operations are carried out at 58 manufacturing plants located in 23 states in the United States and Puerto Rico and at 104 manufacturing plants located in 26 other countries.

In all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive environment is characterized by changing technology that requires continuing research and development. With respect to manufacturing operations, we continue to make improvements through deployment of lean initiatives and we believe that, in general, we are one of the leading firms in most of the major industries in which we participate.

As a diverse global company, we are affected by economic and market developments around the world, supply chain disruptions, instability in certain regions, commodity prices, foreign currency volatility and policies regarding trade and imports. See the Segment Operations section within MD&A for further information. Other factors impacting our business include:
•product development cycles for many of our products are long and product quality and efficiency are critical to success;
•research and development expenditures are important to our business;
•many of our products are subject to a number of regulatory standards; and
•changing end markets, including shifts in energy sources and demand related to cost, decarbonization efforts and other factors, as well as the impact of technology changes.

The strength and talent of our workforce are critical to the success of our businesses, and we continually strive to attract, develop and retain personnel commensurate with the needs of our businesses in their operating environments. The Company’s human capital management priorities are designed to support the execution of our business strategy and improve organizational effectiveness. Our focus on organizational performance and talent will remain front and center through the execution of our strategic plan to separate into three independent companies. We will continue to monitor various factors across our human capital priorities, including as a part of our business operating reviews during the year and with oversight by our Board of Directors and the Board’s Management Development and Compensation Committee. The following are our human capital priorities:
•Protecting the health and safety of our workforce: GE is committed to establishing and maintaining effective health and safety standards and protocols across our businesses, making continuous process improvements, and providing ongoing education. Our Chief Safety Officer, hired in 2021, has continued to advance our Safety Promotion Office and safety program, leveraging lean as a critical tool to prevent injuries and incidents and drive safety as a core operational attribute for the businesses. For the past two years, our annual bonus program for executives has included a modifier based on the Company’s safety performance.
•Sustaining a Company culture based in leadership behaviors of humility, transparency and focus, with a commitment to unyielding integrity: GE’s organizational culture supports talent attraction, engagement and retention and promotes ways of working that are strongly connected to our goals. In early 2022, we conducted an annual enterprise-wide culture survey. While survey results varied among our businesses, a Company-wide view of trends in responses confirmed our employees’ view of GE’s solid foundations in safety, compliance, and employee development. Our performance management system, “People, Performance, and Growth,” directly links individual performance outcomes to incentive compensation. Supporting our culture of integrity, The Spirit & The Letter, GE’s employee code of conduct, sets forth the Company’s integrity and compliance standards.
•Developing and managing our talent to best support our organizational goals: GE’s approach to talent management aims to ensure strong individual and company performance; our employee training and development offerings are designed to support these goals. As a key pillar of our talent strategy, GE’s senior management leads an annual organization and talent review for each business to support a strong leadership pipeline and succession planning process for our strategy to form three industry-leading, global, investment-grade public companies. To support our lean culture transformation, we have two lean leadership development programs designed to elevate high potential executive level talent who can lead us towards a more sustainable future. Developed in partnership with our existing leaders, our leadership development programs are premised upon a rigorous learning process tied directly to outcomes, with a focus on hands-on, experiential learning and building a lean mindset.
•Promoting inclusion and diversity across the enterprise: At GE, we are committed to building a more diverse workforce and a more inclusive workplace by focusing on transparency, accountability and community. We believe in the value of each person’s unique identity, background and experiences, and are committed to fostering an inclusive culture in which all employees feel empowered to do their best work because they feel accepted, respected and that they belong. In 2022, we disclosed in our Diversity Annual Report our long-standing commitment to fair and competitive pay practices. On average, men and women performing similar work are paid within 1% of each other in each GE business. Going forward, our goal remains 100% pay equity in each of our businesses.

Additionally, in 2021, we began publishing a Diversity Annual Report to transparently share our diversity data and hold ourselves accountable for continuous improvement. To support our inclusion and diversity goals, we have a GE Chief Diversity Officer and Chief Diversity Officers in each business unit. Additionally, we have several Employee Resource Groups which have added value to our colleagues and businesses by helping to engage and develop diverse talent for nearly 30 years. These groups accelerate development through mentoring, learning, networking, organizing outreach and service activities, and they address challenges that are important to their members and the Company through targeted initiatives. These groups also support our goals to build a diverse talent pipeline through efforts such as partnering with organizations to raise money for scholarship funds and promoting professional development opportunities.

At December 31, 2022, General Electric Company and consolidated affiliates employed approximately 172,000 people, of whom approximately 58,000 were employed in the United States; this also includes approximately 49,000 employees at our former HealthCare segment. Our Aerospace, Renewable Energy, and Power segments employed approximately 45,000, 36,000 and 32,000 people, respectively. In addition, Corporate employed approximately 10,000 employees, including legacy GE Capital employees.

At December 31, 2022, GE has approximately 5,745 union-represented manufacturing and service employees in the United States, including 1,074 employees at our former HealthCare segment. The majority are covered by four-year collective bargaining agreements that were ratified in 2019 and are scheduled to terminate in 2023. GE will hold negotiations to enter into new agreements on or before their termination dates. While the outcome of the 2023 negotiations cannot be predicted, GE’s recent past negotiations have resulted in agreements that provide employees with good wages and benefits while addressing the competitive realities facing GE. GE’s relationship with employee-representative organizations outside the U.S. takes many forms, including in Europe where GE engages employees’ representatives’ bodies such as works councils (at both European level and locally) and trade unions in accordance with local law.

We are subject to numerous U.S. federal, state and foreign laws and regulations covering a wide variety of subject matters related to our products, services and business operations, including requirements regarding the protection of human health and safety and the environment. Relevant laws and regulations can apply to our business directly and indirectly, such as through the effect that laws and regulations applicable to our customers may have in influencing the products and services they purchase from us. Like other industrial manufacturing companies that operate in the sectors we serve, which are high-tech, increasingly digitally connected and global, we face significant scrutiny from both U.S. and foreign governmental authorities with respect to our compliance with laws and regulations. Many of the sales across our businesses are also made to U.S. or foreign governments, regulated entities such as public utilities, state-owned companies or other public sector customers, and these types of sales often entail additional compliance obligations. For further information about government regulation applicable to our businesses, see the Segment Operations section within MD&A, Risk Factors and Note 24.

We own, or hold licenses to use, numerous patents. New patents are continuously being obtained through our research and development activities. Patented inventions are used both within the Company and are licensed to others. GE is a trademark and service mark of General Electric Company.

Because of the diversity of our products and services, as well as the wide geographic dispersion of our production facilities, we use numerous sources for the wide variety of raw materials needed for our operations.

ADDITIONAL INFORMATION ABOUT GE. General Electric’s address is 1 River Road, Schenectady, NY 12345-6999; we also maintain executive offices at 5 Necco Street, Boston, MA 02210. GE’s Internet address at www.ge.com, Investor Relations website at www.ge.com/investor-relations and our corporate blog at www.gereports.com, as well as GE’s Facebook page, Twitter accounts and other social media, including @GE_Reports, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted. Additional information on non-financial matters, including our Sustainability Report, environmental and social matters, our integrity policies and our Diversity Annual Report, is available at www.ge.com/sustainability and www.ge.com/about-us/diversity. All of such additional information referenced in this report (including the information contained in, or available through, other reports and websites) is provided as a convenience and is not incorporated by reference herein. Therefore, such information should not be considered part of this report.

Our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available, without charge, on our website, www.ge.com/investor-relations/events-reports, as soon as reasonably practicable after they are filed electronically with the U.S. Securities and Exchange Commission (SEC). Copies are also available, without charge, from GE Corporate Investor Communications. Reports filed with the SEC may be viewed at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A). The consolidated financial statements of General Electric Company are prepared in conformity with U.S. generally accepted accounting principles (GAAP). Unless otherwise noted, tables are presented in U.S. dollars in millions. Certain columns and rows within tables may not add due to the use of rounded numbers. Percentages presented in this report are calculated from the underlying numbers in millions. Discussions throughout this MD&A are based on continuing operations unless otherwise noted. The MD&A should be read in conjunction with the Financial Statements and Notes to the consolidated financial statements.

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with GAAP. Certain of these data are considered “non-GAAP financial measures” under SEC rules. See the Non-GAAP Financial Measures section for the reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures.

CONSOLIDATED RESULTS
SUMMARY OF 2022 RESULTS. Total revenues were $58.1 billion, up $1.6 billion for the year, driven primarily by an increase at Aerospace, partially offset by decreases at Renewable Energy and Power.

Continuing earnings (loss) per share was $(1.00). Excluding the results from our run-off Insurance business, separation costs, the Steam asset sale impairment, restructuring costs, non-operating benefit costs, debt extinguishment costs, Russia and Ukraine charges, gains (losses) on purchases and sales of business interests and gains (losses) on equity securities, Adjusted earnings per share* was $0.77. For the year ended December 31, 2022, profit margin was (1.4)% and profit was up $4.9 billion, primarily due to a decrease in debt extinguishment costs of $6.1 billion, a decrease in non-operating benefit costs of $1.5 billion, an increase in segment profit of $0.9 billion, a decrease in Adjusted corporate operating costs* of $0.5 billion and a decrease in interest and other financial charges of $0.3 billion, partially offset by a decrease in gains on equity securities of $1.8 billion, the Steam asset sale impairment of $0.8 billion, separation costs of $0.7 billion, a decrease in Insurance profit of $0.6 billion, an increase in restructuring and other charges of $0.4 billion and Russia and Ukraine charges of $0.3 billion. Adjusted organic profit* increased $1.5 billion (94%), driven primarily by increases at Aerospace and Power and lower Adjusted corporate operating costs*, partially offset by increased losses at Renewable Energy.

*Non-GAAP Financial Measure

Cash flows from operating activities (CFOA) were $4.0 billion and $(0.9) billion for the years ended December 31, 2022 and 2021, respectively. Cash flows from operating activities increased primarily due to a decrease in cash collateral paid net of settlements on interest rate derivative contracts, an increase in net income (after adjusting for amortization of intangible assets, non-cash losses related to our interests in AerCap and Baker Hughes and non-operating debt extinguishment costs), an increase in cash from working capital and an increase in cash from all other operating activities. Free cash flows* (FCF) were $3.1 billion and $(0.4) billion for the years ended December 31, 2022 and 2021, respectively. FCF* increased primarily due to the same reasons as noted for CFOA above. See the Capital Resources and Liquidity - Statement of Cash Flows section for further information.

Remaining performance obligation (RPO) is unfilled customer orders for products and product services (expected life of contract sales for product services) excluding any purchase order that provides the customer with the ability to cancel or terminate without incurring a substantive penalty. See Note 25 for further information.

RPO	2022	2021	2020
Equipment	$44,198	$40,834	$42,527
Services	192,385	184,381	175,150
Total RPO	$236,582	$225,214	$217,677

As of December 31, 2022, RPO increased $11.4 billion (5%) from December 31, 2021, primarily at Aerospace, from engines contracted under long-term service agreements that have now been put into service and an increase in Commercial and Military orders; at Renewable Energy, from new orders at Grid and Hydro exceeding sales; and at Power, driven by Gas Power services and equipment.
As of December 31, 2021, RPO increased $7.5 billion (3%) from December 31, 2020, primarily at Aerospace, from engines contracted under long-term service agreements that have now been put into service, and at Renewable Energy, primarily at Offshore Wind, partially offset by a decrease at Power from sales outpacing new orders in Gas Power and the continued wind down of the Steam Power new build coal business.

REVENUES	2022	2021	2020
Equipment revenues	$22,334	$25,096	$27,600
Services revenues	32,808	28,272	27,560
Insurance revenues	2,957	3,101	2,865
Total revenues	$58,100	$56,469	$58,025

For the year ended December 31, 2022, total revenues increased $1.6 billion (3%). Equipment revenues decreased, primarily at Renewable Energy, due to fewer wind turbine deliveries at Onshore Wind and lower revenue at Grid; and at Power, due to a decrease in Steam Power equipment on the exit of new build coal; partially offset by an increase at Aerospace, primarily driven by more commercial install and spare engine unit shipments. Services revenues increased, primarily at Aerospace, due to higher prices, increased shop visit volume and higher volume of commercial spare part shipments; and at Renewable Energy, primarily due to higher services revenue at Onshore Wind from a larger installed base; partially offset by a decrease at Power, due to lower planned contractual services outages in Gas Power and prior year Steam Power services volume that did not repeat. Insurance revenues decreased $0.1 billion (5%).
Excluding the change in Insurance revenues, the net effects of acquisitions of $0.1 billion, the net effects of dispositions of $0.2 billion and the effects of a stronger U.S. dollar of $1.3 billion, organic revenues* increased $3.2 billion (6%), with equipment revenues down $2.0 billion (8%) and services revenues up $5.2 billion (19%). Organic revenues* increased at Aerospace and Power, partially offset by a decrease at Renewable Energy.

For the year ended December 31, 2021, total revenues decreased $1.6 billion (3%). Equipment revenues decreased, primarily at Power, due to decreased Gas Power equipment revenues on lower turnkey sales and Steam Power equipment on the exit of new build coal, and at Aerospace, due to fewer commercial install and spare engine unit shipments, partially offset by an increase at Renewable Energy driven by higher revenue at Offshore Wind. Services revenues increased primarily at Power, due to an increase in Gas Power and Steam Power services revenues, and at Aerospace, primarily due to increased shop visit volume; partially offset by a decrease at Renewable Energy, primarily due to lower repower unit deliveries at Onshore Wind. Insurance revenues increased $0.2 billion (8)%.
Excluding the change in Insurance revenues, the net effects of acquisitions of $0.0 billion, the net effects of dispositions of $0.6 billion and the effects of a weaker U.S. dollar of $0.7 billion, organic revenues* decreased $1.9 billion (3%), with equipment revenues down $2.7 billion (10%) and services revenues up $0.8 billion (3%). Organic revenues* decreased at Aerospace, Power and Renewable Energy.

EARNINGS (LOSS) AND EARNINGS (LOSS) PER SHARE (Per-share in dollars and diluted)	2022	2021	2020
Continuing earnings (loss) attributable to GE common shareholders	$(1,100)	$(5,058)	$(6,584)
Continuing earnings (loss) per share	$(1.00)	$(4.62)	$(6.16)

*Non-GAAP Financial Measure

For the year ended December 31, 2022, continuing earnings increased $4.0 billion primarily due to a decrease in debt extinguishment costs of $6.1 billion, a decrease in non-operating benefit costs of $1.5 billion, an increase in segment profit of $0.9 billion, a decrease in Adjusted corporate operating costs* of $0.5 billion and a decrease in interest and other financial charges of $0.3 billion, partially offset by a decrease in gains on equity securities of $1.8 billion, the Steam asset sale impairment of $0.8 billion, an increase in provision for income tax of $0.8 billion, separation costs of $0.7 billion, a decrease in Insurance profit of $0.6 billion, an increase in restructuring and other charges of $0.4 billion and Russia and Ukraine charges of $0.3 billion. Adjusted earnings* were $0.8 billion, an increase of $1.1 billion. Profit margin was (1.4)%, an increase from (10.1)%. Adjusted profit* was $3.2 billion, an increase of $1.5 billion organically*, due to increases at Aerospace and Power, and lower Adjusted corporate operating costs*, partially offset by a decrease at Renewable Energy. Adjusted profit margin* was 5.7%, an increase of 250 basis points organically*.

For the year ended December 31, 2021, continuing earnings increased $1.5 billion primarily due to a higher net gain on equity securities of $3.8 billion, higher segment profit of $2.0 billion, the nonrecurrence of goodwill impairments of $0.9 billion, higher profit at our run-off Insurance business of $0.6 billion, a decrease in non-operating benefit costs of $0.4 billion, a decrease in Adjusted corporate operating costs* of $0.4 billion, the nonrecurrence of Steam asset impairments in the prior year of $0.4 billion, a decrease in restructuring and other charges of $0.3 billion, lower interest and other financial charges of $0.2 billion and the nonrecurrence of the legal reserves associated with the SEC investigation in the prior year of $0.2 billion, partially offset by higher debt extinguishment costs of $6.2 billion and an increase in provision for income tax of $1.4 billion. Adjusted earnings* were $(0.3) billion, an increase of $2.0 billion. Profit margin was (10.1)%, an increase from (14.6)%. Adjusted profit* was $1.7 billion, an increase of $2.6 billion organically*, due to increases at Aerospace and Power. Adjusted profit margin* was 3.2%, an increase of 480 basis points organically*.

We continue to experience inflation pressure in our supply chain, as well as delays in sourcing key materials needed for our products and skilled labor shortages. This has delayed our ability to convert RPO to revenue and negatively impacted our profit margins. While the impact of inflation is expected to be challenging, we continue to take actions to limit this pressure, including lean initiatives to drive cost productivity, partnering with our suppliers and adjusting the pricing of our products and services. Also, geopolitical uncertainties, including the ongoing Russia and Ukraine conflict, are introducing additional challenges. As of December 31, 2022, we had approximately $0.3 billion of remaining assets in Russia and Ukraine, mainly in our Power business, which primarily relate to activity not subject to sanctions or restricted under Company policy.

SEGMENT OPERATIONS. Segment revenues include sales of equipment and services by our segments. Segment profit is determined based on performance measures used by our Chief Operating Decision Maker (CODM), who is our Chief Executive Officer (CEO), to assess the performance of each business in a given period. In connection with that assessment, the CEO may exclude matters, such as charges for impairments, significant, higher-cost restructuring programs, costs associated with separation activities, manufacturing footprint rationalization and other similar expenses, acquisition costs and other related charges, certain gains and losses from acquisitions or dispositions, and certain litigation settlements. See the Corporate section for further information about costs excluded from segment profit. Segment profit excludes results reported as discontinued operations and the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Certain corporate costs, including those related to shared services, employee benefits, and information technology, are allocated to our segments based on usage or their relative net cost of operations.

*Non-GAAP Financial Measure

SUMMARY OF REPORTABLE SEGMENTS	2022	2021	2020
Aerospace	$26,050	$21,310	$22,042
Renewable Energy	12,977	15,697	15,666
Power	16,262	16,903	17,589
Total segment revenues	55,289	53,910	55,297
Corporate	2,812	2,559	2,728
Total revenues	$58,100	$56,469	$58,025

Aerospace	$4,775	$2,882	$1,229
Renewable Energy	(2,240)	(795)	(715)
Power	1,217	726	274
Total segment profit (loss)	3,751	2,812	788
Corporate(a)	(2,875)	1,158	(4,223)
Interest and other financial charges	(1,423)	(1,727)	(1,938)
Debt extinguishment costs	(465)	(6,524)	(301)
Non-operating benefit income (cost)	409	(1,136)	(1,573)
Goodwill impairments	—	—	(877)
Benefit (provision) for income taxes	(210)	595	2,014
Preferred stock dividends	(289)	(237)	(474)
Earnings (loss) from continuing operations attributable to GE common shareholders	(1,100)	(5,058)	(6,584)
Earnings (loss) from discontinued operations attributable to GE common shareholders	1,151	(1,515)	11,814
Net earnings (loss) attributable to GE common shareholders	$51	$(6,573)	$5,230
(a) Includes interest and other financial charges of $54 million, $63 million, and $50 million; and benefit for income taxes of $213 million, $162 million, and $154 million related to Energy Financial Services (EFS) within Corporate for the years ended December 31, 2022 and 2021, and 2020, respectively.

Refer to our Annual Report on Form 10-K for the year ended December 31, 2021 for discussions of segment results for the years ended December 31, 2021 versus 2020. Segment results have not changed as a result of the Separation.

GE AEROSPACE. Aerospace designs and produces commercial and military aircraft engines, integrated engine components, electric power and mechanical aircraft systems. We also provide aftermarket services to support our products.

Commercial Engines and Services – manufactures jet engines for commercial airframes. Aerospace engines power aircraft in all categories: narrowbody, widebody and regional, which includes engines sold by CFM International, a 50-50 non-consolidated company with Safran Aircraft Engines, a subsidiary of Safran Group of France, and Engine Alliance, a 50-50 non-consolidated company with Raytheon Technologies Corporation via their Pratt & Whitney segment. This includes engines and components for business aviation and aeroderivative applications as well. Commercial provides maintenance, component repair and overhaul services (MRO), including sales of spare parts.
Military – manufactures jet engines for military airframes. Our military engines power a wide variety of military aircraft including fighters, bombers, tankers, helicopters and surveillance aircraft, as well as marine applications. We provide maintenance, component repair and overhaul services, including sales of spare parts.
Systems & Other – provides avionics systems, aviation electric power systems, turboprop engines, engine gear and transmission components and services for commercial and military segments. Additionally, we provide a wide variety of products and services including additive machines, additive materials (including metal powders), and additive engineering services.

Competition & Regulation. The global businesses for aircraft jet engines, maintenance, component repair and overhaul services (including spare part sales) are highly competitive. Both domestic and international sales are important to the growth and success of the business. Product development cycles are long and product quality and efficiency are critical to success. Research and development expenditures are important in this business, as are focused intellectual property strategies and protection of key aircraft engine design, manufacture, repair and product upgrade technologies. In addition, we are subject to market and regulatory dynamics related to decarbonization which will require a combination of technological innovation in the fuel efficiency of engines, expanding the use of sustainable aviation fuels and the development of electric flight and hydrogen-based aviation technologies. Aircraft engine and systems orders tend to follow civil air travel demand and military procurement cycles.

Our products, services and activities are subject to a number of global regulators such as the U.S. Federal Aviation Administration (FAA), European Union Aviation Safety Agency (EASA), Civil Aviation Administration of China (CAAC) and other regulatory bodies.

Significant Trends & Developments. Our results in 2022 reflect the continued recovery of commercial air travel from the effects of the COVID-19 pandemic. A key underlying driver of our commercial engine and services business is global commercial air traffic, which improved 21% during 2022 compared to 2021, and now stands at approximately 90% of 2019 levels.

The recovery trends vary by region from the travel restrictions imposed by governments and the prevalence of COVID-19 virus variants around the globe. We remain confident in the recovery, and current trends are in line with our recovery forecast. Consistent with updated industry projections, we estimate both narrowbody and widebody air traffic to recover to 2019 levels in late 2023. We are in frequent dialogue with our airline, airframe, and maintenance, repair and overhaul customers about the outlook for commercial air travel, new aircraft production, fleet retirements, and after-market services, including shop visit and spare parts demand.

As it relates to the military environment, we continue to forecast strong military demand creating future growth opportunities for our Military business as the U.S. Department of Defense and foreign governments have continued flight operations, and have allocated budgets to upgrade and modernize their existing fleets. In September 2022, Aerospace and the U.S. Air Force successfully concluded testing on the second XA100 adaptive cycle engine, marking the final major contract milestone of the Air Force’s Adaptive Engine Transition Program (AETP).

Global material availability and labor shortages, in part driven by the pandemic, continue to cause disruptions for us and our suppliers, and have impacted our production and delivery across our businesses. We increased our Commercial and Military engine sales units by 13% in 2022 compared to 2021, and the combined engine sales units increased more than 25% in the second half of 2022 compared to the first half of 2022. We continue to partner with our airframe partners on future production rates. Aerospace has proactively managed the impact of inflationary pressure by deploying lean initiatives to drive cost productivity, partnering with our suppliers and adjusting the pricing of our products and services. We expect the impact of inflation will continue to be challenging and we will continue to take actions to manage.

Total engineering, comprising company, customer and partner-funded and nonrecurring engineering costs, increased compared to the prior year. We continue to be committed to investment in developing and maturing technologies that enable a more sustainable future of flight.

We continue to take actions to protect our ability to serve our customers now and as the global airline industry recovers. Our deep history of innovation and technology leadership, commercial engine installed base, including joint ventures, of approximately 40,900 units, with approximately 11,600 units under long-term service agreements, and military engine installed base of approximately 26,100 units represents strong long-term fundamentals. We believe Aerospace is well-positioned to drive long-term profitable growth and cash generation over time.

Sales in units, except where noted	2022	2021	2020
Commercial Engines(a)	1,663	1,487	1,720
LEAP Engines(b)	1,136	845	815
Military Engines	632	553	683
Spare Parts Rate(c)	$26.9	$17.8	$18.0
(a) Commercial Engines now includes Business Aviation and Aeroderivative units for all periods presented.
(b) LEAP engines are subsets of commercial engines.
(c) Commercial externally shipped spare parts and spare parts used in time and material shop visits in millions of dollars per day.

RPO	December 31, 2022	December 31, 2021	December 31, 2020
Equipment	$13,748	$11,139	$10,597
Services	121,511	114,133	103,500
Total RPO	$135,260	$125,272	$114,097

SEGMENT REVENUES AND PROFIT	2022	2021	2020
Commercial Engines & Services	$18,665	$14,360	$14,479
Military	4,410	4,136	4,572
Systems & Other	2,975	2,814	2,991
Total segment revenues	$26,050	$21,310	$22,042

Equipment	$7,842	$7,531	$8,582
Services	18,207	13,780	13,460
Total segment revenues	$26,050	$21,310	$22,042

Segment profit	$4,775	$2,882	$1,229
Segment profit margin	18.3%	13.5%	5.6%

For the year ended December 31, 2022, segment revenues were up $4.7 billion (22%) and segment profit was up $1.9 billion (66%).
RPO as of December 31, 2022 increased $10.0 billion (8%) from December 31, 2021, due to increases in both equipment and services. Equipment increased primarily due to an increase in Commercial and Military orders since December 31, 2021. Services increased primarily as a result of engines contracted under long-term service agreements that have now been put into service and contract modifications.

Revenues increased $4.8 billion (23%) organically*. Commercial Services revenues increased, primarily due to increased shop visit volume and commercial spare part shipments, and higher prices. Commercial Services revenues also increased due to a net favorable change of $0.1 billion for its long-term service agreements compared to a net unfavorable change of $0.3 billion in the prior year. Commercial Engines revenues increased, primarily driven by 176 more commercial install and spare engine unit shipments, including 291 more LEAP units versus the prior year, partially offset by lower GEnx engine production rates and product transition with fewer engine shipments on legacy programs. Military revenues increased, primarily due to growth in services and 79 more engine shipments than the prior year, partially offset by product mix.
Profit increased $1.8 billion (62%) organically*, primarily due to increased shop visit volume and commercial spare part shipments, higher prices and the impact of favorable contract margin reviews for long-term service agreements. These increases in profit were partially offset by lower profit on Commercial Engine shipments driven by product transition with fewer engine shipments on legacy programs and more shipments on newer programs, inflation in our supply chain and additional growth investment.

RENEWABLE ENERGY – will be part of GE Vernova, GE’s portfolio of energy businesses. We benefit from one of the broadest portfolios in the industry that uniquely positions us to lead the energy transition while building on advanced technologies that grow renewable energy generation, lower the cost of electricity and modernize the grid. Our portfolio of business units includes onshore and offshore wind, blade manufacturing, grid solutions, hydro, storage, hybrid renewables and digital services offerings. We have installed more than 400 gigawatts of clean renewable energy equipment and equipped more than 90% of transmission utilities with our grid solutions in developed and emerging markets.

Onshore Wind – delivers technology and services for the onshore wind power industry by providing a range of turbines. Wind Services assist customers in improving cost, capacity and performance of their assets over the lifetime of their fleet, utilizing digital infrastructure to monitor, predict and optimize wind farm energy performance. Our Onshore Wind business supports a turbine installed base of approximately 54,000 units, of which, slightly less than half are under service agreements.
Grid Solutions Equipment and Services (Grid) – enables power utilities and industries worldwide to effectively manage electricity from the point of generation to consumption, helping the reliability, efficiency and resiliency of the grid. Service offerings include a comprehensive portfolio of equipment, hardware, protection and control, automation and digital services. Grid is also addressing the challenges of the energy transition by safely and reliably connecting intermittent renewable energy generation to transmission networks.
Hydro, Offshore Wind and Hybrid Solutions – Hydro provides a portfolio of solutions and services for hydropower generation for both large hydropower plants and small hydropower solutions. Offshore Wind leads the industry in wind power technologies and wind farm development. Hybrid Solutions provides integration of renewable energies that drive stability to the grid and integrates storage and renewable energy generation sources.

Competition & Regulation. While many factors, including government incentives, specific market rules, and permitting regulations and challenges, affect how renewable energy can deliver outcomes for customers in a given region, renewable energy has become competitive with fossil fuels in terms of levelized cost of electricity. We continue to invest in improving the durability of our wind turbine products, fleet availability and project execution with increased focus on project selectivity. Additionally, we continue to explore ways to further improve the efficiency and flexibility of our hydropower technology with new innovative turbine designs and digital solutions. As industry models continue to evolve, our digital strategy and investments in technical innovation will position us to add value for customers looking for clean, renewable energy.

Significant Trends & Developments. During the third quarter of 2022, the Inflation Reduction Act of 2022 (IRA) was signed into law, introducing new and extending existing tax incentives for 10 years. The IRA is expected to resolve recent U.S. policy uncertainty that resulted in project delays and deferral of customer investments in Onshore Wind and significantly increase near- and longer-term demand in the U.S. for onshore and offshore wind projects. The timing of this demand growth depends in part on how quickly the IRA incentives are implemented. While the offshore wind industry continues to expect global growth through the decade, cost pressures and the ability to complete with the rapid pace of innovation remain key challenges. Finally, our Grid business is positioned to support grid expansion and modernization needs.

We have experienced significant cost inflation across all businesses which we expect to continue, and are working to mitigate through pricing and cost actions. At Onshore Wind, based on experience across our fleet, we are deploying repairs and other corrective measures to improve our overall quality and fleet availability resulting in higher warranty and related reserves. Concurrently, we are undertaking a restructuring program to reduce fixed cost, reflecting our selectivity strategy to operate in fewer markets and to simplify and standardize product variants. Our financial results are dependent on costs to address fleet availability and quality, execution of cost reduction initiatives and the inflationary environment. Additionally, initiatives to improve selectivity and pricing as well as U.S. Treasury tax implementation guidance related to the IRA are expected to further improve our results.

New product introductions account for a large portion of our RPO in Onshore and Offshore Wind, such as our 5 MW and 3 MW Onshore units, and our 12-14 MW Haliade-X Offshore units. During the fourth quarter of 2022, we started shipping Haliade-X units for our first commercial project. Improving Onshore and Offshore fleet availability, while reducing the cost of these new product platforms and blade technologies, remains a key priority. At Grid, we are securing our position in the high growth offshore interconnection market with products meeting the 2GW high voltage direct current (HVDC) solution standard and developing new technology such as flexible transformers and eco-friendly g³ switchgears that solve for a denser, more resilient and efficient electric grid and lower greenhouse gas emissions.

*Non-GAAP Financial Measure

Onshore and Offshore sales in units	2022	2021	2020
Wind Turbines	2,190	3,590	3,744
Wind Turbine Gigawatts	7.5	11.7	10.8
Repower units	580	561	1,022

RPO	December 31, 2022	December 31, 2021	December 31, 2020
Equipment	$20,142	$18,639	$18,273
Services	12,688	12,872	12,531
Total RPO	$32,830	$31,511	$30,804

SEGMENT REVENUES AND PROFIT	2022	2021	2020
Onshore Wind	$8,373	$11,026	$10,881
Grid Solutions equipment and services	3,086	3,207	3,585
Hydro, Offshore Wind and Hybrid Solutions	1,518	1,464	1,200
Total segment revenues	$12,977	$15,697	$15,666

Equipment	$10,191	$13,224	$12,859
Services	2,785	2,473	2,807
Total segment revenues	$12,977	$15,697	$15,666

Segment profit (loss)	$(2,240)	$(795)	$(715)
Segment profit margin	(17.3)%	(5.1)%	(4.6)%

For the year ended December 31, 2022, segment revenues were down $2.7 billion (17%) and segment losses were up $1.4 billion.
RPO as of December 31, 2022 increased $1.3 billion (4%) from December 31, 2021 primarily from new orders at Grid and Hydro exceeding sales, partially offset by the approximately $1.3 billion impact from a stronger U.S. dollar and revenue exceeding new orders at Offshore Wind.
Revenues decreased $2.1 billion (13%) organically*, primarily from 1,400 fewer wind turbine deliveries, primarily at Onshore Wind, including customer delays and deferrals due to U.S. tax policy uncertainty, and lower revenue at Grid due to increased commercial selectivity, partially offset by higher services revenue at Onshore Wind from a larger installed base.
Segment losses increased $1.5 billion organically*, primarily attributable to Onshore Wind’s lower U.S. volume, higher warranty and related reserve charges of $0.5 billion in the third quarter of 2022 in response to the deployment of corrective measures and repair campaigns within our fleet, execution of lower margin RPO and the impact of transitioning to newer product offerings internationally. Additionally, we observed cost inflation across all businesses and higher ramp up costs at Offshore Wind. These higher costs were partially offset by the favorable impact of cost reduction initiatives and lower project related charges, primarily at Grid.

POWER – will be part of GE Vernova, GE’s portfolio of energy businesses. Power serves power generation, industrial, government and other customers worldwide with products and services related to energy production. Our products and technologies harness resources such as oil, gas, fossil, diesel and nuclear to produce electric power and include gas and steam turbines, full balance of plant, upgrade and service solutions, as well as data-leveraging software. We have organized the businesses within our Power segment into Gas Power, Steam Power and Power Conversion, Nuclear and other.

Gas Power – offers a wide spectrum of heavy-duty and aeroderivative gas turbines for utilities, independent power producers and numerous industrial applications, ranging from small, mobile power to utility scale power plants. Gas Power also delivers maintenance and service solutions across total plant assets and over their operational lifecycle.
Steam Power – offers a broad portfolio of technologies and services predominately for nuclear and fossil power plants to help customers deliver reliable power as they transition to a lower carbon future.
Power Conversion, Nuclear and other - applies the science and systems of power conversion to provide motors, generators, automation and control equipment and drives for energy intensive industries such as marine, oil and gas, mining, rail, metals and test systems. Through joint ventures with Hitachi, it also provides nuclear technology solutions for boiling water reactors including reactor design, reactor fuel and support services, and the design and development of small modular reactors.

Competition & Regulation. Worldwide competition for power generation products and services is intense. Demand for power generation is global, and as a result, is sensitive to the economic and political environments of each country in which we do business. Our products and services sold to end customers are often subject to many regulatory requirements and performance standards under different federal, state, foreign and energy industry standards. In addition, we are subject to market and other dynamics related to decarbonization, where it will remain important to lower greenhouse gas emissions for decades to come, which will likely depend in part on technologies that are not yet deployed or widely adopted today but may become more important over time (such as hydrogen-based power generation, carbon capture and sequestration technologies or small modular or other advanced nuclear power).

*Non-GAAP Financial Measure

Significant Trends & Developments. During the year ended December 31, 2022, global gas power generation grew mid-single digits and GE gas turbine utilization grew low-single digits with strength in the U.S. Utilization of the fleet continues to follow growing gas power generation, capturing shortfalls from coal retirements, and resilient asset usage with a dynamic Europe environment with the Russia and Ukraine conflict and mild winter. Looking ahead, we anticipate H-class units to be commissioned into the serviceable installed base and the uncertain timing of deal closures due to financing and the complexities of working in emerging markets. Power has proactively managed the impact of inflationary pressure by deploying lean initiatives to drive cost productivity, partnering with our suppliers and adjusting the pricing of our products and services. We expect the impact of inflation will continue to be challenging and we will continue to take actions to manage. Although market factors related to the energy transition such as greater renewable energy penetration and the adoption of climate change-related policies continue to impact long-term demand (and related financing), we expect the gas market to remain stable over the next decade with gas generation continuing to grow low-single-digits. We believe gas will play a critical role in the energy transition. We remain focused on our underwriting discipline and risk management to ensure we are securing deals that meet our financial hurdles and we have high confidence to deliver for our customers.

In the first quarter of 2022, we signed a non-binding memorandum of understanding for GE Steam Power to sell a portion of its business to Électricité de France S.A. (EDF), which resulted in a reclassification of that business to held for sale. In the fourth quarter of 2022, we signed a binding agreement and expect to complete the sale, subject to regulatory approval, in the second half of 2023. In the second quarter of 2022, we announced that Gas Power intends to acquire Nexus Controls, a business specializing in aftermarket control system upgrades and controls field services. The deal, which is subject to customary closing conditions including regulatory approval and mandatory information and consultation processes with employees and their representatives, is expected to close in the second quarter of 2023.

We continue to invest in new product development, such as our Nuclear small modular reactors and our HA-Turbines, with over 1.6 million operating hours. Our fundamentals remain strong with approximately $69.0 billion in RPO, including 27 HA-Turbines, and a gas turbine installed base of approximately 7,000 units, including 78 HA-Turbines, which has nearly doubled since 2019, and approximately 1,800 units under long-term service agreements.

Sales in units	2022	2021	2020
GE Gas Turbines	101	62	71
Heavy-Duty Gas Turbines(a)	53	43	51
HA-Turbines(b)	11	13	21
Aeroderivatives(a)	48	19	20
(a) Heavy-Duty Gas Turbines and Aeroderivatives are subsets of GE Gas Turbines. (b) HA-Turbines are a subset of Heavy-Duty Gas Turbines.

RPO	December 31, 2022	December 31, 2021	December 31, 2020
Equipment	$11,561	$12,169	$14,991
Services	57,420	56,569	58,318
Total RPO	$68,981	$68,738	$73,308

SEGMENT REVENUES AND PROFIT	2022	2021	2020
Gas Power	$12,072	$12,080	$12,655
Steam Power	2,643	3,241	3,557
Power Conversion, Nuclear and other	1,547	1,582	1,378
Total segment revenues	$16,262	$16,903	$17,589

Equipment	$4,737	$5,035	$6,707
Services	11,526	11,868	10,883
Total segment revenues	$16,262	$16,903	$17,589

Segment profit (loss)	$1,217	$726	$274
Segment profit margin	7.5%	4.3%	1.6%

For the year ended December 31, 2022, segment revenues were down $0.6 billion (4%) and segment profit was up $0.5 billion (68%).
RPO as of December 31, 2022 increased $0.2 billion from December 31, 2021, primarily driven by Gas Power services and equipment, partially offset by the continued wind down of the Steam Power new build coal business.
Revenues increased $0.4 billion (2%) organically*, primarily due to higher Gas Power aeroderivative deliveries, favorable price in Gas Power contractual and non-contractual services and growth in Gas Power non-contractual services, partially offset by lower planned contractual services outages in Gas Power and a reduction in Steam Power equipment on the exit of new build coal and prior year Steam Power services volume that did not repeat.

*Non-GAAP Financial Measure

Profit increased $0.5 billion (69%) organically* primarily due to prior year project and legal charges at Steam Power that did not repeat, reduced intangible asset amortization at Steam Power, favorable price in Gas Power contractual and non-contractual services and higher Gas Power aeroderivative deliveries, partially offset by lower Gas Power planned contractual services outages, unfavorable equipment mix at Gas Power, a reduction in Steam Power equipment on the exit of new build coal and prior year Steam Power services volume that did not repeat.

CORPORATE. The Corporate amounts related to revenues and earnings include the results of disposed businesses, certain amounts not included in operating segment results because they are excluded from measurement of their operating performance for internal and external purposes and the elimination of intersegment activities. In addition, the Corporate amounts related to earnings include certain costs of our principal retirement plans, significant, higher-cost restructuring programs, separation costs, and other costs reported in Corporate.

Corporate includes the results of the GE Digital business and our remaining GE Capital businesses, our former financial services business, including our run-off Insurance business (see Note 12 for further information) and the Lighting segment through its disposition in the second quarter of 2020.

REVENUES AND OPERATING PROFIT (COST)	2022	2021	2020
Corporate revenues	$882	$945	$1,313
Insurance revenues (Note 12)	2,957	3,101	2,865
Eliminations and other	(1,028)	(1,487)	(1,450)
Total Corporate revenues	$2,812	$2,559	$2,728

Gains (losses) on purchases and sales of business interests	$45	$(56)	$88
Gains (losses) on equity securities	76	1,921	(1,891)
Restructuring and other charges (Note 20)	(806)	(380)	(677)
Separation costs (Note 20)	(715)	—	—
Steam asset sale impairment, net of noncontrolling interests of $65 million in 2020 (Notes 6 and 7)	(824)	—	(363)
SEC Settlement charge	—	—	(200)
Russia and Ukraine charges	(263)	—	—
Goodwill impairments, net of noncontrolling interests of $149 million in 2020 (Note 7)	—	—	(728)
Insurance profit (loss) (Note 12)	205	798	197
Adjusted total Corporate operating costs (Non-GAAP)	(593)	(1,124)	(1,525)
Total Corporate operating profit (cost) (GAAP)	$(2,875)	$1,158	$(5,100)
Less: gains (losses), impairments, Insurance, and restructuring & other	(2,283)	2,282	(3,575)
Adjusted total Corporate operating costs (Non-GAAP)	$(593)	$(1,124)	$(1,525)

Functions & operations	$(539)	$(802)	$(1,226)
Environmental, health and safety (EHS) and other items	(94)	(302)	(104)
Eliminations	41	(20)	(195)
Adjusted total Corporate operating costs (Non-GAAP)	$(593)	$(1,124)	$(1,525)

Adjusted total corporate operating costs* excludes gains (losses) on purchases and sales of business interests, significant, higher-cost restructuring programs, separation costs, gains (losses) on equity securities, impairments and our run-off Insurance business profit. We believe that adjusting corporate costs to exclude the effects of items that are not closely associated with ongoing corporate operations provides management and investors with a meaningful measure that increases the period-to-period comparability of our ongoing corporate costs.

For the year ended December 31, 2022, revenues increased by $0.3 billion due to $0.5 billion of lower intersegment eliminations, partially offset by $0.1 billion of lower revenue in our run-off Insurance business and $0.1 billion of lower revenue in our Digital business. Corporate operating profit decreased by $4.0 billion due to $1.8 billion of lower gains on equity securities, primarily related to our AerCap and Baker Hughes investments. Corporate operating profit also decreased as the result of $0.7 billion of separation costs and $0.6 billion of lower operating profit in our run-off Insurance business, primarily due to a charge related to terminating several reinsurance contracts (see Other Items - Insurance). In addition, operating profit decreased due to $0.8 billion of non-cash impairment charges related to property, plant and equipment and intangible assets as a result of reclassification of a portion of our Steam Power business to held for sale in the first quarter of 2022 (see Notes 6 and 7). Corporate operating profit also decreased due to $0.4 billion of higher restructuring and other charges primarily related to our Corporate segment and $0.3 billion of charges from contracts and recoverability of assets in connection with the conflict between Russia and Ukraine and resulting sanctions, primarily within our Aerospace and Power businesses. These decreases were partially offset by $0.1 billion of lower losses on purchases and sales of business interests due to a $0.2 billion held for sale loss within our Power segment in 2021.

Adjusted total corporate operating costs* decreased by $0.5 billion primarily as the result of $0.3 billion of lower functional costs and $0.2 billion of lower costs associated with EHS and other items primarily driven by core reductions and favorability from interest rate and foreign exchange dynamics.
*Non-GAAP Financial Measure

For the year ended December 31, 2021, revenues decreased by $0.2 billion as of the result of $0.3 billion lower revenue due to the sale of our Lighting business in June 2020 offset by $0.2 billion of higher revenue primarily as the result of strong investment results in our run-off Insurance business. Corporate operating profit increased by $6.3 billion due to $3.8 billion of higher gains on equity securities, primarily related to our AerCap and Baker Hughes investments. In addition, Corporate operating profit increased due to lower restructuring and other charges primarily at Aerospace and Corporate, partially offset by Power, and nonrecurrence of non-cash impairment charges and settlement of the SEC investigation in 2020, and higher income in our run-off Insurance business primarily driven by strong investment results and lower claims.

Adjusted total corporate operating costs* decreased by $0.4 billion primarily as the result of $0.4 billion of lower functional costs primarily driven by core reductions. Additionally, corporate cost decreased by $0.2 billion as the result of lower intercompany and intersegment elimination activity primarily from project financing investments associated with wind energy projects in our Renewable Energy segment, partially offset by higher spare engine sales from our Aerospace segment to our GECAS business before its combination with AerCap in November 2021. These decreases were partially offset by $0.2 billion of higher costs associated with EHS and other items.

OTHER CONSOLIDATED INFORMATION
RESTRUCTURING AND SEPARATION COSTS. Significant, higher-cost restructuring programs are excluded from measurement of segment operating performance for internal and external purposes; those excluded amounts are reported in Restructuring and other charges for Corporate. In addition, we incur costs associated with separation activities, which are also excluded from measurement of segment operating performance for internal and external purposes. See Note 20 for further information on restructuring and separation costs.

INTEREST AND OTHER FINANCIAL CHARGES were $1.5 billion, $1.8 billion and $2.0 billion for the years ended December 31, 2022, 2021 and 2020, respectively. The decrease was primarily due to lower average borrowings balances, partially offset by a lower allocation of interest expense to discontinued operations. Inclusive of interest expense in discontinued operations, total interest and other financial charges were $1.7 billion, $2.5 billion and $3.0 billion for the years ended December 31, 2022, 2021 and 2020, respectively. The primary components of interest and other financial charges are interest on short- and long-term borrowings.

DEBT EXTINGUISHMENT COSTS were $0.5 billion, $6.5 billion and $0.3 billion for the years ended December 31, 2022, 2021 and
2020, respectively. During 2022, we executed a debt tender in the fourth quarter and incurred debt extinguishment costs of
$0.5 billion in the same quarter. The majority of these costs relate to the present value of accelerating future interest payments associated with the debt. As a result of these actions, we expect lower interest expense going forward.

POSTRETIREMENT BENEFIT PLANS. Refer to Note 13 for information about our pension and retiree benefit plans.

INCOME TAXES	2022	2021	2020
Effective tax rate (ETR)	0.4%	13.3%	25.5%
Provision (benefit) for income taxes	$(3)	$(757)	$(2,168)
Cash income taxes paid(a)	$1,128	$1,330	$1,291
(a) Included taxes paid related to discontinued operations.

For the year ended December 31, 2022, the income tax rate was 0.4% compared to 13.3% for the year ended December 31, 2021. The tax rates for both 2021 and 2022 reflect a tax benefit on a pre-tax loss.

The provision (benefit) for income taxes was an insignificant amount and $(0.8) billion for the years ended December 31, 2022 and 2021, respectively. The increase in tax was primarily due to a decrease in tax benefit associated with lower debt extinguishment costs ($0.4 billion), the nonrecurrence of tax benefits associated with internal restructurings to recognize deductible stock and loan losses in excess of the amount offsetting AerCap and Baker Hughes tax in 2021 ($0.2 billion) and the increase in pre-tax income excluding debt extinguishment and the net gains in 2022 on our interests in AerCap and Baker Hughes ($0.1 billion). There was an insignificant tax effect on the net gains in AerCap and Baker Hughes in both periods because of available capital losses.

For the year ended December 31, 2022, the adjusted income tax rate* was 25.4% compared to 42.7% for the year ended December 31, 2021. The adjusted provision (benefit) for income taxes * was $0.4 billion in 2022 and $(0.1) billion in 2021. The change in tax was primarily due to the tax effect of the increase in adjusted earnings before taxes* ($0.4 billion) and larger non-U.S. losses without a tax benefit ($0.1 billion).

For the year ended December 31, 2021, the provision (benefit) for income taxes was $(0.8) billion compared to $(2.2) billion in 2020. The decrease in tax benefit was primarily due to the increase in pre-tax income excluding debt extinguishment costs and the gains in 2021 on our interests in AerCap and Baker Hughes compared to the loss in 2020 on Baker Hughes ($1.2 billion), the nonrecurrence of the tax benefit on the 2020 Baker Hughes loss ($0.4 billion), the decrease from 2020 to 2021 in tax benefits associated with internal restructurings to recognize deductible stock and loan losses ($0.1 billion) and the nonrecurrence of the tax benefit recognized in 2020 for the completion of the Internal Revenue Service (IRS) audit for 2014-2015 ($0.1 billion). Partially offsetting these items was the tax benefit associated with debt extinguishment costs ($0.4 billion).

*Non-GAAP Financial Measure

For the year ended December 31, 2021, the adjusted income tax rate* was 42.7% compared to 33.8% for the year ended December 31, 2020. The adjusted provision (benefit) for income taxes was $(0.1) billion in 2021 and $(1.0) billion in 2020. The decrease in tax benefit was primarily due to the tax effect of the increase in adjusted earnings before taxes* ($0.5) billion, lower benefits from global activities associated with legacy financial services operations ($0.2 billion) and the nonrecurrence of the tax benefit recognized in 2020 for the completion of the Internal Revenue Service (IRS) audit for 2014-2015 ($0.1 billion).

Absent additional taxes on global income enacted as part of the Tax Cuts and Jobs Act of 2017 (U.S. tax reform) and non-U.S. losses without a tax benefit, our consolidated income tax provision is generally reduced because of the benefits of lower-taxed global operations as certain non-U.S. income is subject to local country tax rates that are below the U.S. statutory tax rate.

The rate of tax on our profitable non-U.S. earnings is below the U.S. statutory tax rate because we have significant business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate and because GE funds certain non-U.S. operations through foreign companies that are subject to low foreign taxes. Most of these earnings have been reinvested in active non-U.S. business operations. Given U.S. tax reform, substantially all of our net prior unrepatriated earnings were subject to U.S. tax and accordingly we generally expect to have the ability to repatriate available non-U.S. cash without additional U.S. federal tax cost and any foreign withholding taxes on a repatriation to the U.S. would potentially be partially offset by a U.S. foreign tax credit. We reassess reinvestment of earnings on an ongoing basis. In 2022, in connection with the execution of the Company’s plans to prepare for the spin-off of GE HealthCare, we incurred $0.1 billion of tax due to repatriation of previously reinvested earnings.

A substantial portion of the benefit for lower-taxed non-U.S. earnings related to business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate is derived from our Aerospace operations located in Singapore where the earnings are primarily taxed at a rate of 8% and our Power operations located in Switzerland where the earnings are taxed at between 17.4% and 18.6%.

The rate of tax on non-U.S. operations is increased, however, because we have losses in foreign jurisdictions where it is not likely that the losses can be utilized and no tax benefit is provided for those losses. Non-U.S. losses also limit our ability to claim U.S. foreign tax credits on certain operations, further increasing the rate of tax on non-U.S. operations. In addition, as part of U.S. tax reform, the U.S. enacted a tax on “base eroding” payments from the U.S. We have taken restructuring actions to mitigate the impact from this provision. The U.S. also enacted a minimum tax on foreign earnings (global intangible low tax income). Because we have tangible assets outside the U.S. and pay significant foreign taxes, we generally do not expect a significant increase in tax liability from this U.S. tax on foreign earnings. Overall, these enacted provisions increase the rate of tax on our non-U.S. operations.

(BENEFIT)/EXPENSE FROM GLOBAL OPERATIONS	2022	2021	2020
Foreign tax rate difference on non-U.S. earnings	$(95)	$130	$(121)
Audit resolutions	(26)	(83)	(134)
Other	421	107	117
Total (benefit)/expense	$300	$154	$(138)

For the year ended December 31, 2022, the increase in expense from global operations compared to 2021 reflects larger non-U.S. losses without a tax benefit and the impact of revaluing deferred taxes as a result of tax law changes.

For the year ended December 31, 2021, the change from a benefit from global operations in 2020 to an expense from global operations in 2021 reflects lower benefits associated with legacy financial services operations.

A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated effective rate, as well as other information about our income tax provisions, is provided in the Critical Accounting Estimates section and Note 15.

RESEARCH AND DEVELOPMENT. We conduct research and development (R&D) activities to continually enhance our existing products and services, develop new products and services to meet our customers’ changing needs and requirements, and address new market opportunities. In addition to funding R&D internally, we also receive funding externally from our customers and partners, which contributes to the overall R&D for the company.

	GE funded				Customer and Partner funded(b)			Total R&D
	2022		2021	2020	2022	2021	2020	2022	2021	2020
Aerospace	$806		$664	$707	$1,160	$972	$1,090	$1,965	$1,637	$1,797
Renewable Energy	519		546	466	22	15	19	540	561	485
Power	299		294	317	83	34	13	383	329	330
Corporate(a)	163		177	231	135	134	106	297	311	336
Total	$1,786	(c)	$1,682	$1,720	$1,400	$1,156	$1,228	$3,186	$2,837	$2,948
(a) Includes Global Research Center and Digital business.
(b) Customer funded is principally U.S. Government funded in our Aerospace segment.
(c) 2022 expense excludes $158 million of costs offset by funding from government grants and incentives.

*Non-GAAP Financial Measure

DISCONTINUED OPERATIONS primarily comprise our former GE HealthCare segment, our GE Capital Aviation Services (GECAS) business, our mortgage portfolio in Poland, and other trailing assets and liabilities associated with prior dispositions. Results of operations, financial position and cash flows for these businesses are reported as discontinued operations for all periods presented and the notes to the financial statements have been adjusted on a retrospective basis. See Note 2 for further information regarding our businesses in discontinued operations.

CAPITAL RESOURCES AND LIQUIDITY
FINANCIAL POLICY. We intend to maintain a disciplined financial policy with a sustainable investment-grade long-term credit rating. In the fourth quarter of 2021, the Company announced plans to form three industry-leading, global, investment-grade companies, each of which will determine their own financial policies, including capital allocation, dividend, mergers and acquisitions and share buyback decisions.

LIQUIDITY POLICY. We maintain a strong focus on liquidity and define our liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet our business needs and financial obligations under both normal and stressed conditions. We believe that our consolidated liquidity and availability under our revolving credit facilities will be sufficient to meet our liquidity needs.

CONSOLIDATED LIQUIDITY. Our primary sources of liquidity consist of cash and cash equivalents, free cash flows* from our operating businesses, cash generated from asset sales and dispositions, and short-term borrowing facilities, including revolving credit facilities. Cash generation can be subject to variability based on many factors, including seasonality, receipt of down payments on large equipment orders, timing of billings on long-term contracts, timing of Aerospace-related customer allowances, market conditions and our ability to execute dispositions. Total cash, cash equivalents and restricted cash was $15.8 billion at December 31, 2022, of which $11.7 billion was held in the U.S. and $4.1 billion was held outside the U.S.

Cash held in non-U.S. entities has generally been reinvested in active foreign business operations; however, substantially all of our unrepatriated earnings were subject to U.S. federal tax and, if there is a change in reinvestment, we would expect to be able to repatriate available cash (excluding amounts held in countries with currency controls) without additional federal tax cost. Any foreign withholding tax on a repatriation to the U.S. would potentially be partially offset by a U.S. foreign tax credit. With regards to our announcement to form three public companies, the planning for and execution of the separations has impacted and is expected to continue to impact indefinite reinvestment. The impact of such changes will be recorded when there is a specific change in ability and intent to reinvest earnings.

Cash, cash equivalents and restricted cash at December 31, 2022 included $1.7 billion of cash held in countries with currency control restrictions (including a total of $0.1 billion in Russia and Ukraine) and $0.7 billion of restricted use cash. Cash held in countries with currency controls represents amounts held in countries that may restrict the transfer of funds to the U.S. or limit our ability to transfer funds to the U.S. without incurring substantial costs. Restricted use cash represents amounts that are not available to fund operations, and primarily comprised funds restricted in connection with certain ongoing litigation matters. Excluded from cash, cash equivalents and restricted cash was $0.6 billion of cash in our run-off Insurance business, which was classified as All other assets in the Statement of Financial Position.

In connection with the program we launched in 2020 to fully monetize our Baker Hughes position over approximately three years, we received proceeds of $4.7 billion in 2022. In addition, we expect to fully monetize our stake in AerCap over time.

Following approval of a statutory permitted accounting practice in 2018 by our primary insurance regulator, the Kansas Insurance Department (KID), we provided a total of $13.2 billion of capital contributions to our insurance subsidiaries, including $1.8 billion in the first quarter of 2023. In accordance with the terms of the 2018 statutory permitted accounting practice, we expect to provide the final capital contribution of approximately $1.8 billion in the first quarter of 2024, pending completion of our December 31, 2023 statutory reporting process. See Note 12 for further information.

On March 6, 2022, the Board of Directors authorized the repurchase of up to $3 billion of our common stock. In connection with this authorization, we repurchased 13 million shares for a total of $1.0 billion for the year ended December 31, 2022.

BORROWINGS. Consolidated total borrowings were $24.1 billion and $35.1 billion at December 31, 2022 and 2021, respectively, a decrease of $11.1 billion. The reduction in borrowings was driven by $10.1 billion of net maturities and repayments of debt including a $6.4 billion debt tender completed in the fourth quarter of 2022, and $0.9 billion primarily related to changes in foreign exchange rates.

We have in place committed revolving credit facilities totaling $14.4 billion at December 31, 2022, comprising a $10.0 billion unused back-up revolving syndicated credit facility and a total of $4.4 billion of bilateral revolving credit facilities.

GE Liability Management Actions. In the fourth quarter of 2022, GE used the majority of the proceeds from the senior unsecured debt issued by GE HealthCare to complete a debt tender to repurchase a total of $6.4 billion of debt issued by GE or certain affiliates (and assumed or guaranteed by GE). In doing so, we incurred debt extinguishment costs of $0.5 billion, resulting in an aggregate purchase price of $7.0 billion. See Note 10 for further information.

*Non-GAAP Financial Measure

CREDIT RATINGS AND CONDITIONS. We have relied, and may continue to rely, on the short- and long-term debt capital markets to fund, among other things, a significant portion of our operations. The cost and availability of debt financing is influenced by our credit ratings. Moody’s Investors Service (Moody’s), Standard and Poor’s Global Ratings (S&P), and Fitch Ratings (Fitch) currently issue ratings on our short- and long-term debt. Our credit ratings as of the date of this filing are set forth in the table below.

	Moody's	S&P	Fitch
Outlook	Negative	Stable	Stable
Short term	P-2	A-2	F2
Long term	Baa1	BBB+	BBB

We are disclosing our credit ratings and any current quarter updates to these ratings to enhance understanding of our sources of liquidity and the effects of our ratings on our costs of funds and access to liquidity. Our ratings may be subject to a revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. In connection with the spin-off of GE HealthCare, rating agencies reviewed ratings for GE. In the fourth quarter of 2022, Moody’s and Fitch reaffirmed their ratings for GE, and S&P announced that it changed its outlook for GE from Credit Watch Negative to Stable. For a description of some of the potential consequences of a reduction in our credit ratings, see the Financial Risks section of Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022.

Substantially all of the Company's debt agreements in place at December 31, 2022 do not contain material credit rating covenants. Our unused back-up revolving syndicated credit facility and certain of our bilateral revolving credit facilities contain a customary net debt-to-EBITDA financial covenant, which we satisfied at December 31, 2022.

The Company may from time to time enter into agreements that contain minimum ratings requirements. The following table provides a summary of the maximum estimated liquidity impact in the event of further downgrades below each stated ratings level.

Triggers Below	December 31, 2022
BBB+/A-2/P-2	$69
BBB/A-3/P-3	245
BBB-	1,427
BB+ and below	610
Our most significant contractual ratings requirements are related to ordinary course commercial activities. The timing within the quarter of the potential liquidity impact of these areas may differ, as can the remedies to resolving any potential breaches of required ratings levels.

FOREIGN EXCHANGE AND INTEREST RATE RISK. As a result of our global operations, we generate and incur a significant portion of our revenues and expenses in currencies other than the U.S. dollar. Such principal currencies include the euro, the Chinese renminbi, the Indian rupee and the British pound sterling, among others. The effects of foreign currency fluctuations on earnings was less than $0.1 billion for each of the years ended December 31, 2022, 2021 and 2020. See Note 22 for further information about our risk exposures, our use of derivatives, and the effects of this activity on our financial statements.

Exchange rate and interest rate risks are managed with a variety of techniques, including selective use of derivatives. We apply policies to manage each of these risks, including prohibitions on speculative activities. It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. To assess exposure to interest rate risk, we apply a +/- 100 basis points change in interest rates and keep that in place for the next 12 months. To assess exposure to currency risk of assets and liabilities denominated in other than their functional currencies, we evaluated the effect of a 10% shift in exchange rates against the U.S. dollar (USD). The analyses indicated that our 2022 consolidated net earnings would decline by less than $0.1 billion for interest rate risk and for foreign exchange risk.

LIBOR REFORM. In connection with the transition away from the use of the London interbank offered rate (LIBOR) as an interest rate benchmark, the ICE Benchmark Administration Limited (IBA) plans to cease the remaining USD LIBOR settings immediately following the LIBOR publication on June 30, 2023. The Company’s most significant exposures to LIBOR relate to preferred stock and certain floating-rate debt securities issued by the Company, which use USD LIBOR. Such preferred stock and floating rate debt are governed by New York law. On December 16, 2022, the Federal Reserve Board adopted a final rule that implements the Adjustable Interest Rate (LIBOR) Act by identifying benchmark rates based on SOFR (Secured Overnight Financing Rate) that will replace LIBOR in certain financial contracts after June 30, 2023. We are in the process of managing the transition, and any financial impact will be accounted for under Accounting Standards Update (ASU) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.

STATEMENT OF CASH FLOWS
CASH FLOWS FROM CONTINUING OPERATIONS. The most significant source of cash in CFOA is customer-related activities, the largest of which is collecting cash resulting from equipment or services sales. The most significant operating use of cash is to pay our suppliers, employees, tax authorities, and post retirement plans. GE measures itself on a free cash flows* basis. This metric includes CFOA plus investments in property, plant and equipment and additions to internal-use software; this metric excludes any cash received from dispositions of property, plant and equipment. We believe that investors may also find it useful to compare free cash flows* performance without the effects of cash flows for taxes related to business sales, contributions to the GE Pension Plan, discontinued factoring programs, operating activities related to our run-off Insurance business, separation cash expenditures, Corporate restructuring cash expenditures (associated with the separation-related program announced in October 2022) and eliminations related to our receivables factoring and supply chain finance programs. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows*.

CFOA (GAAP) AND FREE CASH FLOWS (FCF) BY SEGMENT (NON-GAAP)
For the year ended December 31, 2022	Aerospace	Renewable Energy	Power	Corporate	Total
CFOA (GAAP)	$5,514	$(1,759)	$2,078	$(1,790)	$4,043
Less: Insurance CFOA	—	—	—	136	136
CFOA excl. Insurance (Non-GAAP)	$5,514	$(1,759)	$2,078	$(1,926)	$3,907
Add: gross additions to property, plant and equipment	(543)	(275)	(210)	(34)	(1,061)
Add: gross additions to internal-use software	(81)	(7)	(18)	(7)	(113)
Less: separation cash expenditures	—	—	—	(158)	(158)
Less: Corporate restructuring cash expenditures	—	—	—	(38)	(38)
Less: taxes related to business sales	—	—	—	(129)	(129)
Free cash flows (Non-GAAP)	$4,890	$(2,040)	$1,850	$(1,642)	$3,059

For the year ended December 31, 2021
CFOA (GAAP)	$2,815	$(1,576)	$24	$(2,113)	$(850)
Less: Insurance CFOA	—	—	—	86	86
CFOA excl. Insurance (Non-GAAP)	$2,815	$(1,576)	$24	$(2,199)	$(937)
Add: gross additions to property, plant and equipment	(445)	(349)	(189)	(25)	(1,007)
Add: gross additions to internal-use software	(61)	(9)	(23)	(13)	(105)
Less: CFOA impact from factoring programs discontinued in 2021	(2,006)	(539)	(1,117)	35	(3,627)
Less: CFOA impact from receivables factoring and supply chain finance eliminations	—	—	—	1,977	1,977
Less: taxes related to business sales	—	—	—	—	—
Free cash flows (Non-GAAP)	$4,315	$(1,395)	$929	$(4,248)	$(399)

For the year ended December 31, 2020
CFOA (GAAP)	$763	$(328)	$285	$(1,433)	$(713)
Less: Insurance CFOA	—	—	—	(80)	(80)
CFOA excl. Insurance (Non-GAAP)	$763	$(328)	$285	$(1,353)	$(633)
Add: gross additions to property, plant and equipment	(737)	(302)	(245)	(40)	(1,323)
Add: gross additions to internal-use software	(61)	(11)	(25)	(30)	(127)
Less: GE Pension Plan funding	—	—	—	(1,722)	(1,722)
Less: CFOA impact from receivables factoring and supply chain finance eliminations	—	—	—	1,398	1,398
Free cash flows (Non-GAAP)	$(34)	$(641)	$15	$(1,099)	$(1,759)

Cash from operating activities was $4.0 billion in 2022, an increase of $4.9 billion compared to 2021, primarily due to: a decrease in financial services-related cash collateral paid net of settlements on interest rate derivative contracts of $1.0 billion, which is a standard market practice to minimize derivative counterparty exposures; an increase in net income (after adjusting for amortization of intangible assets, non-cash (gains) losses related to our interests in AerCap and Baker Hughes and non-operating debt extinguishment costs) primarily in our Aerospace business; an increase in cash from working capital of $1.9 billion; and an increase in cash from All other operating activities of $2.3 billion. The components of All other operating activities were as follows:

*Non-GAAP Financial Measure

Years ended December 31	2022	2021
Increase (decrease) in Aerospace-related customer allowance accruals	$47	$514
Net interest and other financial charges/(cash paid)	(9)	(703)
Increase (decrease) in employee benefit liabilities	424	97
Net restructuring and other charges/(cash expenditures)	169	(21)
Decrease in factoring related liabilities	(26)	(480)
Cash settlement of Alstom legacy legal matter	—	(175)
Increase (decrease) in product warranty liabilities	230	(168)
Other	164	(391)
All other operating activities	$998	$(1,326)

The cash impacts from changes in working capital compared to prior year were as follows: current receivables of $(3.2) billion, driven by higher volume partially offset by the impact of decreases in sales of receivables to third parties in 2021; inventories, including deferred inventory, of $(1.6) billion, driven by lower liquidations and higher material purchases; current contract assets of $0.6 billion, driven by higher billings on our long-term service agreements, partially offset by net favorable changes in estimated profitability; accounts payable and equipment project payables of $2.6 billion, driven by higher volume and lower disbursements related to purchases of materials in prior periods; and progress collections and current deferred income of $3.5 billion, driven by lower liquidations and higher collections, including $0.6 billion of increased customer collections on equipment orders to support production at our Aerospace business.

Cash from investing activities was $10.9 billion in 2022, a decrease of $14.9 billion compared to 2021, primarily due to: non-recurrence of sale proceeds of $22.4 billion from the combination of our GECAS business with AerCap in 2021; partially offset by cash received related to net settlements between our continuing operations and businesses in discontinued operations of $8.4 billion, which primarily related to GE HealthCare in connection with the spin-off partially offset by a capital contribution to Bank BPH, and $1.9 billion, which primarily related to our GECAS business in 2022 and 2021, respectively (both components of All other investing activities); an increase in proceeds of $0.6 billion from the sales of our retained ownership interest in Baker Hughes and a decrease in net purchases of insurance investment securities of $0.4 billion. Cash used for additions to property, plant and equipment and internal-use software, which are components of free cash flows*, was $1.2 billion and $1.1 billion in 2022 and 2021, respectively.

Cash used for financing activities was $13.7 billion in 2022, a decrease of $31.6 billion compared to 2021, primarily due to: lower cash paid to repurchase long-term debt of $32.3 billion; lower other net debt maturities of $0.9 billion; partially offset by an increase in purchases of GE common stock for treasury of $0.9 billion; the settlement of Concept Laser GmbH's interest in an Aerospace technology joint venture of $0.2 billion and higher cash paid on derivatives hedging foreign currency debt of $0.2 billion (both components of All other financing activities). We paid cash to repurchase long-term debt of $6.9 billion and $39.2 billion, including cash received of $0.3 billion and cash paid of $7.2 billion related to debt extinguishment costs, excluding a non-cash debt basis adjustment of $(0.8) billion and $0.6 billion in 2022 and 2021, respectively.

Cash used for operating activities was $0.9 billion in 2021, an increase of $0.1 billion compared with 2020, primarily due to: an increase in financial services-related cash collateral paid net of settlements on derivative contracts of $3.0 billion, which is a standard market practice to minimize derivative counterparty exposures; an increase in cash used for working capital of $0.8 billion; an increase in cash used from All other operating activities of $1.5 billion; partially offset by lower GE Pension Plan contributions (which are excluded from free cash flows*) of $1.7 billion and an increase in net income (after adjusting for amortization of intangible assets, non-cash (gains) losses related to our interest in AerCap and Baker Hughes, goodwill impairments and non-operating debt extinguishment costs) primarily due to COVID-19 pandemic impacts in our Aerospace segment in 2020. The components of All other operating activities were as follows:

Years ended December 31	2021	2020
Increase (decrease) in Aerospace-related customer allowance accruals	$514	$543
Net interest and other financial charges/(cash paid)	(703)	(980)
Increase (decrease) in employee benefit liabilities	97	249
Net restructuring and other charges/(cash expenditures)	(21)	(129)
Decrease in factoring related liabilities	(480)	(104)
Cash settlement of Alstom legacy legal matter	(175)	—
Increase (decrease) in product warranty liabilities	(168)	(116)
Other	(391)	694
All other operating activities	$(1,326)	$156

We utilized the provision of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) which allows employers to defer the payment of Social Security taxes and, as a result, we deferred $0.3 billion as of December 31, 2020. In accordance with the underlying terms, the Company paid 50% of this balance during the fourth quarter of 2021. The remaining was paid in 2022.

*Non-GAAP Financial Measure

Changes in working capital compared to prior year were as follows: current receivables of $1.4 billion, driven by lower volume and a lower decrease in sales of receivables to third parties, partially offset by lower collections; inventories, including deferred inventory, of $(1.4) billion, driven by higher material purchases and lower liquidations; current contract assets of $(0.6) billion, driven by lower net unfavorable changes in estimated profitability at Aerospace partially offset by the timing of revenue recognition relative to billings and collections on our long-term equipment contracts; accounts payable and equipment project accruals of $0.4 billion, driven by lower disbursements related to purchases of materials in prior periods; progress collections and current deferred income of $(0.6) billion, driven by higher net liquidations. Progress collections and current deferred income included early payments received at our Aerospace's Military equipment business of $0.3 billion from a foreign government in 2021 compared to $0.7 billion from the U.S. Department of Defense in 2020.

Cash from investing activities was $25.8 billion in 2021, an increase of $5.0 billion compared with 2020, primarily due to: an increase in proceeds of $22.4 billion from business dispositions driven by the combination of our GECAS business with AerCap in 2021; an increase in proceeds of $3.7 billion from the sales of our retained ownership interest in Baker Hughes; partially offset by cash received related to net settlements between our continuing operations and businesses in discontinued operations of $1.9 billion, primarily related to our GECAS business, and $23.0 billion, primarily related to GE HealthCare, in 2021 and 2020, respectively (both components of All other investing activities). Cash used for additions to property, plant and equipment and internal-use software, which are components of free cash flows*, was $1.1 billion and $1.5 billion in 2021 and 2020, respectively.

Cash used for financing activities was $45.3 billion in 2021, an increase of $25.6 billion compared with 2020, primarily due to: higher payments for debt extinguishments of $22.7 billion; higher other net debt maturities of $5.3 billion; higher cash paid of $0.7 billion on derivatives hedging foreign currency debt; partially offset by nonrecurrence of commercial paper repayments of $3.0 billion in 2020. We paid cash to repurchase long term debt of $39.2 billion and $16.5 billion, including debt extinguishment costs of $7.2 billion and $0.3 billion, excluding a non-cash debt basis adjustment of $0.6 billion and an insignificant amount in 2021 and 2020, respectively.

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash from operating activities of discontinued operations was $1.9 billion in 2022, a decrease of $2.5 billion compared with 2021, primarily driven by the non-recurrence of cash generated from net income in our GECAS business in 2021.

Cash from operating activities of discontinued operations was $4.3 billion in 2021, an increase of $0.2 billion compared with 2020, primarily driven by cash generated from net income partially offset by an increase in cash used for working capital in GE HealthCare.

Cash used for investing activities of discontinued operations was $8.6 billion in 2022, an increase of $4.2 billion compared with 2021, primarily driven by net settlements between our discontinued operations and businesses in continuing operations of $6.5 billion; partially offset by non-recurrence of the acquisition of BK Medical by our former GE HealthCare business of $1.5 billion in 2021.

Cash used for investing activities of discontinued operations was $4.4 billion in 2021, an increase of $0.7 billion compared with 2020, primarily driven by the non-recurrence of net proceeds from the sale of our former GE HealthCare BioPharma business of $20.5 billion in 2020 and the acquisition of BK Medical by our former GE HealthCare business of $1.5 billion in 2021; partially offset by net settlements between our discontinued operations and businesses in continuing operations of $21.1 billion, primarily driven by our former HealthCare and GECAS businesses.

Cash from financing activities of discontinued operations was $8.1 billion in 2022, an increase of $8.2 billion compared with 2021, primarily driven by GE HealthCare's long-term debt issuance in connection with the spin-off of $8.3 billion.

Cash used for financing activities of discontinued operations was $0.1 billion in 2021, a decrease of $0.3 billion compared with 2020, primarily driven by lower debt repayments in our former GECAS business.

SUPPLY CHAIN FINANCE PROGRAMS. We facilitate voluntary supply chain finance programs with third parties, which provide participating suppliers the opportunity to sell their GE receivables to third parties at the sole discretion of both the suppliers and the third parties. At December 31, 2022 and 2021, included in accounts payable was $3.7 billion and $3.2 billion, respectively, of supplier invoices that are subject to the third-party programs. Total supplier invoices paid through these third-party programs were $7.0 billion and $6.2 billion for the years ended December 31, 2022 and 2021, respectively. See Note 11 for further information.

CRITICAL ACCOUNTING ESTIMATES. Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Actual results in these areas could differ from management's estimates. See Note 1 for further information on our most significant accounting policies.

REVENUE RECOGNITION ON LONG-TERM SERVICES AGREEMENTS. We have long-term service agreements with our customers predominately within our Power and Aerospace segments that require us to maintain the customers’ assets over the contract terms, which generally range from 5 to 25 years. However, contract modifications that extend or revise contracts are not uncommon. We recognize revenue as we perform under the arrangements using the percentage of completion method which is based on our costs incurred to date relative to our estimate of total expected costs. This requires us to make estimates of customer payments expected to be received over the contract term as well as the costs to perform required maintenance services.

*Non-GAAP Financial Measure

Customers generally pay us based on the utilization of the asset (per hour of usage for example) or upon the occurrence of a major event within the contract such as an overhaul. As a result, a significant estimate in determining expected revenues of a contract is estimating how customers will utilize their assets over the term of the agreement. The estimate of utilization, which can change over the contract life, impacts both the amount of customer payments we expect to receive and our estimate of future contract costs. Customers’ asset utilization will influence the timing and extent of overhauls and other service events over the life of the contract. We generally use a combination of both historical utilization trends as well as forward-looking information such as market conditions and potential asset retirements in developing our revenue estimates.

To develop our cost estimates, we consider the timing and extent of future maintenance and overhaul events, including the amount and cost of labor, spare parts and other resources required to perform the services. In developing our cost estimates, we utilize a combination of our historical cost experience and expected cost improvements. Cost improvements are only included in future cost estimates after savings have been observed in actual results or proven effective through an extensive regulatory or engineering approval process.

We routinely review estimates under long-term service agreements and regularly revise them to adjust for changes in outlook. These revisions are based on objectively verifiable information that is available at the time of the review. Contract modifications that change the rights and obligations, as well as the nature, timing and extent of future cash flows, are evaluated for potential price concessions, contract asset impairments and significant financing to determine if adjustments of earnings are required before effectively accounting for a modified contract as a new contract.

We regularly assess expected billings adjustments and customer credit risk inherent in the carrying amounts of receivables and contract assets, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into future utilization and cost trends, as well as credit risk, through our knowledge of the installed base of equipment and fleet management strategies through close interaction with our customers that comes with supplying critical services and parts over extended periods. Revisions may affect a long-term services agreement’s total estimated profitability resulting in an adjustment of earnings.

On December 31, 2022, our net long-term service agreements balance of $(0.7) billion represents approximately (0.3)% of our total estimated life of contract billings of $202.2 billion. Our contracts (on average) are approximately 18.7% complete based on costs incurred to date and our estimate of future costs. Revisions to our estimates of future billings or costs that increase or decrease total estimated contract profitability by one percentage point would increase or decrease the long-term service agreements balance by $0.4 billion. Billings collected on these contracts were $11.7 billion and $10.0 billion during the years ended December 31, 2022 and 2021, respectively. See Notes 1 and 8 for further information.

IMPAIRMENT OF GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS. We perform our annual goodwill impairment testing in the fourth quarter. In assessing the possibility that a reporting unit’s fair value has been reduced below its carrying amount due to the occurrence of events or circumstances between annual impairment testing dates, we consider all available evidence, including (i) the results of our impairment testing from the most recent testing date (in particular, the magnitude of the excess of fair value over carrying value observed), (ii) downward revisions to internal forecasts, decreases in market multiples (and the magnitude thereof) or changes to interest rates, if any, and (iii) declines in market capitalization below book value (and the magnitude and duration of those declines), if any.

We determine fair value for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have characteristics similar to our businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our annual reporting unit valuations ranged from 11% to 21%.

Estimating the fair value of reporting units requires the use of significant judgments that are based on a number of factors including actual operating results, internal forecasts, market observable pricing multiples of similar businesses and comparable transactions, possible control premiums, determining the appropriate discount rate and long-term growth rate assumptions, and, if multiple approaches are being used, determining the appropriate weighting applied to each approach. It is reasonably possible that the judgments and estimates described above could change in future periods.

We review identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss has occurred requires the use of our internal forecast to estimate future cash flows and the useful life over which these cash flows will occur. To determine fair value, we use our internal cash flow estimates discounted at an appropriate discount rate. See Notes 1 and 7 for further information.

INSURANCE AND INVESTMENT CONTRACTS. Refer to the Other Items - Insurance section for further discussion of the accounting estimates and assumptions in our insurance reserves and their sensitivity to change. See Notes 1 and 12 for further information.

PENSION ASSUMPTIONS. Refer to Note 13 for our accounting estimates and assumptions related to our postretirement benefit plans.

INCOME TAXES. Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate can depend on the extent earnings are indefinitely reinvested outside the U.S. Historically U.S. taxes were due upon repatriation of foreign earnings. Due to the enactment of U.S. tax reform in 2017, repatriations of available cash from foreign earnings are expected to be free of U.S. federal income tax but may incur withholding or state taxes. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Company. Most of these earnings have been reinvested in active non-U.S. business operations. We reassess reinvestment of earnings on an ongoing basis. In 2022, in connection with the execution of the Company's plans to prepare for the spin-off of GE HealthCare, we incurred $0.1 billion of tax due to repatriation of previously reinvested earnings.

We evaluate the recoverability of deferred income tax assets by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies, which heavily rely on estimates. We use our historical experience and our short- and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowances, were $1.3 billion and $1.5 billion at December 31, 2022 and 2021, respectively. Of this, $0.4 billion at both December 31, 2022 and 2021, were associated with losses reported in discontinued operations, primarily related to our GE Healthcare and legacy financial services businesses. See Other Consolidated Information – Income Taxes section and Notes 1 and 15 for further information.

LOSS CONTINGENCIES. Loss contingencies are existing conditions, situations or circumstances involving uncertainty as to possible loss that will ultimately be resolved when future events occur or fail to occur. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory investigations and proceedings, product quality and losses resulting from other events and developments. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low-end of such range. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and negotiations with or decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. Disclosure is provided for material loss contingencies when a loss is probable but a reasonable estimate cannot be made, and when it is reasonably possible that a loss will be incurred or the amount of a loss will exceed the recorded provision. We regularly review contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. See Note 24 for further information.

OTHER ITEMS
INSURANCE. The run-off insurance operations of North American Life and Health (NALH) include Employers Reassurance Corporation (ERAC) and Union Fidelity Life Insurance Company (UFLIC). ERAC primarily assumed long-term care insurance and life insurance from numerous cedents under various types of reinsurance treaties and stopped accepting new policies after 2008. UFLIC primarily assumed long-term care insurance, structured settlement annuities with and without life contingencies and variable annuities from Genworth Financial Inc. (Genworth) and has been closed to new business since 2004.

On January 1, 2023, we adopted Accounting Standards Update No. 2018-12, Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts (ASU 2018-12). See Notes 1 and 12 for further information.

Key Portfolio Characteristics
Long-term care insurance contracts. The long-term care insurance contracts we reinsure provide coverage at varying levels of benefits to policyholders and may include attributes (e.g., lifetime benefit periods, inflation protection options, and joint life policies) that could result in claimants being on claim for longer periods or at higher daily claim costs, or alternatively limiting the premium paying period, compared to contracts with a lower level of benefits.

Presented in the table below are reserve balances and key attributes of our long-term care insurance portfolio.

December 31, 2022	ERAC	UFLIC	Total
GAAP: Ending balance of reserves at locked-in rate	$17,750	$5,318	$23,068
Gross statutory reserves(a)	24,670	6,354	31,024
Number of policies in force	181,700	52,600	234,300
Number of covered lives in force	241,500	52,600	294,100
Average policyholder attained age	77	84	79
GAAP: Ending balance of reserves at locked-in rate per policy (in actual dollars)	$97,700	$101,100	$98,500
GAAP: Ending balance of reserves at locked-in rate per covered life (in actual dollars)	73,500	101,100	78,400
Statutory: Gross reserves per policy (in actual dollars)(a)	135,800	120,800	132,400
Statutory: Gross reserves per covered life (in actual dollars)(a)	102,200	120,800	105,500
Percentage of policies with:
Lifetime benefit period	69%	32%	61%
Inflation protection option	80%	91%	83%
Joint lives	33%	—%	26%
Percentage of policies that are premium paying	69%	75%	70%
Policies on claim	9,700	8,200	17,900
(a)    Statutory balances reflect recognition of the estimated remaining statutory increase in reserves of approximately $1.8 billion through 2023 under the permitted accounting practice discussed further in Note 12.

Structured settlement annuities. We reinsure approximately 26,000 structured settlement annuities with an average attained age of 55. These structured settlement annuities were primarily underwritten on impaired lives (i.e., shorter-than- average life expectancies) at origination and have projected payments extending decades into the future. Our primary risks associated with these contracts include mortality (i.e., life expectancy or longevity), mortality improvement (i.e., assumed rate that mortality is expected to reduce over time), which may extend the duration of payments on life contingent contracts beyond our estimates, and reinvestment risk (i.e., a low interest rate environment). Unlike long-term care insurance, structured settlement annuities offer no ability to require additional premiums or reduce benefits.

Life Insurance contracts. Our life reinsurance business typically covers the mortality risk associated with various types of life insurance policies that we reinsure from approximately 150 ceding company relationships where we pay a benefit based on the death of a covered life. At December 31, 2022, across our U.S. and Canadian life insurance portfolio, we reinsure approximately $59 billion of net amount at risk (i.e., difference between the death benefit and any accrued cash value) from approximately 1.4 million policies with an average attained age of 61. In 2022, our incurred claims were approximately $0.5 billion with an average individual claim of approximately $46,000. The covered products primarily include permanent life insurance and 20- and 30-year level term insurance. We anticipate a significant portion of the 20-year level term policies, which represent approximately 17% of the net amount of risk, to lapse through 2024 as the policies reach the end of their 20-year level premium period.

Critical Accounting Estimates. Our insurance reserves include the following key accounting estimates and assumptions described below.

Future policy benefit reserves. Future policy benefit reserves represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums and are estimated based on actuarial assumptions such as mortality, morbidity, terminations, and expenses. The liability is measured for each group of contracts (i.e. cohorts) using current cash flow assumptions.

We regularly monitor emerging experience in our run-off insurance operations and industry developments to identify trends that may help us refine our reserve assumptions. We review at least annually in the third quarter, future policy benefit reserves cash flow assumptions, except related claim expenses which remain locked-in, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively to the ASU2018-12 transition date based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings. Our annual review procedures include updating certain experience studies since our last completed review, independent actuarial analysis (principally on long-term care insurance exposures) and review of industry benchmarks. The review of experience and assumptions is a comprehensive and complex process that depends on a number of factors, many of which are interdependent and require evaluation individually and in the aggregate across all insurance products. The vast majority of our run-off insurance operations consists of reinsurance from multiple ceding insurance entities pursuant to treaties having complex terms and conditions. The review relies on claim and policy information provided by these ceding entities and considers the reinsurance treaties and underlying policies. In order to utilize that information for purposes of completing experience studies covering all key assumptions, we perform detailed procedures to conform and validate the data received from the ceding entities. Our long-term care insurance portfolio includes coverage where credible claim experience for higher attained ages is still emerging, and to the extent future experience deviates from current expectations, new projections of claim costs extending over the expected life of the policies may be required. Significant uncertainties exist in making projections for these long-term care insurance contracts, which requires that we consider a wide range of possible outcomes.

The primary cash flow assumptions used in the annual review include:

Morbidity. Morbidity assumptions used in estimating future policy benefit reserves are based on estimates of expected incidences of disability among policyholders and the costs associated with these policyholders asserting claims under their contracts, and these estimates account for any expected future morbidity improvement. For long-term care insurance exposures, estimating expected future costs includes assessments of incidence (probability of a claim), utilization (amount of available benefits expected to be incurred) and continuance (how long the claim will last, including claim terminations due to death or recovery).

Rate of Change in Morbidity. Our review incorporates our best estimates of projected future changes in the morbidity rates reflected in our base claim incidence rates. These estimates draw upon a number of inputs, some of which are subjective, and all of which are interpreted and applied in the exercise of professional actuarial judgment in the context of the characteristics specific to our portfolios. This exercise of actuarial judgment considers factors such as the work performed by internal and external independent actuarial experts engaged to advise us in our annual review, the observed actual experience in our portfolios measured against our base assumptions, industry developments, and other trends, including advances in the state of medical care and health-care technology development.

Terminations. Terminations include active life mortality and lapse. Mortality assumptions used in estimating future policy benefit reserves are based on published mortality tables as adjusted for the results of our experience studies and estimates of expected future mortality improvement. Lapse refers to the rate at which the underlying policies are cancelled due to non-payment of premiums by a policyholder. Lapse rate assumptions used in estimating the present value of future policy benefit reserves are based on the results of our experience studies and reflect actuarial judgment.

Future long-term care premium rate increases. Substantially all long-term care insurance policies that are currently premium paying allow the issuing insurance entity to increase premiums, or alternatively allow the policyholder the option to decrease benefits, with approval by state regulators, should actual experience emerge worse than what was projected when such policies were initially underwritten. As a reinsurer, we rely upon the primary insurers that issued the underlying policies to file proposed premium rate increases on those policies with the relevant state insurance regulators. While we have no direct ability to seek or to institute such premium rate increases, we often collaborate with the primary insurers in accordance with reinsurance contractual terms to file proposed premium rate increases. The amount of times that rate increases have occurred varies by ceding company. We consider recent experience of rate increase filings made by our ceding companies along with state insurance regulatory processes and precedents in establishing our current expectations.

Included in Insurance losses and annuity benefits in our Statement of Earnings (Loss) for the years ended December 31, 2022 and 2021, are favorable pre-tax adjustments of $404 million and $408 million, respectively, from updating the net premium ratio after updating for actual historical experience each quarter and updating of future cash flow assumptions in the third quarter of each year.

Sensitivities. The following table provides sensitivities with respect to the impact of changes of key cash flow assumptions underlying our future policy benefit reserves using the locked-in discount rate assumption and have been estimated across the entire product line rather than at an individual cohort level. As our insurance operations are in run-off, the locked-in discount rate at the ASU 2018-12 transition date is the discount rate used for the computation of interest accretion on future policy benefit reserves. Many of our assumptions are interdependent and require evaluation individually and in the aggregate across all insurance products. Small changes in the amounts used in the sensitivities could result in materially different outcomes from those reflected below. In addition, the effects of changes to cash flow assumptions underlying our future policy benefit reserves may be partially or wholly reflected in the period in which the assumptions are changed and/or over future periods and may vary across cohorts.

	2021 assumption	2022 assumption	Hypothetical change in 2022 assumption	Estimated adverse impact to projected present value of future cash flows (In millions, pre-tax)
Morbidity:
Long-term care insurance incidence rates	Based on company experience	Based on company experience	5% increase in incidence rates	$600
Long-term care insurance claim continuance	Based on company experience	Based on company experience	5% reduction in disabled life deaths	$1,200
Long-term care insurance utilization	Based on company experience and affected by future cost of care inflation	Based on company experience and affected by future cost of care inflation	5% increase in utilization	$1,100
Long-term care insurance morbidity improvement	Decreases with attained age, ends at age 100	Decreases with attained age, ends at age 100	25 basis point reduction by age with 0% floor No morbidity improvement	$300 $1,300
Active life terminations:
Long-term care insurance mortality	Based on company experience	Based on company experience	5% reduction in mortality	$300
Long-term care insurance future premium rate increases	Varies by block based on filing experience	Varies by block based on filing experience	25% adverse change in success rate on premium rate increase actions not yet approved	$200
Life insurance mortality	Based on company experience	Based on company experience	5% increase in mortality	$300

While higher assumed inflation, holding all other assumptions constant, would result in unfavorable impacts to the projected present value of future cash flows in the table above, it would be expected to be mitigated by more long-term care insurance policies reaching contractual daily or monthly benefit caps and by increased investment income from higher portfolio yields.

Our run-off insurance subsidiaries are required to prepare statutory financial statements in accordance with statutory accounting practices. Statutory accounting practices are set forth by the National Association of Insurance Commissioners (NAIC) as well as state laws, regulation and general administrative rules and can differ in certain respects from GAAP and would result in several of the sensitivities described in the table above being less impactful on our statutory reserves.

See Capital Resources and Liquidity and Notes 1, 3 and 12 for further information related to our run-off insurance operations.

NON-GAAP FINANCIAL MEASURES. We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business. In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues; and equipment and services organic revenues and (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss); Adjusted income tax rate; and Adjusted earnings (loss) per share (EPS). The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenue			Segment profit (loss)			Profit margin
	2022	2021	V%	2022	2021	V%	2022	2021	V pts
Aerospace (GAAP)	$26,050	$21,310	22%	$4,775	$2,882	66%	18.3%	13.5%	4.8pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(80)	—		101	3
Aerospace organic (Non-GAAP)	$26,129	$21,311	23%	$4,674	$2,879	62%	17.9%	13.5%	4.4pts

Renewable Energy (GAAP)	$12,977	$15,697	(17)%	$(2,240)	$(795)	U	(17.3)%	(5.1)%	(12.2)pts
Less: acquisitions	—	(55)		—	(17)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(702)	2		55	52
Renewable Energy organic (Non-GAAP)	$13,678	$15,749	(13)%	$(2,295)	$(831)	U	(16.8)%	(5.3)%	(11.5)pts

Power (GAAP)	$16,262	$16,903	(4)%	$1,217	$726	68%	7.5%	4.3%	3.2pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	502		—	(2)
Less: foreign currency effect	(503)	(5)		(78)	(40)
Power organic (Non-GAAP)	$16,765	$16,405	2%	$1,295	$768	69%	7.7%	4.7%	3.0pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ORGANIC REVENUES (NON-GAAP)	2022	2021	V%	2021	2020	V%
Total revenues (GAAP)	$58,100	$56,469	3%	$56,469	$58,025	(3)%
Less: Insurance revenues (Note 12)	2,957	3,101		3,101	2,865
Adjusted revenues (Non-GAAP)	$55,143	$53,368	3%	$53,368	$55,160	(3)%
Less: acquisitions	2	(55)		—	29
Less: business dispositions	—	158		(33)	536
Less: foreign currency effect(a)	(1,307)	(2)		671	—
Organic revenues (Non-GAAP)	$56,448	$53,267	6%	$52,730	$54,595	(3)%

(a) Foreign currency impact in 2022 was primarily driven by U.S. dollar appreciation against the euro, British pound and Chinese renminbi. Foreign currency impact in 2021 was primarily driven by U.S. dollar depreciation against the euro, Chinese renminbi and British pound.

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

EQUIPMENT AND SERVICES ORGANIC REVENUES (NON-GAAP)	2022	2021	V%	2021	2020	V%
Total equipment revenues (GAAP)	$22,334	$25,096	(11)%	$25,096	$27,600	(9)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	(177)		(32)	272
Less: foreign currency effect	(919)	—		515	—
Equipment organic revenues (Non-GAAP)	$23,253	$25,273	(8)%	$24,613	$27,328	(10)%

Total services revenues (GAAP)	$32,808	$28,272	16%	$28,272	$27,560	3%
Less: acquisitions	2	(55)		—	29
Less: business dispositions	—	336		(1)	263
Less: foreign currency effect	(389)	(2)		157	—
Services organic revenues (Non-GAAP)	$33,195	$27,994	19%	$28,117	$27,268	3%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	2022	2021	2020
Total revenues (GAAP)	$58,100	$56,469	$58,025
Less: Insurance revenues (Note 12)	2,957	3,101	2,865
Adjusted revenues (Non-GAAP)	$55,143	$53,368	$55,160

Total costs and expenses (GAAP)	$60,071	$64,861	$65,568
Less: Insurance cost and expenses (Note 12)	2,753	2,304	2,668
Less: interest and other financial charges(a)	1,423	1,727	1,938
Less: non-operating benefit cost (income)	(409)	1,136	1,573
Less: restructuring & other(a)	836	455	688
Less: debt extinguishment costs(a)	465	6,524	301
Less: separation costs(a)	715	—	—
Less: Steam asset sale impairment(a)	824	—	363
Less: Russia and Ukraine charges(a)	263	—	—
Less: SEC settlement charge(a)	—	—	200
Less: Goodwill impairments(a)	—	—	728
Add: noncontrolling interests	16	(117)	(214)
Add: EFS benefit from taxes	(213)	(162)	(154)
Adjusted costs (Non-GAAP)	$53,004	$52,435	$56,742

Other income (loss) (GAAP)	$1,172	$2,696	$(948)
Less: gains (losses) on equity securities(a)	76	1,921	(1,891)
Less: restructuring & other(a)	31	75	11
Less: gains (losses) on purchases and sales of business interests(a)	45	(56)	88
Adjusted other income (loss) (Non-GAAP)	$1,020	$756	$844

Profit (loss) (GAAP)	$(799)	$(5,695)	$(8,492)
Profit (loss) margin (GAAP)	(1.4)%	(10.1)%	(14.6)%

Adjusted profit (loss) (Non-GAAP)	$3,159	$1,689	$(737)
Adjusted profit (loss) margin (Non-GAAP)	5.7%	3.2%	(1.3)%

(a) See the Corporate and Other Consolidated Information sections for further information.
We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	2022	2021	V%		2021	2020	V%
Adjusted profit (loss) (Non-GAAP)	$3,159	$1,689	87%		$1,689	$(737)	F
Less: acquisitions	(17)	(17)			—	58
Less: business dispositions	—	14			(2)	(7)
Less: foreign currency effect(a)	64	83			(85)	—
Adjusted organic profit (loss) (Non-GAAP)	$3,112	$1,608	94%		$1,777	$(789)	F

Adjusted profit (loss) margin (Non-GAAP)	5.7%	3.2%	2.5	pts	3.2%	(1.3)%	4.5	pts
Adjusted organic profit (loss) margin (Non-GAAP)	5.5%	3.0%	2.5	pts	3.4%	(1.4)%	4.8	pts

(a) Included foreign currency negative effect on revenues of $1,307 million and positive effect on operating costs and other income (loss) of $1,372 million for the year ended December 31, 2022. Included foreign currency positive effect on revenues of $671 million and negative effect on operating costs and other income (loss) of $757 million for the year ended December 31, 2021.

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) AND ADJUSTED INCOME TAX RATE (NON-GAAP)	2022		2021		2020
(Per-share amounts in dollars)	Earnings	EPS	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP) (Note 18)	$(1,097)	$(1.00)	$(5,067)	$(4.62)	$(6,736)	$(6.15)
Insurance earnings (loss) (pre-tax)	210	0.19	802	0.73	193	0.18
Tax effect on Insurance earnings (loss)	(52)	(0.05)	(174)	(0.16)	(50)	(0.05)
Less: Insurance earnings (loss) (net of tax) (Note 12)	159	0.15	627	0.57	143	0.13
Earnings (loss) excluding Insurance (Non-GAAP)	$(1,255)	$(1.15)	$(5,695)	$(5.19)	$(6,879)	$(6.28)
Non-operating benefit (cost) income (pre-tax) (GAAP)	409	0.37	(1,136)	(1.03)	(1,573)	(1.44)
Tax effect on non-operating benefit (cost) income	(86)	(0.08)	238	0.22	330	0.30
Less: Non-operating benefit (cost) income (net of tax)	323	0.30	(897)	(0.82)	(1,243)	(1.13)
Gains (losses) on purchases and sales of business interests (pre-tax)(a)	45	0.04	(56)	(0.05)	88	0.08
Tax effect on gains (losses) on purchases and sales of business interests	57	0.05	9	0.01	124	0.11
Less: Gains (losses) on purchases and sales of business interests (net of tax)	102	0.09	(47)	(0.04)	213	0.19
Gains (losses) on equity securities (pre-tax)(a)	76	0.07	1,921	1.75	(1,891)	(1.73)
Tax effect on gains (losses) on equity securities(b)(c)	(17)	(0.02)	128	0.12	637	0.58
Less: Gains (losses) on equity securities (net of tax)	58	0.05	2,049	1.87	(1,255)	(1.15)
Restructuring & other (pre-tax)(a)	(806)	(0.74)	(380)	(0.35)	(677)	(0.62)
Tax effect on restructuring & other	176	0.16	35	0.03	150	0.14
Less: Restructuring & other (net of tax)	(630)	(0.58)	(346)	(0.31)	(527)	(0.48)
Debt extinguishment costs (pre-tax)(a)	(465)	(0.42)	(6,524)	(5.94)	(301)	(0.27)
Tax effect on debt extinguishment costs	68	0.06	430	0.39	57	0.05
Less: Debt extinguishment costs (net of tax)	(397)	(0.36)	(6,094)	(5.55)	(244)	(0.22)
Separation costs (pre-tax)(a)	(715)	(0.65)	—	—	—	—
Tax effect on separation costs	23	0.02	—	—	—	—
Less: Separation costs (net of tax)	(692)	(0.63)	—	—	—	—
Steam asset sale impairment (pre-tax)(a)	(824)	(0.75)	—	—	(363)	(0.33)
Tax effect on Steam asset sale impairment	84	0.08	—	—	37	0.03
Less: Steam asset sale impairment (net of tax)	(740)	(0.68)	—	—	(326)	(0.30)
Russia and Ukraine charges (pre-tax)(a)	(263)	(0.24)	—	—	—	—
Tax effect on Russia and Ukraine charges	15	0.01	—	—	—	—
Less: Russia and Ukraine charges (net of tax)	(248)	(0.23)	—	—	—	—
Goodwill impairments (pre-tax)(a)	—	—	—	—	(728)	(0.66)
Tax effect on goodwill impairments	—	—	—	—	(23)	(0.02)
Less: Goodwill impairments (net of tax)	—	—	—	—	(751)	(0.69)
Less: Accretion of redeemable noncontrolling interest (pre-tax and net of tax) (Note 18)	—	—	(9)	(0.01)	(151)	(0.14)
Less: Accretion of preferred share repurchase (pre-tax and net of tax) (Note 18)	4	—	—	—	—	—
Less: SEC settlement charge (pre-tax and net of tax)(a)	—	—	—	—	(200)	(0.18)
Less: U.S. and foreign tax law change enactment	126	0.11	8	0.01	(49)	(0.05)
Less: Tax loss related to GECAS transaction	—	—	(54)	(0.05)	—	—
Adjusted earnings (loss) (Non-GAAP)	$839	$0.77	$(305)	$(0.28)	$(2,345)	$(2.14)

Earnings (loss) from continuing operations before taxes (GAAP)	$(799)		$(5,695)		$(8,492)
Less: Total adjustments above (pre-tax)(d)	(2,332)		(5,374)		(5,666)
Adjusted earnings before taxes (Non-GAAP)	$1,534		$(321)		$(2,825)

Provision (benefit) for income taxes (GAAP)	$(3)		$(757)		$(2,168)
Less: Tax effect on adjustments above	(393)		(620)		(1,213)
Adjusted provision (benefit) for income taxes (Non-GAAP)	$389		$(137)		$(955)

Income tax rate (GAAP)	0.4%		13.3%		25.5%
Adjusted income tax rate (Non-GAAP)	25.4%		42.7%		33.8%

(a) See the Corporate and Other Consolidated Information sections for further information.
(b) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(c) Includes related tax valuation allowances.
(d) Includes noncontrolling interests on goodwill impairments of $149 million in 2020 and noncontrolling interests on Steam asset sale impairment of $65 million in 2020.
Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained cost in Adjusted earnings* and the Adjusted income tax rate* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability.

OTHER FINANCIAL DATA.

FIVE-YEAR PERFORMANCE GRAPH
The annual changes for the five-year period shown in the above graph are based on the assumption that $100 had been invested in General Electric common stock, the Standard & Poor’s 500 Stock Index (S&P 500) and the Standard & Poor’s 500 Industrials Stock Index (S&P Industrial) on December 31, 2017, and that all quarterly dividends were reinvested. The cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31 for each year indicated.

With respect to “Market Information,” in the United States, General Electric common stock is listed on the New York Stock Exchange under the ticker symbol "GE" (its principal market). General Electric common stock is also listed on the London Stock Exchange, Euronext Paris and the SIX Swiss Exchange.

As of January 31, 2023, there were approximately 276,000 shareholder accounts of record.

PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS. On March 6, 2022, the Board of Directors authorized up to $3 billion of common share repurchases. We repurchased 4,171 thousand shares for $326 million during the three months ended December 31, 2022 under this authorization.

Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of our share repurchase authorization	Approximate dollar value of shares that may yet be purchased under our share repurchase authorization
(Shares in thousands)

2022
October	1,810	$69.24	1,810
November	2,122	85.42	1,909
December	452	83.56	452
Total	4,384	$78.55	4,171	$2,026

*Non-GAAP Financial Measure

MANAGEMENT AND AUDITOR’S REPORTS

MANAGEMENT’S DISCUSSION OF FINANCIAL RESPONSIBILITY. Management is responsible for the preparation of the consolidated financial statements and related information that are presented in this report. The consolidated financial statements, which include amounts based on management’s estimates and judgments, have been prepared in conformity with U.S generally accepted accounting principles.

The Company designs and maintains accounting and internal control systems to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing consolidated financial statements and maintaining accountability for assets. These systems are enhanced by policies and procedures, an organizational structure providing division of responsibilities, careful selection and training of qualified personnel, and a program of internal audits.

The Company engaged Deloitte and Touche LLP, an independent registered public accounting firm, to audit and render an opinion on the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

The Board of Directors, through its Audit Committee, which consists entirely of independent directors, meets periodically with management, internal auditors, and our independent registered public accounting firm to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. Deloitte and Touche LLP and the internal auditors each have full and free access to the Audit Committee.

DISCLOSURE CONTROLS. Under the direction of our Chief Executive Officer and Chief Financial Officer, we evaluated our disclosure controls and procedures and internal control over financial reporting and concluded that our disclosure controls and procedures were effective as of December 31, 2022. There have been no changes in the Company’s internal control over financial reporting during the quarter ended December 31, 2022, that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of General Electric Company

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of General Electric Company and subsidiaries (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of earnings (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2023 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for long-duration insurance liabilities and reinsurance recoverables with the adoption of ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts applied retrospectively to January 1, 2021. Certain aspects of the change in the method of accounting for long-duration insurance liabilities are also communicated as a critical audit matter below.

Emphasis of Matter
As discussed in Note 2 to the financial statements, the accompanying financial statements have been retrospectively adjusted to present the pro-rata separation of GE HealthCare as discontinued operations.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sales of services - Revenue recognition on certain long-term service agreements - Refer to Notes 1 and 8 to the financial statements

Critical Audit Matter Description
The Company enters into long-term service agreements with certain customers, predominately within the Aerospace and Power segments. These agreements require the Company to provide maintenance services for customer assets over the contract term, which generally range from 5 to 25 years. Revenue for these agreements is recognized using the percentage of completion method, based on costs incurred relative to total estimated costs over the contract term. As part of the revenue recognition process, the Company estimates both customer payments that are expected to be received and costs to perform maintenance services over the contract term. Key estimates that require significant judgment from management include: (a) how the customer will utilize the assets covered over the contract term; (b) the expected timing and extent of future maintenance and overhaul services; (c) the future cost of materials, labor, and other resources; and (d) forward looking information concerning market conditions.

Given the complexity involved with evaluating the key estimates, which includes significant judgment necessary to estimate customer payments and future costs, auditing these assumptions required a high degree of auditor judgment and extensive audit effort, including the involvement of professionals with specialized skills and industry knowledge.

How the Critical Audit Matter Was Addressed in the Audit
Our auditing procedures over the key estimates described above related to the amount and timing of revenue recognition of the long-term service agreements, predominately within the Aerospace and Power segments, included the following, among others:

•We tested the effectiveness of controls over the revenue recognition process for the long-term service agreements, including controls over management’s key estimates.
•We evaluated management’s risk assessment process through observation of key meetings and processes, including inspection of documentation, addressing contract status and current market conditions including the timely incorporation of changes that affect total estimated costs to complete the contract and future billings.
•We evaluated the appropriateness and consistency of management’s methods and key assumptions applied in recognizing revenue and developing cost estimates.
•We tested management’s utilization assumptions for the assets covered over the contract term, which impact the estimated timing and extent of future maintenance and overhaul services by comparing current estimates to historical information and projected market conditions.
•We tested management’s process for estimating the timing and amount of costs associated with maintenance, overhaul, and other major events throughout the contract term, including comparing estimates to historical cost experience, performing a retrospective review, performing analytical procedures, and utilizing specialists to evaluate engineering studies and statistical models used by the Company to estimate the useful life of certain components of the installed equipment.

Future Policy Benefits – refer to Notes 1 and 12 to the financial statements (also see change in accounting principle explanatory paragraph above)

Critical Audit Matter Description
The liability for future policy benefits as of December 31, 2022 is $34,593 million and is measured under ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts” (LDTI) based on current assumptions applied to the underlying policy cash flows. Significant uncertainties exist in evaluating future cash flow projections, including consideration of a wide range of possible outcomes of future events over the life of the insurance contracts that can extend for long periods of time. With the adoption of LDTI, significant judgments were made by management in the determination of levels of aggregation of the liability calculations, establishment of valuation models, and in the selection of certain assumptions. Key assumptions impacting the cash flow projections used in the measurement of such liabilities that are sensitive and are more subjective requiring significant judgment by management are rate of changes in morbidity and future long-term care premium rate increases. Given the significant judgments required by management, auditing the liability for future policy benefits required a high degree of auditor judgment and an increased extent of effort, including the involvement of actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures, including procedures performed by our actuarial specialists, related to the adoption of LDTI included the following, among others:
•We tested the effectiveness of controls related to implementation of LDTI and the determination of the liability for future policy benefits, including the controls over the transition of assumptions used in the loss recognition testing models to the LDTI models for the applicable years.
•We tested management’s calculations of actual to expected ratios used in the development of assumptions and evaluated the key assumptions by considering actual experience, sensitivity analyses and relevant industry data, when available. We performed retrospective reviews of future long-term care premium rate increases to evaluate for management bias.
•We assessed the methodology used by the Company to confirm the selection of the refined claim incident, claim termination, claim utilization, and policy termination assumptions were reasonable based on the underlying experience data by recalculating a sample of actual to expected ratios.
•We tested the underlying data for completeness and accuracy, including historical cash flows that served as a basis for the actuarial estimates.
•We performed policy level testing to assess that management’s intended assumptions were used and the model accurately calculated the cash flow projections.
•We validated the levels of aggregation of the liability calculations determined by the Company were in accordance with their policy and performed recalculations on a sample basis to validate the appropriateness of the discount rate assumptions used and tested the application of the net premium ratio used to measure the liability for future policy benefits.
•We recalculated the Company’s transition adjustment based on the levels of aggregation of the liability calculations.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 10, 2023 (April 25, 2023 as to the effects of the change in accounting principle as discussed in Note 1, the presentation of the pro-rata separation of GE HealthCare as discontinued operations discussed in Note 2, and the legal split or allocation of the postretirement benefit plans disclosed in Note 13)
We have served as the Company's auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of General Electric Company:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of earnings (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows of the General Electric Company and consolidated affiliates (the Company) for the year ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP
KPMG LLP
We served as the Company’s auditor from 1909 to 2020.
Boston, Massachusetts
February 12, 2021, except for the changes described in the third paragraph of note 1 and the sixth paragraph of note 2, as to which the date is February 11, 2022, and except for the changes described in the fourth paragraph of note 1 and fifth paragraph of note 2, as to which the date is April 25, 2023

STATEMENT OF EARNINGS (LOSS)
For the years ended December 31 (In millions; per-share amounts in dollars)	2022	2021	2020
Sales of equipment	$22,334	$25,096	$27,600
Sales of services	32,808	28,272	27,560
Insurance revenues (Note 12)	2,957	3,101	2,865
Total revenues	58,100	56,469	58,025

Cost of equipment sold	23,743	25,161	28,663
Cost of services sold	20,529	18,217	18,679
Selling, general and administrative expenses	9,173	8,177	9,248
Separation costs (Note 20)	715	—	—
Research and development	1,786	1,682	1,720
Interest and other financial charges	1,477	1,790	1,988
Debt extinguishment costs (Note 10)	465	6,524	301
Insurance losses, annuity benefits and other costs (Note 12)	2,592	2,174	2,519
Goodwill impairments (Note 7)	—	—	877
Non-operating benefit cost (income)	(409)	1,136	1,573
Total costs and expenses	60,071	64,861	65,568

Other income (loss) (Note 19)	1,172	2,696	(948)

Earnings (loss) from continuing operations before income taxes	(799)	(5,695)	(8,492)
Benefit (provision) for income taxes (Note 15)	3	757	2,168
Earnings (loss) from continuing operations	(795)	(4,939)	(6,324)
Earnings (loss) from discontinued operations, net of taxes (Note 2)	1,202	(1,469)	11,870
Net earnings (loss)	407	(6,408)	5,546
Less net earnings (loss) attributable to noncontrolling interests	67	(71)	(158)
Net earnings (loss) attributable to the Company	339	(6,337)	5,704
Preferred stock dividends	(289)	(237)	(474)
Net earnings (loss) attributable to GE common shareholders	$51	$(6,573)	$5,230

Amounts attributable to GE common shareholders
Earnings (loss) from continuing operations	$(795)	$(4,939)	$(6,324)
Less net earnings (loss) attributable to noncontrolling interests,
continuing operations	16	(117)	(214)
Earnings (loss) from continuing operations attributable to the Company	(811)	(4,821)	(6,110)
Preferred stock dividends	(289)	(237)	(474)
Earnings (loss) from continuing operations attributable
to GE common shareholders	(1,100)	(5,058)	(6,584)
Earnings (loss) from discontinued operations attributable
to GE common shareholders	1,151	(1,515)	11,814
Net earnings (loss) attributable to GE common shareholders	$51	$(6,573)	$5,230

Earnings (loss) per share from continuing operations (Note 18)
Diluted earnings (loss) per share	$(1.00)	$(4.62)	$(6.16)
Basic earnings (loss) per share	$(1.00)	$(4.62)	$(6.16)

Net earnings (loss) per share (Note 18)
Diluted earnings (loss) per share	$0.05	$(6.00)	$4.64
Basic earnings (loss) per share	$0.05	$(6.00)	$4.64

STATEMENT OF FINANCIAL POSITION
December 31 (In millions)	2022	2021
Cash, cash equivalents and restricted cash	$15,810	$15,174
Investment securities (Note 3)	7,609	12,297
Current receivables (Note 4)	14,831	12,579
Inventories, including deferred inventory costs (Note 5)	14,891	13,539
Current contract assets (Note 8)	2,467	4,429
All other current assets (Note 9)	1,400	1,871
Assets of businesses held for sale (Note 2)	1,374	—
Current assets	58,384	59,889

Investment securities (Note 3)	36,027	42,177
Property, plant and equipment – net (Note 6)	12,192	13,326
Goodwill (Note 7)	12,999	13,303
Other intangible assets – net (Note 7)	6,105	7,483
Contract and other deferred assets (Note 8)	5,776	5,940
All other assets (Note 9)	15,477	21,284
Deferred income taxes (Note 15)	10,001	10,569
Assets of discontinued operations (Note 2)	31,890	31,406
Total assets	$188,851	$205,378

Short-term borrowings (Note 10)	$3,739	$4,333
Accounts payable and equipment project payables (Note 11)	15,399	13,527
Progress collections and deferred income (Note 8)	16,216	15,514
All other current liabilities (Note 14)	12,130	11,896
Liabilities of businesses held for sale (Note 2)	1,944	—
Current liabilities	49,428	45,270

Deferred income (Note 8)	1,409	1,397
Long-term borrowings (Note 10)	20,320	30,781
Insurance liabilities and annuity benefits (Note 12)	36,845	51,570
Non-current compensation and benefits	10,400	13,720
All other liabilities (Note 14)	11,063	11,853
Liabilities of discontinued operations (Note 2)	24,474	17,442
Total liabilities	153,938	172,032

Preferred stock (Note 16)	6	6
Common stock (Note 16)	15	15
Accumulated other comprehensive income (loss) – net attributable to GE (Note 16)	(2,272)	(4,860)
Other capital	34,173	34,691
Retained earnings	82,983	83,286
Less common stock held in treasury	(81,209)	(81,093)
Total GE shareholders’ equity	33,696	32,044
Noncontrolling interests	1,216	1,302
Total equity	34,912	33,346
Total liabilities and equity	$188,851	$205,378

STATEMENT OF CASH FLOWS
For the years ended December 31 (In millions)	2022	2021	2020
Net earnings (loss)	$407	$(6,408)	$5,546
(Earnings) loss from discontinued operations activities	(1,202)	1,469	(11,870)
Adjustments to reconcile net earnings (loss) to cash from (used for) operating activities
Depreciation and amortization of property, plant and equipment	1,564	1,622	1,895
Amortization of intangible assets (Note 7)	1,338	738	930
Goodwill impairments (Note 7)	—	—	877
(Gains) losses on purchases and sales of business interests (Note 19)	(60)	52	(94)
(Gains) losses on equity securities (Note 19)	113	(1,632)	2,081
Debt extinguishment costs	465	6,524	301
Principal pension plans cost (Note 13)	376	1,766	2,386
Principal pension plans employer contributions	(204)	(205)	(1,918)
Other postretirement benefit plans (net)	(755)	(900)	(648)
Provision (benefit) for income taxes (Note 15)	(3)	(757)	(2,168)
Cash recovered (paid) during the year for income taxes	(430)	(373)	(572)
Changes in operating working capital:
Decrease (increase) in current receivables	(2,719)	524	(900)
Decrease (increase) in inventories, including deferred inventory costs	(1,925)	(306)	1,050
Decrease (increase) in current contract assets	1,652	1,007	1,613
Increase (decrease) in accounts payable and equipment project payables	2,236	(390)	(780)
Increase (decrease) in progress collections and current deferred income	2,348	(1,113)	(495)
Financial services derivatives net collateral/settlement	(154)	(1,143)	1,897
All other operating activities	998	(1,326)	156
Cash from (used for) operating activities – continuing operations	4,043	(850)	(713)
Cash from (used for) operating activities – discontinued operations	1,873	4,332	4,124
Cash from (used for) operating activities	5,916	3,481	3,411

Additions to property, plant and equipment	(1,061)	(1,007)	(1,323)
Dispositions of property, plant and equipment	206	151	188
Additions to internal-use software	(113)	(105)	(127)
Proceeds from sale of discontinued operations	—	22,356	—
Proceeds from principal business dispositions	15	—	49
Net cash from (payments for) principal businesses purchased	(30)	(69)	—
Sales of retained ownership interests	4,717	4,145	417
Net (purchases) dispositions of insurance investment securities	(876)	(1,290)	(1,352)
All other investing activities	8,033	1,641	22,966
Cash from (used for) investing activities – continuing operations	10,891	25,822	20,818
Cash from (used for) investing activities – discontinued operations	(8,621)	(4,443)	(3,756)
Cash from (used for) investing activities	2,270	21,379	17,062

Net increase (decrease) in borrowings (maturities of 90 days or less)	56	(704)	(4,159)
Newly issued debt (maturities longer than 90 days)	16	359	15,024
Repayments and other debt reductions (maturities longer than 90 days)	(11,202)	(36,510)	(29,621)
Dividends paid to shareholders	(639)	(575)	(648)
Cash received (paid) for debt extinguishment costs	338	(7,196)	(335)
Purchases of GE common stock for treasury	(1,048)	(107)	(28)
All other financing activities	(1,209)	(523)	77
Cash from (used for) financing activities – continuing operations	(13,688)	(45,256)	(19,692)
Cash from (used for) financing activities – discontinued operations	8,102	(140)	(395)
Cash from (used for) financing activities	(5,585)	(45,397)	(20,086)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(369)	(213)	145
Increase (decrease) in cash, cash equivalents and restricted cash	2,232	(20,750)	531
Cash, cash equivalents and restricted cash at beginning of year	16,859	37,608	37,077
Cash, cash equivalents and restricted cash at December 31	19,092	16,859	37,608
Less cash, cash equivalents and restricted cash of discontinued operations at December 31	2,627	1,332	1,671
Cash, cash equivalents and restricted cash of continuing operations at December 31	$16,464	$15,527	$35,937
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(1,561)	$(2,536)	$(2,976)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)
For the years ended December 31 (In millions)	2022	2021	2020
Net earnings (loss)	$407	$(6,408)	$5,546
Less: net earnings (loss) attributable to noncontrolling interests	67	(71)	(158)
Net earnings (loss) attributable to the Company	$339	$(6,337)	$5,704

Currency translation adjustments	(1,326)	(172)	435
Benefit plans	2,889	9,044	1,632
Investment securities and cash flow hedges	(7,099)	(1,299)	(78)
Long-duration insurance contracts	8,126	2,599	—
Less: other comprehensive income (loss) attributable to noncontrolling interests	1	5	6
Other comprehensive income (loss) attributable to the Company	$2,589	$10,166	$1,984

Comprehensive income (loss)	$2,996	$3,764	$7,536
Less: comprehensive income (loss) attributable to noncontrolling interests	68	(66)	(152)
Comprehensive income (loss) attributable to the Company	$2,928	$3,830	$7,688

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31 (In millions)	2022	2021	2020
Preferred stock issued	$6	$6	$6
Common stock issued	$15	$15	$702

Beginning balance	(4,860)	(9,749)	(11,732)
Currency translation adjustments	(1,324)	(174)	433
Benefit plans	2,886	9,041	1,628
Investment securities and cash flow hedges	(7,099)	(1,299)	(78)
Long-duration insurance contracts	8,126	2,599	—
Adoption of new accounting standards (Note 1)	—	(5,278)	—
Accumulated other comprehensive income (loss)	$(2,272)	$(4,860)	$(9,749)
Beginning balance	34,691	34,307	34,405
Gains (losses) on treasury stock dispositions	(741)	(740)	(703)
Stock-based compensation	362	429	429
Other changes(a)	(139)	696	176
Other capital	$34,173	$34,691	$34,307
Beginning balance	83,286	92,247	87,732
Net earnings (loss) attributable to the Company	339	(6,337)	5,704
Dividends and other transactions with shareholders	(642)	(617)	(1,014)
Adoption of new accounting standards (Note 1)	—	(2,007)	(175)
Retained earnings	$82,983	$83,286	$92,247
Beginning balance	(81,093)	(81,961)	(82,797)
Purchases	(1,048)	(107)	(28)
Dispositions	931	974	864
Common stock held in treasury	$(81,209)	$(81,093)	$(81,961)
GE shareholders' equity balance	33,696	32,044	35,552
Noncontrolling interests balance	1,216	1,302	1,522
Total equity balance at December 31	$34,912	$33,346	$37,073
(a) Included $687 million related to the change in par value of issued common stock from $0.06 to $0.01 in the year ended December 31, 2021.

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
FINANCIAL STATEMENT PRESENTATION. Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP), which requires us to make estimates based on assumptions about current, and for some estimates, future, economic and market conditions which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current and expected future conditions, as applicable, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, financial position and cash flows. Such changes could result in future impairments of goodwill, intangibles, long-lived assets and investment securities, revisions to estimated profitability on long-term product service agreements, incremental credit losses on receivables and debt securities, a change in the carrying amount of our tax assets and liabilities, or a change in our insurance liabilities and pension obligations as of the time of a relevant measurement event.

In preparing our Statement of Cash Flows, we make certain adjustments to reflect cash flows that cannot otherwise be calculated by changes in our Statement of Financial Position. These adjustments may include, but are not limited to, the effects of currency exchange, acquisitions and dispositions of businesses, businesses classified as held for sale, the timing of settlements to suppliers for property, plant and equipment, non-cash gains/losses and other balance sheet reclassifications.

We have reclassified certain prior-year amounts to conform to the current-year’s presentation, including retrospective adjustments made in 2021 to present: the remainder of our former Capital segment within Corporate, sales of spare parts within Sales of services and the related costs as Costs of services sold, and earnings per share to reflect the reverse stock split. Unless otherwise noted, tables are presented in U.S. dollars in millions. Certain columns and rows may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in millions. Earnings per share amounts are computed independently for earnings from continuing operations, earnings from discontinued operations and net earnings. As a result, the sum of per-share amounts may not equal the total. Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. We present businesses whose disposal represents a strategic shift that has, or will have, a major effect on our operations and financial results as discontinued operations when the components meet the criteria for held for sale, are sold, or spun-off. See Note 2 for further information.

On January 3, 2023, General Electric Company (the Company or GE) completed the previously announced separation (the Separation) of its HealthCare business, into a separate, independent publicly traded company. The historical results of GE HealthCare and certain assets and liabilities included in the spin-off are now reported in GE's consolidated financial statements as discontinued operations. See Notes 2 and 28 for further information.

CONSOLIDATION. Our financial statements consolidate all of our affiliates, entities where we have a controlling financial interest, most often because we hold a majority voting interest, or where we are required to apply the variable interest entity (VIE) model because we have the power to direct the most economically significant activities of entities. We reevaluate whether we have a controlling financial interest in all entities when our rights and interests change.

REVENUES FROM THE SALE OF EQUIPMENT. Performance Obligations Satisfied Over Time. We recognize revenue on agreements for the sale of customized goods including power generation equipment, long-term construction projects and military development contracts on an over-time basis as we customize the customer's equipment during the manufacturing or integration process and obtain right to payment for work performed.

We recognize revenue as we perform under the arrangements using the percentage of completion method, which is based on our costs incurred to date relative to our estimate of total expected costs. Our estimate of costs to be incurred to fulfill our promise to a customer is based on our history of manufacturing or constructing similar assets for customers and is updated routinely to reflect changes in quantity or pricing of the inputs. We provide for potential losses on these agreements when it is probable that we will incur the loss.

Our billing terms for these over-time contracts are generally based on achieving specified milestones. The differences between the timing of our revenue recognized (based on costs incurred) and customer billings (based on contractual terms) results in changes to our contract asset or contract liability positions. See Note 8 for further information.

Performance Obligations Satisfied at a Point in Time. We recognize revenue on agreements for non-customized equipment including commercial aircraft engines and other goods we manufacture on a standardized basis for sale to the market at the point in time that the customer obtains control of the product, which is generally no earlier than when the customer has physical possession. We use proof of delivery for certain large equipment with more complex logistics, whereas the delivery of other equipment is estimated based on historical averages of in-transit periods (i.e., time between shipment and delivery).

Where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have concluded that the customer has control of the equipment and that acceptance is likely to occur. We do not provide for anticipated losses on point-in-time transactions prior to transferring control of the equipment to the customer.

Our billing terms for these point-in-time equipment contracts generally coincide with delivery to the customer; however, within certain businesses, we receive progress collections from customers for large equipment purchases, to generally reserve production slots.

REVENUES FROM THE SALE OF SERVICES. Consistent with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) discussion and the way we manage our businesses, we refer to sales under service agreements, which includes both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs) as sales of “services,” which is an important part of our operations. We sometimes offer our customers financing discounts for the purchase of certain equipment when sold in contemplation of long-term service agreements. These sales are accounted for as financing arrangements when payments for the equipment are collected through higher usage-based fees from servicing the equipment. See Note 8 for further information.

Performance Obligations Satisfied Over Time. We enter into long-term service agreements with our customers primarily within our Aerospace and Power segments. These agreements require us to provide preventative maintenance, overhauls, and standby "warranty-type" services that include certain levels of assurance regarding asset performance and uptime throughout the contract periods, which generally range from 5 to 25 years. We account for items that are integral to the maintenance of the equipment as part of our performance obligation, unless the customer has a substantive right to make a separate purchasing decision (e.g., equipment upgrade).

We recognize revenue as we perform under the arrangements using the percentage of completion method which is based on our costs incurred to date relative to our estimate of total expected costs. Throughout the life of a contract, this measure of progress captures the nature, timing and extent of our underlying performance activities as our stand-ready services often fluctuate between routine inspections and maintenance, unscheduled service events and major overhauls at predetermined usage intervals. We provide for potential losses on these agreements when it is probable that we will incur the loss.

Our billing terms for these arrangements are generally based on the utilization of the asset (e.g., per hour of usage) or upon the occurrence of a major maintenance event within the contract, such as an overhaul. The differences between the timing of our revenue recognized (based on costs incurred) and customer billings (based on contractual terms) results in changes to our contract asset or contract liability positions. See Note 8 for further information.

We also enter into long-term services agreements in our Renewable Energy segment. Revenues are recognized for these arrangements on a straight-line basis consistent with the nature, timing and extent of our services, which primarily relate to routine maintenance and as needed equipment repairs. We generally invoice periodically as services are provided.

Performance Obligations Satisfied at a Point in Time. We sell certain tangible products, largely spare parts, through our services businesses. We recognize revenues and bill our customers at the point in time that the customer obtains control of the good, which is at the point in time we deliver the spare part to the customer.

COLLABORATIVE ARRANGEMENTS. Our Aerospace business enters into collaborative arrangements and joint ventures with manufacturers and suppliers of components used to build and maintain certain engines. Under these arrangements, GE and its collaborative partners share in the risks and rewards of these programs through various revenue, cost and profit sharing payment structures. GE recognizes revenue and costs for these arrangements based on the scope of work GE is responsible for transferring to its customers. GE’s payments to participants are primarily recorded as either cost of services sold ($2,890 million, $2,116 million and $2,398 million for the years ended December 31, 2022, 2021, and 2020, respectively) or as cost of equipment sold ($658 million, $751 million and $1,093 million for the years ended December 31, 2022, 2021 and 2020, respectively). Our most significant collaborative arrangement is with Safran Aircraft Engines, a subsidiary of Safran Group of France, which sells LEAP and CFM56 engines through CFM International, a jointly owned non-consolidated company. GE makes substantial sales of parts and services to CFM International based on arms-length terms.

CASH, CASH EQUIVALENTS AND RESTRICTED CASH. Debt securities and money market instruments with original maturities of three months or less are included in cash, cash equivalents and restricted cash unless classified as available-for-sale investment securities. Restricted cash primarily comprised funds restricted in connection with certain ongoing litigation matters and amounted to $734 million and $317 million at December 31, 2022 and 2021, respectively.

INVESTMENT SECURITIES. We report investments in available-for-sale debt securities and certain equity securities at fair value. Unrealized gains and losses on available-for-sale debt securities are recorded to other comprehensive income, net of applicable taxes and adjustments related to our insurance liabilities. Unrealized gains and losses on equity securities with readily determinable fair values are recorded to earnings.

Although we generally do not have the intent to sell any specific debt securities in the ordinary course of managing our portfolio, we may sell debt securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders.

We regularly review investment securities for impairment. For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate qualitative criteria, such as the financial health of and specific prospects for the issuer, to determine whether we do not expect to recover the amortized cost basis of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to contain an expected credit loss, and we record the difference between the security’s amortized cost basis and its recoverable amount in earnings as an allowance for credit loss and the difference between the security’s recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is considered impaired, and we recognize the entire difference between the security’s amortized cost basis and its fair value in earnings. See Note 3 for further information.

CURRENT RECEIVABLES. Amounts due from customers arising from the sales of equipment and services are recorded at the outstanding amount, less allowance for losses. We regularly monitor the recoverability of our receivables. See Note 4 for further information.

ALLOWANCE FOR CREDIT LOSSES. When we record customer receivables, contract assets and financing receivables arising from revenue transactions, as well as commercial mortgage loans and reinsurance recoverables in our run-off insurance operations, financial guarantees and certain commitments, we record an allowance for credit losses for the current expected credit losses (CECL) inherent in the asset over its expected life. The allowance for credit losses is a valuation account deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets. We evaluate debt securities with unrealized losses to determine whether any of the losses arise from concerns about the issuer’s credit or the underlying collateral and record an allowance for credit losses, if required.

We estimate expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. When measuring expected credit losses, we pool assets with similar country risk and credit risk characteristics. Changes in the relevant information may significantly affect the estimates of expected credit losses.

INVENTORIES. All inventories are stated at lower of cost or realizable values. Cost of inventories is primarily determined on a first-in, first-out (FIFO) basis. See Note 5 for further information.

PROPERTY, PLANT AND EQUIPMENT. The cost of property, plant and equipment is generally depreciated on a straight-line basis over its estimated economic life. See Note 6 for further information.

LEASE ACCOUNTING FOR LESSEE ARRANGEMENTS. At lease commencement, we record a lease liability and corresponding right-of-use (ROU) asset. Options to extend the lease are included as part of the ROU lease asset and liability when it is reasonably certain the Company will exercise the option. We have elected to include lease and non-lease components in determining our lease liability for all leased assets except our vehicle leases. Non-lease components are generally services that the lessor performs for the Company associated with the leased asset. The present value of our lease liability is determined using our incremental collateralized borrowing rate at lease inception. For leases with an initial term of 12 months or less, an ROU asset and lease liability is not recognized and lease expense is recognized on a straight-line basis over the lease term. We test ROU assets whenever events or changes in circumstance indicate that the asset may be impaired.

GOODWILL AND OTHER INTANGIBLE ASSETS. We test goodwill at least annually for impairment at the reporting unit level. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value. When a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business or businesses disposed and the portion of the reporting unit that will be retained.

For other intangible assets that are not deemed indefinite-lived, cost is generally amortized on a straight-line basis over the asset’s estimated economic life, except for individually significant customer-related intangible assets that are amortized in relation to total related sales. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to estimated fair value based on either discounted cash flows or appraised values. See Note 7 for further information.

DERIVATIVES AND HEDGING. We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange, certain equity investments and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. In evaluating whether a particular relationship qualifies for hedge accounting, we test effectiveness at inception and each reporting period thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation, as applicable. See Note 22 for further information.

DEFERRED INCOME TAXES. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when those taxes are paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we consider it more likely than not that a deferred tax asset will not be recovered, a valuation allowance is established. Deferred taxes, as needed, are provided for our investment in affiliates and associated companies when we plan to remit those earnings. See Note 15 for further information.

INSURANCE. Our run-off insurance operations include providing insurance and reinsurance for life and health risks and providing certain annuity products. Primary product types include long-term care, structured settlement annuities, life and disability insurance contracts and investment contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. Insurance revenues are comprised primarily of premiums and investment income. For traditional long-duration insurance contracts, we report premiums as revenue when due. Premiums received on non-traditional long-duration insurance contracts and investment contracts, including annuities without significant mortality risk, are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, administration and surrender. Interest credited to policyholder accounts is charged to expense.

Future policy benefit reserves represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. As a run-off insurance operation consisting substantially all of reinsurance, contracts are grouped into cohorts by legal entity and product type, based on the date the reinsurance contract was consummated. Future policy benefit reserves are adjusted each period as a result of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. We review at least annually in the third quarter, future policy benefit reserves cash flow assumptions, except related claim expenses which remain locked-in, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.

As our insurance operations are in run-off, the locked-in discount rate is the discount rate used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in AOCI. As a result, changes in the current discount rate at each reporting period will be recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions will be recognized in the Statement of Earnings (Loss).

Reinsurance recoverables are recorded when we cede insurance risk to third parties but are not relieved from our primary obligation to policyholders and cedents. As reinsurance recoverables are recognized in a manner consistent with the future policy benefit reserves relating to the underlying reinsurance contracts, changes in reinsurance recoverables from updating the discount rate in each reporting period are also recognized in AOCI. The allowance for credit losses on reinsurance recoverables is based on the locked-in future policy benefit reserves discount rate for purposes of assessing changes in each reporting period. As such, movements in the gross reinsurance recoverable balance resulting from changes in the discount rate do not impact the allowance for credit losses. Following the recapture transaction effective in the fourth quarter of 2022, the remaining reinsurance recoverables are not material.

Liabilities for investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. See Note 12 for further information.

POSTRETIREMENT BENEFIT PLANS. We sponsor a number of pension and retiree health and life insurance benefit plans that we present in three categories, principal pension plans, other pension plans and principal retiree benefit plans. We use a December 31 measurement date for these plans. On our Statement of Financial Position, we measure our plan assets at fair value and the obligations at the present value of the estimated payments to plan participants. Participants earn benefits based on their service and pay. Those estimated future payment amounts are determined based on assumptions. Differences between our actual results and what we assumed are recorded in a separate component of equity each period. These differences are amortized into earnings over the remaining average future service of active employees or the expected life of inactive participants, as applicable, who participate in the plan. See Note 13 for further information.

LOSS CONTINGENCIES. Loss contingencies are existing conditions, situations or circumstances involving uncertainty as to possible loss that will ultimately be resolved when future events occur or fail to occur. Such contingencies include, but are not limited to environmental obligations, litigation, regulatory investigations and proceedings, product quality and losses resulting from other events and developments. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low-end of such range. Disclosure is provided for material loss contingencies when a loss is probable but a reasonable estimate cannot be made, and when it is reasonably possible that a loss will be incurred or the amount of a loss will exceed the recorded provision. We regularly review contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. See Note 24 for further information.

SUPPLY CHAIN FINANCE PROGRAMS. We evaluate supply chain finance programs to ensure where we use a third-party intermediary to settle our trade payables, their involvement does not change the nature, existence, amount, or timing of our trade payables and does not provide the Company with any direct economic benefit. If any characteristics of the trade payables change or we receive a direct economic benefit, we reclassify the trade payables as borrowings.

FAIR VALUE MEASUREMENTS. The following sections describe the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value including certain assets within our pension plans and retiree benefit plans. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These inputs establish a fair value hierarchy: Level 1 – Quoted prices for identical instruments in active markets; Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable; and Level 3 – Significant inputs to the valuation model are unobservable.

RECURRING FAIR VALUE MEASUREMENTS. For financial assets and liabilities measured at fair value on a recurring basis, primarily investment securities and derivatives, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. See Note 21 for further information.

Debt Securities. When available, we use quoted market prices to determine the fair value of debt securities which are included in Level 1. For our remaining debt securities, we obtain pricing information from an independent pricing vendor. The inputs and assumptions to the pricing vendor’s models are derived from market observable sources including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and other market-related data. These investments are included in Level 2. Our pricing vendors may also provide us with valuations that are based on significant unobservable inputs, and in those circumstances, we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the standard. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy. We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. Debt securities priced in this manner are included in Level 3.

Equity securities with readily determinable fair values. These publicly traded equity securities are valued using quoted prices and are included in Level 1.

Derivatives. The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Investments in private equity, real estate and collective funds held within our pension plans. Most investments are generally valued using the net asset value (NAV) per share as a practical expedient for fair value provided certain criteria are met. The NAVs are determined based on the fair values of the underlying investments in the funds. Investments that are measured at fair value using the NAV practical expedient are not required to be classified in the fair value hierarchy. Investments classified within Level 3 primarily relate to real estate and private equities which are valued using unobservable inputs, primarily by discounting expected future cash flows, using comparative market multiples, third-party pricing sources, or a combination of these approaches as appropriate. See Note 13 for further information.

NONRECURRING FAIR VALUE MEASUREMENTS. Certain assets are measured at fair value on a nonrecurring basis. These assets may include loans and long-lived assets reduced to fair value upon classification as held for sale, impaired loans based on the fair value of the underlying collateral, impaired equity securities without readily determinable fair value, equity method investments and long-lived assets, and remeasured retained investments in formerly consolidated subsidiaries upon a change in control that results in the deconsolidation of that subsidiary and retention of a noncontrolling stake in the entity. Assets written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

Equity investments without readily determinable fair value and Associated companies. Equity investments without readily determinable fair value and associated companies are valued using market observable data such as transaction prices when available. When market observable data is unavailable, investments are valued using either a discounted cash flow model, comparative market multiples, third-party pricing sources or a combination of these approaches as appropriate. These investments are generally included in Level 3.

Long-lived Assets. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. In other instances for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information.

ADOPTIONS OF NEW ACCOUNTING STANDARDS. On January 1, 2023, we adopted Accounting Standards Update No. 2018-12, Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. The new guidance for measuring the liability for future policy benefits and related reinsurance recoverable asset was adopted on a modified retrospective basis such that those balances were adjusted to conform to the new guidance at the January 1, 2021 transition date.

We recognized a $7,285 million after-tax decrease in Total equity at January 1, 2021 from the effect of transition date adjustments due to adoption of the new guidance, as presented in the following table.

	Retained Earnings	AOCI
December 31, 2020	$92,247	$(9,749)
Liability for future policy benefits, including removal of related balances in AOCI	(1,853)	(8,806)
Reinsurance recoverables, net of allowance for credit losses	48	3,542
Other contracts, including market risk benefits	(202)	(14)
Effect of transition adjustments	$(2,007)	$(5,278)
Adjusted balance, January 1, 2021	$90,240	$(15,027)

The following table summarizes the balance of and pre-tax changes to total Insurance liabilities and annuity benefits attributable to changes in the liability for future policy benefits and market risk benefits at the transition date, due to adoption of the new guidance.

	Long-term care	Structured settlement annuities	Life	Other contracts(a)	Other adjustments	Total
December 31, 2020	$21,378	$9,124	$517	$3,012	$8,160	$42,191
Change in discount rate assumptions	14,654	4,369	283	—	—	19,306
Change in cash flow assumptions (effect of insufficient gross premiums) and elimination of negative reserves	1,545	39	761	—	—	2,345
Adjustment for removal of related balances in AOCI	—	—	—	—	(8,160)	(8,160)
Market risk benefits and other	—	—	—	269	—	269
Adjusted balance, January 1, 2021	37,577	13,532	1,561	3,281	—	55,951
Less: reinsurance recoverables, net	7,036	—	15	44	—	7,095
Adjusted balance, January 1, 2021, net of reinsurance recoverables	$30,541	$13,532	$1,546	$3,237	$—	$48,856
(a) As of December 31, 2020, includes investment contracts ($2,049 million), claim reserves related to short-duration contracts at Electric Insurance Company (EIC), net of eliminations ($399 million), and other ($564 million). EIC is a property and casualty insurance company primarily providing insurance to GE and its employees.

For the liability for future policy benefits and related reinsurance recoverables, the new guidance transition adjustments are reflected in both AOCI and Retained earnings. The transition adjustment reflected in AOCI is related to the difference in the discount rate used pre-transition and the discount rate required under the new guidance, which is equivalent to an upper-medium grade fixed-income instrument yield reflecting the duration characteristics of our insurance liabilities, at January 1, 2021, and does not represent a change in our ultimate expected cash flows associated with the liability for future policy benefits or related reinsurance recoverables. The transition adjustment in AOCI also reflects removal of certain Other adjustments previously recorded in the liability for future policy benefits related to changes in net unrealized gains on investment securities.

Whereas pre-transition, we annually performed premium deficiency testing in the aggregate across our run-off insurance portfolio, the new guidance requires the grouping of contracts (i.e., cohorts) at a more granular level. Due to this lower level of aggregation, combined with the conversion of our long-term care insurance claim cost projection models to first principles models, we identified certain cohorts at transition having insufficient gross premiums in our long-term care insurance portfolio. A first principles model separates morbidity assumptions such as incidence (probability of a claim), continuance (length of a claim) and utilization (percentage of the daily benefit maximum used) into individual assumptions. We also eliminated negative reserves, as required by the new guidance, on certain cohorts in our life portfolio. As a result, we increased the liability for future policy benefits and reflected this transition adjustment in Retained earnings.

At the transition date, reinsurance recoverables of $4,062 million increased by $4,483 million upon remeasurement to the updated discount rate, with an offsetting adjustment ($3,542 million after-tax) recognized in AOCI. As reinsurance recoverables are recognized in a manner consistent with the liabilities relating to the underlying reinsurance contracts, adjustments to the liability for future policy benefits due to the change in cash flow assumptions resulted in an increase to reinsurance recoverables of $629 million ($497 million after-tax) and an increase in the related allowance for credit losses of $569 million ($450 million after-tax), which was recorded as an adjustment to Retained earnings at the transition date. As a result, the adjusted balance of reinsurance recoverables at the transition date was $7,095 million, net of the allowance for credit losses of $2,079 million, and substantially all related to our long-term care insurance portfolio. Following the recapture transaction effective in the fourth quarter of 2022, the remaining reinsurance recoverables are not material.

The new guidance is only applicable to the measurements of our long-duration insurance liabilities and related reinsurance recoverables under GAAP and does not affect the accounting for our insurance reserves or the levels of capital and surplus under statutory accounting practices. See Note 12 for further information.

On January 1, 2023, we adopted ASC 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50) Disclosure of Supplier Finance Program Obligations. This guidance requires disclosures for supply chain finance programs using a retrospective approach, except for the annual roll-forward which is applicable prospectively in the period beginning January 1, 2024. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

NOTE 2. BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS. In the first quarter of 2022, we signed a non-binding memorandum of understanding to sell a portion of our Steam business within our Power segment to Électricité de France S.A. (EDF). In the fourth quarter of 2022, we signed a binding agreement for this transaction, and we expect to complete the sale, subject to regulatory approval, in the second half of 2023. Closing the transaction is expected to result in a significant gain.

In the fourth quarter of 2022, we classified our captive industrial insurance subsidiary, with assets of $638 million and liabilities of $372 million, into held for sale and recorded a loss of $17 million in Other income (loss) in our Statement of Earnings (Loss). We expect to complete the sale of this business, subject to regulatory approval, by the first half of 2024.

In the fourth quarter of 2021, we completed the sale of GE's share of our boiler manufacturing business in China in our Power segment. In connection with the transaction, we recorded a loss on the disposal of this business of $170 million in Other income (loss) in our Statement of Earnings (Loss). See Note 19 for further information.

ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE	December 31, 2022	December 31, 2021
Current receivables, inventories and contract assets	$495	$—
Non-current captive insurance investment securities	554	—
Property, plant and equipment and intangible assets - net	232	—
All other assets	94	—
Assets of businesses held for sale	$1,374	$—

Progress collections and deferred income	$1,127	$—
Insurance liabilities and annuity benefits	358	—
Accounts payable, equipment project payables and all other liabilities	458	—
Liabilities of businesses held for sale	$1,944	$—

DISCONTINUED OPERATIONS primarily comprise our former GE HealthCare segment, our GE Capital Aviation Services (GECAS) business, our mortgage portfolio in Poland, and other trailing assets and liabilities associated with prior dispositions. Results of operations, financial position and cash flows for these businesses are reported as discontinued operations for all periods presented and the notes to the financial statements have been adjusted on a retrospective basis.

GE HealthCare. On January 3, 2023, we completed the previously announced separation of our HealthCare business, into a separate, independent, publicly traded company, GE HealthCare Technologies Inc. (GE HealthCare). The Separation was structured as a tax-free spin-off, and was achieved through GE's pro-rata distribution of approximately 80.1% of the outstanding shares of GE HealthCare to holders of GE common stock. In connection with the Separation, the historical results of GE HealthCare and certain assets and liabilities included in the Separation are reported in GE's consolidated financial statements as discontinued operations. See Note 28 for further information.

GECAS/AerCap. On November 1, 2021, we completed the combination of our GECAS business with AerCap Holdings N.V. (AerCap). We deconsolidated this business, reclassified its results to discontinued operations for all periods presented and recognized a non-cash after-tax loss of $3,882 million in discontinued operations for the year ended December 31, 2021.

We have continuing involvement with AerCap, primarily through our ownership interest, ongoing sales or leases of products and services, and transition services that we provide to AerCap. For the year ended December 31, 2022, we had direct and indirect sales of $162 million to AerCap, primarily related to engine services and sales, and purchases of $174 million from AerCap, primarily related to engine leases. We paid net cash of $48 million to AerCap related to this activity.

Bank BPH. The mortgage portfolio in Poland (Bank BPH) comprises floating rate residential mortgages, 85% of which are indexed to or denominated in foreign currencies (primarily Swiss francs). At December 31, 2022, the total portfolio had a carrying value, net of reserves, of $1,199 million. The portfolio is recorded at the lower of cost or fair value, less cost to sell, which reflects market yields as well as estimates with respect to ongoing litigation in Poland related to foreign currency-denominated mortgages and other factors. Loss from discontinued operations included $720 million, $509 million and $121 million non-cash pre-tax charges for the years ended December 31, 2022, 2021 and 2020, respectively, reflecting estimates with respect to ongoing litigation as well as market yields. To ensure appropriate capital levels, we made capital contributions in cash of $530 million and $360 million into Bank BPH during the second quarter of 2022 and fourth quarter of 2021, respectively. Future changes in the estimated legal liabilities or market yields could result in further losses and capital contributions related to these loans in future reporting periods beyond the amounts that we currently estimate. See Note 24 for further information.

RESULTS OF DISCONTINUED OPERATIONS For the year ended December 31, 2022	GE HealthCare	GECAS	Bank BPH & Other	Total
Total revenues	$18,457	$—	$—	$18,457
Cost of equipment and services sold	(11,265)	—	—	(11,265)
Other income, costs and expenses	(4,842)	—	(808)	(5,651)

Earnings (loss) of discontinued operations before income taxes	2,350	—	(808)	1,541
Benefit (provision) for income taxes	(521)	—	(32)	(553)
Earnings (loss) of discontinued operations, net of taxes(a)	1,829	—	(841)	988

Gain (loss) on disposal before income taxes	6	(18)	75	64
Benefit (provision) for income taxes	11	139	—	150
Gain (loss) on disposal, net of taxes	17	121	75	213

Earnings (loss) from discontinued operations, net of taxes	$1,846	$121	$(765)	$1,202

For the year ended December 31, 2021	GE HealthCare	GECAS	Bank BPH & Other	Total
Total revenues	$17,717	$—	$—	$17,717
Cost of equipment and services sold	(10,520)	(398)	—	(10,918)
Other income, costs and expenses	(4,965)	1,992	(599)	(3,572)

Earnings (loss) of discontinued operations before income taxes	2,233	1,594	(599)	3,227
Benefit (provision) for income taxes	(521)	(258)	(77)	(856)
Earnings (loss) of discontinued operations, net of taxes(a)	1,711	1,336	(676)	2,371

Gain (loss) on disposal before income taxes	12	(3,312)	65	(3,234)
Benefit (provision) for income taxes	2	(570)	(38)	(606)
Gain (loss) on disposal, net of taxes	14	(3,882)	27	(3,841)

Earnings (loss) from discontinued operations, net of taxes	$1,726	$(2,546)	$(648)	$(1,469)

For the year ended December 31, 2020	GE HealthCare	GECAS	Bank BPH & Other	Total
Total revenues	$18,001	$—	$—	$18,001
Cost of equipment and services sold	(10,729)	(2,555)	—	(13,284)
Other income, costs and expenses	(5,182)	1,781	(195)	(3,596)

Earnings (loss) of discontinued operations before income taxes	2,090	(773)	(195)	1,122
Benefit (provision) for income taxes	(443)	(13)	101	(355)
Earnings (loss) of discontinued operations, net of taxes(a)	1,647	(786)	(93)	767

Gain (loss) on disposal before income taxes	12,373	—	(31)	12,342
Benefit (provision) for income taxes	(1,237)	—	(1)	(1,238)
Gain (loss) on disposal, net of taxes	11,135	—	(32)	11,103

Earnings (loss) from discontinued operations, net of taxes	$12,782	$(786)	$(125)	$11,870
(a) Earnings (loss) of discontinued operations from GECAS operations included zero, $359 million and $2,545 million of depreciation and amortization for the years ended December 31, 2022, 2021 and 2020, respectively. GECAS depreciation and amortization ceased on March 10, 2021.

ASSETS AND LIABILITIES OF DISCONTINUED OPERATIONS	December 31, 2022	December 31, 2021
Cash, cash equivalents and restricted cash	$2,627	$1,332
Current receivables	3,361	3,304
Inventories, including deferred inventory costs	2,512	2,308
Goodwill	12,799	12,879
Other intangible assets - net	1,520	1,847
Contract and other deferred assets	854	637
Financing receivables held for sale (Polish mortgage portfolio)	1,200	1,816
Property, plant, and equipment - net	2,379	2,413
All other assets	2,109	2,230
Deferred income taxes	2,528	2,640
Assets of discontinued operations(a)	$31,890	$31,406

Accounts payable and equipment project payables	$3,487	$2,953
Progress collections and deferred income	2,499	2,450
Long-term borrowings	8,273	44
Non-current compensation and benefits	5,658	7,542
All other liabilities	4,556	4,452
Liabilities of discontinued operations(a)	$24,474	$17,442
(a) Included $28,998 million and $28,229 million of assets and $23,337 million and $16,555 million of liabilities for GE HealthCare as of December 31, 2022 and 2021, respectively.

NOTE 3. INVESTMENT SECURITIES. All of our debt securities are classified as available-for-sale and substantially all are investment-grade supporting obligations to annuitants and policyholders in our run-off insurance operations. We manage the investments in our run-off insurance operations under strict investment guidelines, including limitations on asset class concentration, single issuer exposures, asset-liability duration variances, and other factors to meet credit quality, yield, liquidity and diversification requirements associated with servicing our insurance liabilities under reasonable circumstances. This process includes consideration of various asset allocation strategies and incorporates information from several external investment advisors to improve our investment yield subject to maintaining our ability to satisfy insurance liabilities when due, as well as considering our risk-based capital requirements, regulatory constraints, and tolerance for surplus volatility. Asset allocation planning is a dynamic process that considers changes in market conditions, risk appetite, liquidity needs and other factors, which are reviewed on a periodic basis by our investment team. On November 1, 2021, we received 111.5 million ordinary shares of AerCap (approximately 46% ownership interest) and an AerCap senior note as partial consideration in conjunction with the GECAS transaction, for which we have adopted the fair value option. Our investment in Baker Hughes (BKR) comprises 7.0 million shares (approximately 1% ownership interest) at December 31, 2022. Both our AerCap and BKR investments are recorded as Equity securities with readily determinable fair values. As a result of the separation of our HealthCare business, we will prospectively measure our retained ownership interest of approximately 19.9% of GE HealthCare common stock at fair value. See Note 28 for further information. Investment securities held within insurance entities are classified as non-current as they support the long-duration insurance liabilities.

	December 31, 2022				December 31, 2021
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Equity and note (AerCap)	$—	$—	$—	$7,403	$—	$—	$—	$8,287
Equity (Baker Hughes)	—	—	—	207	—	—	—	4,010
Current investment securities	$—	$—	$—	$7,609	$—	$—	$—	$12,297
Debt
U.S. corporate	$26,921	$675	$(2,164)	$25,432	$25,182	$5,502	$(33)	$30,652
Non-U.S. corporate	2,548	18	(300)	2,266	2,361	343	(4)	2,701
State and municipal	2,898	66	(241)	2,722	2,639	573	(6)	3,205
Mortgage and asset-backed	4,442	21	(290)	4,173	3,950	117	(47)	4,019
Government and agencies	1,172	2	(147)	1,026	1,086	104	(2)	1,188
Other equity	408	—	—	408	412	—	—	412
Non-current investment securities	$38,388	$781	$(3,143)	$36,027	$35,630	$6,639	$(92)	$42,177

The amortized cost of debt securities excludes accrued interest of $457 million and $415 million at December 31, 2022 and 2021, respectively, which is reported in All other current assets.

The estimated fair value of investment securities at December 31, 2022 decreased since December 31, 2021, primarily due to higher market yields and widening credit spreads, BKR share sales, and the mark-to-market effect on our equity interest in AerCap, partially offset by new insurance investments, including related to the recapture transaction, and the mark-to-market effect on our remaining equity interest in BKR. See Note 12 for further information about the recapture transaction.

Total estimated fair value of debt securities in an unrealized loss position were $21,482 million and $3,446 million, of which $3,275 million and $644 million had gross unrealized losses of $(835) million and $(42) million and had been in a loss position for 12 months or more at December 31, 2022 and 2021, respectively. Gross unrealized losses of $(3,143) million at December 31, 2022 included $(2,164) million related to U.S. corporate securities, $(182) million related to commercial mortgage-backed securities (CMBS) collateralized by pools of commercial mortgage loans on real estate, and $(106) million related to Asset-backed securities. The majority of our U.S. corporate securities' gross unrealized losses were in the consumer, electric, technology, insurance and energy industries. The majority of our CMBS and Asset-backed securities in an unrealized loss position have received investment-grade credit ratings from the major rating agencies. For our securities in an unrealized loss position, the losses are not indicative of credit losses, we currently do not intend to sell the investments, and it is not likely that we will be required to sell the investments before recovery of their amortized cost basis.

Net unrealized gains (losses) for equity securities with readily determinable fair values, which are recorded in Other income (loss) within continuing operations, were $(40) million, $1,660 million and $(1,671) million for the years ended December 31, 2022, 2021 and 2020, respectively.

Proceeds from debt and equity securities sales, early redemptions by issuers and principal payments on the BKR promissory note totaled $7,267 million, $6,665 million and $5,059 million for the years ended December 31, 2022, 2021 and 2020, respectively. Gross realized gains on debt securities were $34 million, $69 million and $173 million for the years ended December 31, 2022, 2021 and 2020, respectively. Gross realized losses and impairments on debt securities were $(42) million, $(11) million and $(68) million for the years ended December 31, 2022, 2021 and 2020, respectively.

Cash flows associated with purchases, dispositions and maturities of insurance investment securities are as follows:

For the years ended December 31	2022	2021
Purchases of investment securities	$(4,046)	$(4,286)
Dispositions and maturities of investment securities	3,170	2,997
Net (purchases) dispositions of insurance investment securities	$(876)	$(1,290)

Contractual maturities of our debt securities (excluding mortgage and asset-backed securities) at December 31, 2022 are as follows:

	Amortized cost	Estimated fair value
Within one year	$413	$409
After one year through five years	4,287	4,247
After five years through ten years	5,910	5,869
After ten years	22,928	20,920

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

In addition to the equity securities described above, we hold $614 million and $367 million of equity securities without readily determinable fair values at December 31, 2022 and 2021, respectively, that are classified within non-current All other assets in our Statement of Financial Position. Fair value adjustments, including impairments, recorded in earnings were $(11) million, $20 million and $(140) million for the years ended December 31, 2022, 2021 and 2020, respectively.

Our run-off insurance operations have approximately $800 million of assets held by states or other regulatory bodies in statutorily required deposit accounts, and approximately $29,700 million of assets held in trust accounts, including $2,300 million to be added in the first quarter of 2023, associated with reinsurance contracts and reinsurance security trust agreements in place between either Employers Reassurance Corporation (ERAC) or Union Fidelity Life Insurance Company (UFLIC) as the reinsuring entity and a number of ceding insurers. Assets in these trusts are held by an independent trustee for the benefit of the ceding insurer, and are subject to various investment guidelines as set forth in the respective reinsurance contracts and trust agreements. Some of these trust agreements may allow a ceding company to withdraw trust assets from the trust and hold these assets on its balance sheet, in an account under its control for the benefit of ERAC or UFLIC which might allow the ceding company to exercise investment control over such assets.

NOTE 4. CURRENT AND LONG-TERM RECEIVABLES

CURRENT RECEIVABLES
December 31	2022	2021
Customer receivables	$11,803	$10,046
Revenue sharing program receivables(a)	1,326	1,166
Non-income based tax receivables	1,146	1,061
Supplier advances	691	575
Receivables from disposed businesses	115	148
Other sundry receivables	518	549
Allowance for credit losses(b)	(768)	(967)
Total current receivables	$14,831	$12,579
(a) Revenue sharing program receivables in Aerospace are amounts due from third parties who participate in engine programs by developing and supplying certain engine components through the life of the program. The participants share in program revenues, receive a share of customer progress payments and share costs related to discounts and warranties.
(b) Allowance for credit losses decreased primarily due to write-offs, recoveries and foreign currency impact, partially offset by net new provisions of $46 million.

December 31	2022	2021
Aerospace	$7,784	$5,812
Renewable Energy	2,415	2,218
Power	4,229	4,092
Corporate	404	458
Total current receivables	$14,831	$12,579

Sales of customer receivables. Previously, GE businesses sold customer receivables to our Working Capital Solutions (WCS) business. These programs were discontinued in 2021. Separately, the Company from time to time sells current or long-term receivables to third parties in response to customer-sponsored requests or programs, to facilitate sales, or for risk mitigation purposes. Activity related to current customer receivables sold by GE businesses is as follows:

	2022	2021
	Third Parties	WCS	Third Parties
Balance at January 1	$145	$2,780	$2,202
GE businesses sales to WCS	—	8,331	—
GE businesses sales to third parties(a)	2,052	—	1,401
WCS sales to third parties	—	(6,778)	6,778
Collections and other	(2,139)	(4,426)	(10,236)
Reclassification from long-term customer receivables	40	93	—
Balance at December 31	$98	$—	$145
(a) The Company sold current customer receivables to third parties related primarily to our participation in customer-sponsored supply chain finance programs. Within these programs, primarily in Renewable Energy and Aerospace, the Company has no continuing involvement, fees associated with the transferred receivables are covered by the customer and cash is received at the original invoice due date.

LONG-TERM RECEIVABLES
December 31	2022	2021
Long-term customer receivables(a)	$457	$448
Financing receivables	82	301
Supplier advances	266	309
Non-income based tax receivables	213	208
Receivables from disposed businesses	51	150
Sundry receivables	349	396
Allowance for credit losses	(183)	(123)
Total long-term receivables	$1,236	$1,689
(a) The Company sold $83 million and $52 million of long-term customer receivables to third parties for the years ended December 31, 2022 and 2021, respectively, primarily in our Gas Power business for risk mitigation purposes.

NOTE 5. INVENTORIES, INCLUDING DEFERRED INVENTORY COSTS

December 31	2022	2021
Raw materials and work in process	$9,191	$7,692
Finished goods	3,937	3,876
Deferred inventory costs(a)	1,764	1,971
Inventories, including deferred inventory costs	$14,891	$13,539
(a) Represents cost deferral for shipped goods (such as components for wind turbine assemblies within our Renewable Energy segment) and labor and overhead costs on time and material service contracts (primarily originating in Power and Aerospace) and other costs for which the criteria for revenue recognition has not yet been met.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT AND OPERATING LEASES

	Depreciable lives	Original Cost		Net Carrying Value
December 31	(in years)	2022	2021	2022	2021
Land and improvements	8	$472	$509	$461	$500
Buildings, structures and related equipment	8 - 40	6,024	6,380	2,703	2,921
Machinery and equipment	4 - 20	18,577	18,522	6,163	6,649
Leasehold costs and manufacturing plant under construction	1 - 10	1,568	1,555	1,012	994
ROU operating lease assets				1,854	2,263
Property, plant and equipment - net		$26,641	$26,966	$12,192	$13,326

In the first quarter of 2022, we signed a non-binding memorandum of understanding for GE Steam Power to sell a portion of its business to EDF, which resulted in a reclassification of that business to held for sale. As a result, we recognized a non-cash pre-tax impairment charge of $59 million related to property, plant and equipment at our remaining Steam business within our Power segment. This charge was recorded by Corporate in Selling, general, and administrative expenses in our consolidated Statement of Earnings (Loss).

Operating Lease Liabilities. Our consolidated operating lease liabilities, included in All other liabilities in our Statement of Financial Position, was $2,089 million and $2,496 million, as of December 31, 2022 and 2021, respectively. Substantially all of our operating leases have remaining lease terms of 14 years or less, some of which may include options to extend.

OPERATING LEASE EXPENSE	2022	2021	2020
Long-term (fixed)	$646	$644	$686
Long-term (variable)	66	56	80
Short-term	150	188	203
Total operating lease expense	$863	$888	$969

MATURITY OF LEASE LIABILITIES	2023	2024	2025	2026	2027	Thereafter	Total
Undiscounted lease payments	$579	$485	$340	$252	$187	$571	$2,415
Less: imputed interest							(326)
Total lease liability as of December 31, 2022							$2,089

SUPPLEMENTAL INFORMATION RELATED TO OPERATING LEASES	2022	2021	2020
Operating cash flows used for operating leases	$682	$719	$711
Right-of-use assets obtained in exchange for new lease liabilities	447	513	436
Weighted-average remaining lease term	5.7 years	7.5 years	6.9 years
Weighted-average discount rate	3.4%	4.2%	4.7%

NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS

CHANGES IN GOODWILL BALANCES
	Balance at December 31, 2020	Acquisitions	Currency exchange and other	Balance at December 31, 2021	Dispositions	Currency exchange and other	Balance at December 31, 2022
Aerospace	$9,247	$—	$(234)	$9,013	$(6)	$(171)	$8,835
Renewable Energy	3,401	—	(169)	3,231	—	(30)	3,201
Power	146	—	(1)	145	—	(1)	144
Corporate(a)	876	43	(4)	914	—	(96)	818
Total	$13,669	$43	$(409)	$13,303	$(6)	$(299)	$12,999
(a) Corporate balance at December 31, 2022 and 2021 comprises our Digital business.

In the fourth quarter of 2022, we performed our annual impairment test. Based on the results of this test, the fair values of each of our reporting units exceeded their carrying values, however, we identified two reporting units for which the fair values were not substantially in excess of their carrying values. The fair values of our Digital reporting unit at Corporate and the Additive reporting unit in our Aerospace segment were in excess of their carrying values by 16% and 21%, respectively. At December 31, 2022, our Digital and Additive reporting units had goodwill of $818 million and $239 million, respectively.

Determining the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

		2022			2021
INTANGIBLE ASSETS SUBJECT TO AMORTIZATION December 31	Useful lives (in years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related(a)	3-15	$5,991	$(3,453)	$2,538	$6,153	$(3,058)	$3,095
Patents and technology	5-15	5,888	(3,202)	2,686	6,047	(2,651)	3,396
Capitalized software	3-10	2,979	(2,186)	793	2,981	(2,105)	876
Trademarks & other	2-50	384	(295)	88	395	(278)	117
Total		$15,242	$(9,137)	$6,105	$15,576	$(8,092)	$7,483
(a) Balance includes payments made to our customers, primarily within our Aerospace business.

December 31	2022	2021
Aerospace	$4,748	$5,019
Renewable Energy	183	229
Power	958	1,965
Corporate	216	271
Total other intangible assets, net	$6,105	$7,483

Intangible assets decreased $1,378 million in 2022, primarily as a result of amortization partially offset by the acquisition of capitalized software and patents and technology mainly at Aerospace and Power of $152 million. Consolidated amortization expense was $1,338 million, $738 million and $930 million for the years ended December 31, 2022, 2021 and 2020, respectively.

In the first quarter of 2022, we signed a non-binding memorandum of understanding for GE Steam Power to sell a portion of its business to EDF, which resulted in a reclassification of that business to held for sale. As a result, we recognized a non-cash pre-tax impairment charge of $765 million related to intangible assets at our remaining Steam business within our Power segment. We determined the fair value of these intangible assets using an income approach. This charge was recorded by Corporate in Selling, general, and administrative expenses in our Statement of Earnings (Loss).

Estimated consolidated annual pre-tax amortization for intangible assets over the next five calendar years are as follows:

ESTIMATED 5 YEAR CONSOLIDATED AMORTIZATION	2023	2024	2025	2026	2027
Estimated annual pre-tax amortization	$668	$625	$600	$558	$542

During 2022, we recorded additions to intangible assets subject to amortization of $155 million with a weighted-average amortizable period of 7.7 years, including capitalized software of $120 million, with a weighted-average amortizable period of 6.3 years.

NOTE 8. CONTRACT AND OTHER DEFERRED ASSETS & PROGRESS COLLECTIONS AND DEFERRED INCOME
Contract and other deferred assets decreased $2,125 million in the year ended December 31, 2022 primarily due to decreased long-term service agreements and the timing of billing milestones ahead of revenue recognition on long-term equipment contracts. Our long-term service agreements decreased primarily due to billings of $11,665 million, partially offset by revenues recognized of $9,680 million and net favorable changes in estimated profitability of $85 million at Aerospace and $303 million at Power, primarily attributable to contractual increases in billings, partially offset by cost inflation.

December 31, 2022	Aerospace	Renewable Energy	Power	Corporate	Total
Revenues in excess of billings	$2,363	$—	$5,403	$—	$7,766
Billings in excess of revenues	(6,681)	—	(1,763)	—	(8,443)
Long-term service agreements	$(4,318)	$—	$3,640	$—	$(677)
Short-term and other service agreements	391	108	56	245	799
Equipment contract revenues	42	955	1,348	—	2,345
Current contract assets	$(3,884)	$1,063	$5,044	$245	$2,467

Nonrecurring engineering costs(a)	2,513	17	4	—	2,534
Customer advances and other(b)	2,519	—	724	—	3,243
Non-current contract and other deferred assets	$5,032	$17	$728	$—	$5,776
Total contract and other deferred assets	$1,148	$1,079	$5,772	$245	$8,244

December 31, 2021
Revenues in excess of billings	$2,478	$—	$5,495	$—	$7,972
Billings in excess of revenues	(5,731)	—	(1,614)	—	(7,346)
Long-term service agreements	$(3,253)	$—	$3,880	$—	$627
Short-term and other service agreements	340	87	80	256	762
Equipment contract revenues	33	1,297	1,709	—	3,039
Current contract assets	$(2,881)	$1,384	$5,669	$256	$4,429

Nonrecurring engineering costs(a)	2,479	28	12	—	2,519
Customer advances and other(b)	2,620	—	801	—	3,421
Non-current contract and other deferred assets	$5,099	$28	$813	$—	$5,940
Total contract and other deferred assets	$2,218	$1,412	$6,482	$256	$10,368
(a) Included costs incurred prior to production (such as requisition engineering) for equipment production contracts, primarily within our Aerospace segment, which are amortized ratably over each unit produced.
(b) Included amounts due from customers at Aerospace for the sales of engines, spare parts and services, and at Power, for the sale of services upgrades, which we collect through incremental fixed or usage-based fees from servicing the equipment under long-term service agreements.

Progress collections and deferred income increased $715 million primarily due to new collections received in excess of revenue recognition at Aerospace, including increased collections to support higher production, and at Renewable Energy, partially offset by a decrease at Power due to the reclassification of a portion of our GE Steam Power business to held for sale. Revenues recognized for contracts included in a liability position at the beginning of the year were $12,345 million and $13,436 million for the years ended December 31, 2022 and 2021, respectively.

December 31, 2022	Aerospace	Renewable Energy	Power	Corporate	Total
Progress collections on equipment contracts	$74	$2,464	$3,973	$—	$6,511
Other progress collections	5,740	2,731	541	131	9,143
Current deferred income	233	208	13	107	562
Progress collections and deferred income	$6,047	$5,404	$4,527	$238	$16,216
Non-current deferred income	1,110	183	104	12	1,409
Total Progress collections and deferred income	$7,157	$5,586	$4,632	$250	$17,625

December 31, 2021
Progress collections on equipment contracts	$142	$1,843	$5,198	$—	$7,183
Other progress collections	4,469	2,866	385	111	7,831
Current deferred income	170	198	33	99	499
Progress collections and deferred income	$4,782	$4,907	$5,615	$210	$15,514
Non-current deferred income	1,090	194	110	3	1,397
Total Progress collections and deferred income	$5,871	$5,101	$5,725	$213	$16,910

NOTE 9. ALL OTHER ASSETS

December 31	2022	2021
Derivative instruments (Note 22)	$454	$702
Assets held for sale	93	183
Prepaid taxes and deferred charges	313	286
Cash collateral on derivatives	—	76
Accrued interest and investment income	457	426
Other	83	198
All other current assets	$1,400	$1,871

Equity method and other investments	8,253	7,542
Long-term receivables (Note 4)	1,236	1,689
Prepaid taxes and deferred charges	583	689
Insurance receivables	2,438	8,650
Insurance cash and cash equivalents(a)	619	353
Pension surplus	1,793	1,930
Other	555	431
All other non-current assets	$15,477	$21,284
Total All other assets	$16,876	$23,155
(a) Cash and cash equivalents in our insurance entities are subject to regulatory restrictions and used for operations of those entities. Therefore, the balance is included in All other assets.

Equity method investments. Unconsolidated entities over which we have significant influence are accounted for as equity method investments and presented on a one-line basis in All other assets on our Statement of Financial Position. Equity method income includes our share of the results of unconsolidated entities, gains (loss) from sales and impairments of investments, which is included in Other income and in Insurance revenues in our Statement of Earnings (Loss). See Note 1 for further information.

	Equity method investment balance		Equity method income (loss)
December 31	2022	2021	2022	2021	2020
Aerospace	$1,931	$2,000	$149	$58	$(41)
Renewable Energy	752	739	32	39	13
Power	960	977	89	23	43
Corporate(a)	3,991	3,451	103	68	23
Total consolidated	$7,633	$7,167	$373	$188	$39
(a) Equity method investments within Corporate include investments held by EFS of $1,975 million and $1,943 million and held by our run-off insurance operations of $1,980 million and $1,480 million as of December 31, 2022 and 2021, respectively.

NOTE 10. BORROWINGS

December 31		2022		2021
		Amount	Average Rate	Amount	Average Rate
Current portion of long-term borrowings
Senior notes issued by GE		$464	0.98%	$1,242	1.38%
Senior and subordinated notes assumed by GE		1,973	1.50	1,645	2.05
Senior notes issued by GE Capital		1,188	1.54	1,370	0.63
Other		115		76
Total short-term borrowings		$3,739		$4,333

	Maturities	Amount	Average Rate	Amount	Average Rate
Senior notes issued by GE	2024-2050	$4,724	2.62%	$5,373	2.87%
Senior and subordinated notes assumed by GE	2024-2054	8,406	4.71	11,306	3.73
Senior notes issued by GE Capital	2024-2042	6,289	3.95	13,274	4.26
Other		901		827
Total long-term borrowings		$20,320		$30,781
Total borrowings		$24,059		$35,114

The Company has provided a full and unconditional guarantee on the payment of the principal and interest on all senior and subordinated outstanding long-term debt securities issued by subsidiaries of GE Capital, our former financial services business. This guarantee applied to $5,258 million and $13,719 million of senior notes and other debt issued by GE Capital at December 31, 2022 and 2021, respectively.

In the fourth quarter of 2022, GE HealthCare issued a total of $8,250 million in aggregate principal amount of senior unsecured debt. GE used the majority of the proceeds to complete a debt tender to repurchase a total of $7,234 million of debt, comprising $6,106 million of GE Capital issued debt with maturities ranging from 2032 through 2035, and $1,128 million of GE assumed debt due 2032. See Note 22 for further information about borrowings and associated interest rate swaps.

Long-term debt maturities over the next five years follow.

	2023		2024	2025	2026	2027
Debt issued by GE	$464		$195	$863	$45	$717
Debt assumed by GE	1,973		512	237	1,136	222
Debt issued by GE Capital	1,188	(a)	112	694	149	624
(a)Fixed and floating rate notes of $363 million contain put options with exercise dates in 2023, which have final maturity beyond 2034.

The total interest payments on consolidated borrowings are estimated to be $875 million, $804 million, $772 million, $706 million and $655 million for 2023, 2024, 2025, 2026 and 2027, respectively.

NOTE 11. ACCOUNTS PAYABLE AND EQUIPMENT PROJECT PAYABLES

December 31	2022	2021
Trade payables	$10,033	$8,813
Supply chain finance programs	3,689	3,211
Equipment project payables(a)	1,236	1,125
Non-income based tax payables	441	378
Accounts payable and equipment project payables	$15,399	$13,527
(a) Primarily related to projects in our Power and Renewable Energy segments.

NOTE 12. INSURANCE LIABILITIES AND ANNUITY BENEFITS. Insurance liabilities and annuity benefits comprise substantially all obligations to annuitants and insureds in our run-off insurance operations. Our insurance operations (net of eliminations) generated revenues of $2,957 million, $3,101 million and $2,865 million, profit was $205 million, $798 million and $197 million and net earnings was $159 million, $627 million and $143 million for the years ended December 31, 2022, 2021 and 2020, respectively. These operations were supported by assets of $45,031 million and $56,037 million at December 31, 2022 and 2021, respectively. A summary of our insurance liabilities and annuity benefits is presented below.

December 31, 2022	Long-term care	Structured settlement annuities	Life	Other contracts(a)	Total
Future policy benefit reserves	$24,256	$8,860	$1,040	$437	$34,593
Investment contracts	—	860	—	848	1,708
Other	—	—	178	366	544
Total	$24,256	$9,720	$1,218	$1,651	$36,845

December 31, 2021
Future policy benefit reserves	$34,644	$12,328	$1,301	$490	$48,763
Investment contracts	—	950	—	907	1,857
Other	—	—	189	761	950
Total	$34,644	$13,278	$1,490	$2,158	$51,570
(a) As of December 31, 2021, Other includes reserves of $325 million related to short-duration contracts at EIC, net of eliminations.

The following tables summarize balances of and changes in future policy benefits reserves.

	2022			2021
Present value of expected net premiums	Long-term care	Structured settlement annuities	Life	Long-term care	Structured settlement annuities	Life
Balance, beginning of year	$5,652	$—	$6,622	$6,397	$—	$7,205
Beginning balance at locked-in discount rate	4,451	—	5,443	4,822	—	5,518
Effect of changes in cash flow assumptions	(9)	—	91	(91)	—	191
Effect of actual variances from expected experience	(290)	—	6	(68)	—	(69)
Adjusted beginning of year balance	4,152	—	5,540	4,663	—	5,640
Interest accrual	223	—	203	241	—	203
Net premiums collected	(417)	—	(357)	(453)	—	(392)
Effect of foreign currency	—	—	(176)	—	—	(9)
Ending balance at locked-in discount rate	3,958	—	5,210	4,451	—	5,443
Effect of changes in discount rate assumptions	101	—	(381)	1,201	—	1,179
Balance, end of year	$4,059	$—	$4,828	$5,652	$—	$6,622

Present value of expected future policy benefits
Balance, beginning of year	$40,296	$12,328	$7,923	$43,974	$13,531	$8,767
Beginning balance at locked-in discount rate	27,465	9,024	6,560	27,745	9,163	6,797
Effect of changes in cash flow assumptions	(413)	(23)	120	(509)	58	207
Effect of actual variances from expected experience	(320)	(11)	40	(147)	(11)	(43)
Adjusted beginning of year balance	26,732	8,990	6,720	27,089	9,210	6,961
Interest accrual	1,446	471	243	1,435	491	248
Benefit payments	(1,152)	(671)	(531)	(1,058)	(678)	(638)
Effect of foreign currency	—	—	(185)	—	—	(10)
Ending balance at locked-in discount rate	27,026	8,790	6,247	27,465	9,024	6,560
Effect of changes in discount rate assumptions	1,290	70	(380)	12,831	3,305	1,363
Balance, end of year	$28,316	$8,860	$5,868	$40,296	$12,328	$7,923
Net future policy benefit reserves	$24,256	$8,860	$1,040	$34,644	$12,328	$1,301
Less: Reinsurance recoverables, net of allowance for credit losses	(171)	—	(67)	(6,473)	—	(87)
Net future policy benefit reserves, after reinsurance recoverables	$24,085	$8,860	$973	$28,171	$12,328	$1,214

The Statement of Earnings (Loss) for the years ended December 31, 2022 and 2021, included gross premiums or assessments of $935 million and $967 million and interest accretion of $1,735 million and $1,730 million, respectively. For the years ended December 31, 2022 and 2021, gross premiums or assessments was substantially all related to long-term care of $490 million and $487 million and life of $415 million and $448 million while interest accretion was substantially all related to long-term care of $1,224 million and $1,194 million and structured settlement annuities of $471 million and $491 million, respectively.

The following table provides the amount of undiscounted and discounted expected gross premiums and expected future benefits and expenses for nonparticipating traditional contracts.

	2022		2021
	Undiscounted	Discounted(a)	Undiscounted	Discounted(a)
Long-term Care
Expected future gross premiums	$7,985	$4,918	$8,173	$6,187
Expected future benefit payments	65,217	28,316	67,516	40,296
Structured Settlement Annuities
Expected future benefit payments	19,936	8,860	20,666	12,328
Life
Expected future gross premiums	13,754	5,916	14,579	8,275
Expected future benefit payments	12,020	5,868	12,702	7,923
(a) Determined using the current discount rate as of December 31, 2022 and 2021.

The following table provides the weighted-average durations of and weighted-average interest rates for the liability for future policy benefits.

	2022			2021
	Long-term care	Structured settlement annuities	Life	Long-term care	Structured settlement annuities	Life
Duration (years)(a)	13.0	10.7	5.0	15.5	13.2	6.3
Interest Accretion Rate	5.5%	5.4%	4.9%	5.3%	5.5%	4.8%
Current Discount Rate	5.6%	5.5%	5.4%	3.1%	3.1%	2.6%
(a) Duration determined using the current discount rate as of December 31, 2022 and 2021.

We completed our annual review of future policy benefit reserves cash flow assumptions in our run-off insurance portfolio in the third quarter of 2022 and 2021. As a result of our 2022 review, we made changes to assumptions, principally related to assumed moderately higher near-term mortality related to COVID-19. Our 2021 review resulted in changes to our assumptions principally related to favorable adjustments to long-term care claim continuance and utilization, unfavorable emerging lapse experience associated with 20-year level term life policies following the end of their 20-year level premium period, and unfavorable structured settlement annuity mortality at older ages for impaired lives.

Included in Insurance losses and annuity benefits in our Statement of Earnings (Loss) for the years ended December 31, 2022 and 2021 are favorable pre-tax adjustments of $404 million and $408 million, respectively, from updating the net premium ratio after updating for actual historical experience each quarter and updating of future cash flow assumptions in the third quarter of each year. Included in these amounts for the years ended December 31, 2022 and 2021, are unfavorable adjustments of $190 million and $58 million, respectively, due to insufficient gross premiums (i.e., net premium ratio exceeded 100%), related to certain cohorts in our long-term care and life insurance portfolios in 2022 and our life portfolio in 2021. These adjustments are primarily attributable to adverse claim experience and delays in premium rate increase approvals in our long-term care insurance portfolio and moderately higher mortality experience and assumption changes related to COVID-19 in our life insurance portfolio.

At December 31, 2022 and 2021, policyholders account balances totaled $1,964 million and $2,124 million, respectively. As our insurance operations are in run-off, changes in policyholder account balances for the years ended December 31, 2022 and 2021, are primarily attributable to surrenders, withdrawals, and benefit payments of $441 million and $475 million, partially offset by net additions from separate accounts and interest credited of $271 million and $326 million, respectively. Interest on policyholder account balances is nearly all being credited at minimum guaranteed rates between 3.0% and 6.0% at both December 31, 2022 and 2021.

Reinsurance recoveries are recorded as a reduction of insurance losses and annuity benefits in our Statement of Earnings (Loss) and amounted to $321 million, $351 million and $350 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Reinsurance recoverables, net of allowances of an insignificant amount and $2,065 million, are included in non-current All other assets in our Statement of Financial Position, and amounted to $255 million and $6,596 million at December 31, 2022 and 2021, respectively.

In the third quarter of 2022, we agreed to terminate substantially all long-term care insurance exposures previously ceded to a single reinsurance company (recapture transaction) and recorded an increase to our allowance for credit losses on such reinsurance recoverables of $350 million (pre-tax) ($276 million (after-tax)) which is unrelated to changes in claim experience or projections of future policy benefit reserves. Upon closing of the recapture transaction in the fourth quarter of 2022, we received a net portfolio of investment securities with an estimated fair value of $2,396 million in complete settlement of reinsurance recoverables previously recognized under retrocession agreements with the reinsurance company, which represented substantially all of our reinsurance recoverables balance as of September 30, 2022 and recorded an incremental loss of $55 million (pre-tax) ($43 million (after-tax)).

The recapture transaction reduces both our financial and operational risks by removing the future inherent risk of collectability of reinsurance recoverables, eliminating retrocession contracts having complex terms and conditions, assuming direct control of the portfolio of investment securities held in a trust for our benefit and redeploying those assets consistent with our portfolio realignment strategy and establishing administration service standards intended to enhance claim administration and innovation efforts. The effect of the recapture agreement does not increase our long-term care insurance liabilities as under the existing retrocession agreements we were not previously relieved of our primary obligation to companies from which we originally assumed the liabilities.

Statutory accounting practices, not GAAP, determine the required statutory capital levels of our insurance legal entities. Statutory accounting practices are set forth by the National Association of Insurance Commissioners (NAIC) as well as state laws, regulation and general administrative rules and differ in certain respects from GAAP. We annually perform statutory asset adequacy testing, the results of which may affect the amount or timing of capital contributions from GE to the insurance legal entities.

Following approval of a statutory permitted accounting practice in 2018 by our primary regulator, the Kansas Insurance Department (KID), we provided a total of $13,215 million of capital contributions to our run-off insurance subsidiaries, including $1,815 million in the first quarter of 2023. In accordance with the terms of the 2018 statutory permitted accounting practice, we expect to provide the final capital contribution of approximately $1,820 million in the first quarter of 2024, pending completion of our December 31, 2023 statutory reporting process, which includes asset adequacy testing, subject to ongoing monitoring by KID. GE is a party to capital maintenance agreements with its run-off insurance subsidiaries under which GE is required to maintain their statutory capital levels at 300% of their year-end Authorized Control Level risk-based capital requirements as defined from time to time by the NAIC.

See Notes 1 and 3 for further information related to our run-off insurance operations.

NOTE 13. POSTRETIREMENT BENEFIT PLANS
PENSION BENEFITS AND RETIREE HEALTH AND LIFE BENEFITS. We sponsor a number of pension and retiree health and life insurance benefit plans that we present in three categories, principal pension plans, other pension plans and principal retiree benefit plans. Smaller pension plans with pension assets or obligations that have not reached $50 million and other retiree benefit plans are not presented. In this Note, information is as of a December 31 measurement date for these plans and forward looking statements reflect the impact of the GE HealthCare separation (Separation), including the legal split of certain postretirement benefit plans into three separate plans and the transfer of certain postretirement liabilities to GE HealthCare. In connection with the Separation, net liabilities of approximately $4.0 billion associated with GE's postretirement benefit plans, including a portion of the principal pension plans, other pension plans and the principal retiree benefit plans, were transferred to GE HealthCare. See Note 28 for more information regarding the Separation. The amounts that remain with GE following the Separation are shown as continuing operations in the aggregate rather than for each remaining split plan.

DESCRIPTION OF OUR PLANS
Plan Category		Participants	Funding	Comments
Principal Pension Plans	GE Pension Plan	Covers U.S. participants ~177,000 retirees and beneficiaries, ~82,500 vested former employees and ~23,000 active employees	Our funding policy is to contribute amounts sufficient to meet minimum funding requirements under employee benefit and tax laws. We may decide to contribute additional amounts beyond this level.
Closed to new participants since 2012. Benefits for ~20,000 employees with salaried benefits were frozen effective January 1, 2021, and thereafter these employees receive increased company contributions in the company sponsored defined contribution plan in lieu of participation in a defined benefit plan (announced October 2019).

	GE Supplementary Pension Plan	Provides supplementary benefits to higher-level, longer-service U.S. employees	Unfunded. We pay benefits from company cash.
The annuity benefit has been closed to new participants since 2011 and has been replaced by an installment benefit (which was closed to new executives after 2020). Benefits for ~700 employees who became executives before 2011 were frozen effective January 1, 2021, and thereafter these employees accrue the installment benefit.

Other Pension Plans(a)	41 U.S. and non-U.S. pension plans with pension assets or obligations that have reached $50 million	Covers ~58,000 retirees and beneficiaries, ~48,500 vested former employees and ~14,000 active employees	Our funding policy is to contribute amounts sufficient to meet minimum funding requirements under employee benefit and tax laws in each country. We may decide to contribute additional amounts beyond this level. We pay benefits for some plans from company cash.	In certain countries, benefit accruals have ceased and/or have been closed to new hires as of various dates.
Principal Retiree Benefit Plans	Provides health and life insurance benefits to certain eligible participants	Covers U.S. participants ~151,500 retirees and dependents and ~21,500 active employees	We fund retiree health benefits on a pay-as-you-go basis and the retiree life insurance trust at our discretion.	Participants share in the cost of the healthcare benefits.
(a) Plans that reach $50 million are not removed from the presentation unless part of a disposition or plan termination.

FUNDING STATUS BY PLAN TYPE	Benefit Obligation		Fair Value of Assets		Deficit/(Surplus)
	2022	2021	2022	2021	2022	2021
Principal Pension Plans:
GE Pension Plan (subject to regulatory funding)	$48,134	$65,073	$44,993	$60,990	$3,141	$4,083
GE Supplementary Pension Plan (not subject to regulatory funding)	5,457	7,226	—	—	5,457	7,226
	53,591	72,299	44,993	60,990	8,598	11,309
Other Pension Plans:
Subject to regulatory funding	12,078	19,698	14,512	22,280	(2,434)	(2,582)
Not subject to regulatory funding	1,838	2,558	151	210	1,687	2,348
Principal retiree benefit plans (not subject to regulatory funding)	3,304	4,308	10	42	3,294	4,266

Total plans subject to regulatory funding	60,212	84,771	59,505	83,270	707	1,501
Total plans not subject to regulatory funding	10,599	14,092	161	252	10,438	13,840
Total plans	70,811	98,863	59,666	83,522	11,145	15,341
Less: discontinued operations	23,513	32,720	19,291	26,937	4,222	5,783
Total plans - continuing operations	$47,298	$66,143	$40,375	$56,585	$6,923	$9,558

Effective January 1, 2023, certain postretirement benefit plans were legally split or allocated. The HealthCare plans were transferred to GE HealthCare in connection with the Separation. The Power and Renewable Energy (will be part of GE Vernova) and Aerospace plans remain with GE. Below is the funding status of the plans.

FUNDING STATUS BY PLAN TYPE at January 1, 2023	Benefit Obligation	Fair Value of Assets	Deficit/(Surplus)
HealthCare:
GE HealthCare Pension Plan	$15,968	$14,860	$1,108
GE HealthCare Supplementary Pension Plan	2,033	—	2,033
Other pension plans	4,363	4,431	(68)
Principal retiree benefit plans	1,149	—	1,149
	23,513	19,291	4,222
Power and Renewable Energy:
GE Energy Pension Plan	10,068	9,594	474
GE Energy Supplementary Pension Plan	510	—	510
Other pension plans	6,124	6,393	(269)
Principal retiree benefit plans	801	—	801
	17,503	15,987	1,516
Aerospace:
GE Aerospace Pension Plan	22,098	20,539	1,559
GE Aerospace Supplementary Pension Plan	2,914	—	2,914
Other pension plans	3,429	3,839	(410)
Principal retiree benefit plans	1,354	10	1,344
	29,795	24,388	5,407
Total plans	$70,811	$59,666	$11,145

FUNDING. The Employee Retirement Income Security Act (ERISA) determines minimum funding requirements in the U.S. No contributions were required or made for the GE Pension Plan during 2022 or 2021 and based on our current assumptions, we do not anticipate having to make additional required contributions in the near future. On an ERISA basis, our estimate is that the GE Pension Plan was 92.8% and 107.3% funded for 2022 and 2021, respectively. The GAAP funded status is 93.5% and 93.7% for 2022 and 2021, respectively.

Post Separation, we expect to pay approximately $230 million for benefit payments in total under our GE Energy Supplementary Pension Plan and GE Aerospace Supplementary Pension Plan and administrative expenses of our remaining principal pension plans and expect to contribute approximately $100 million to other remaining pension plans in 2023. We fund retiree health benefits on a pay-as-you-go basis and the retiree life insurance trust at our discretion. Post Separation, we expect to contribute approximately $230 million in 2023 to fund such benefits.

ACTIONS. Pension benefits for approximately 2,700 United Kingdom (UK) participants have been frozen effective January 1, 2022. In addition, pension benefits for approximately 800 Canadian participants will be frozen effective December 31, 2023. These transactions were reflected as a curtailment loss in 2021 upon announcement.

COST OF OUR BENEFITS PLANS	2022			2021			2020
AND ASSUMPTIONS	Principal pension	Other pension	Principal retiree benefit	Principal pension	Other pension	Principal retiree benefit	Principal pension	Other pension	Principal retiree benefit
Components of expense (income)
Service cost - operating	$221	$86	$39	$237	$233	$44	$657	$243	$59
Interest cost	2,069	398	108	1,951	383	103	2,350	422	150
Expected return on plan assets	(3,142)	(967)	—	(3,049)	(1,194)	—	(2,993)	(1,082)	(11)
Amortization of net loss (gain)	1,422	101	(115)	3,483	403	(79)	3,399	434	(82)
Amortization of prior service cost (credit)	5	(8)	(235)	28	(3)	(236)	146	1	(234)
Curtailment / settlement loss (gain)	—	(6)	—	—	76	—	—	12	—
Non-operating	$354	$(482)	$(242)	$2,413	$(335)	$(212)	$2,902	$(213)	$(177)
Net periodic expense (income)	$575	$(396)	$(203)	$2,650	$(102)	$(168)	$3,559	$30	$(118)
Less: discontinued operations	199	(109)	(80)	885	(8)	(61)	1,173	27	(44)
Continuing operations - net periodic expense (income)	$376	$(287)	$(123)	$1,765	$(94)	$(107)	$2,386	$3	$(74)
Weighted-average benefit obligations assumptions
Discount rate	5.53%	4.59%	5.43%	2.94%	1.93%	2.64%	2.61%	1.44%	2.15%
Compensation increases	3.07	2.44	3.12	3.05	2.35	2.63	2.95	3.06	2.82
Initial healthcare trend rate(a)	N/A	N/A	6.40	N/A	N/A	5.70	N/A	N/A	5.90
Weighted-average benefit cost assumptions
Discount rate	2.94	1.93	2.64	2.61	1.44	2.15	3.36	1.97	3.05
Expected rate of return on plan assets	6.00	4.80	—	6.25	5.69	1.25	6.25	6.10	7.00
(a) For 2022, ultimately declining to 5% for 2030 and thereafter.

We expect 2023 net periodic benefit income post Separation to be about $1,350 million, which is an increase of approximately $1,315 million in income from 2022. The increase is primarily due to the applicable discount rates. The components of net periodic benefit costs, other than the service cost component, are included in Non-operating benefit cost (income) in our Statement of Earnings (Loss).

PLAN FUNDED STATUS AND AMOUNTS RECORDED IN ACCUMULATED OTHER COMPREHENSIVE LOSS (INCOME)
	2022						2021
	Principal pension		Other pension		Principal retiree benefit		Principal pension		Other pension		Principal retiree benefit
Change in benefit obligations
Balance at January 1	$72,299		$22,256		$4,308		$76,298		$24,658		$5,019
Service cost	221		86		39		237		233		44
Interest cost	2,069		398		108		1,951		383		103
Participant contributions	14		19		54		15		24		60
Plan amendments	—		—		—		—		(1)		—
Actuarial loss (gain) - net	(17,281)	(a)	(6,282)	(a)	(778)	(a)	(2,448)	(a)	(1,561)	(a)	(446)
Benefits paid	(3,731)		(920)		(438)		(3,754)		(998)		(472)
Curtailments	—		—		—		—		(74)		—
Dispositions/acquisitions/other - net	—		—		11		—		(188)		—
Exchange rate adjustments	—		(1,641)		—		—		(220)		—
Balance at December 31	$53,591	(b)	$13,916		$3,304	(c)	$72,299	(b)	$22,256		$4,308	(c)
Change in plan assets
Balance at January 1	$60,990		$22,490		$42		$58,843		$21,506		$134
Actual gain (loss) on plan assets	(12,605)		(5,334)		—		5,559		1,602		41
Employer contributions	325		209		352		327		594		279
Participant contributions	14		19		54		15		24		60
Benefits paid	(3,731)		(920)		(438)		(3,754)		(998)		(472)
Dispositions/acquisitions/other - net	—		—		—		—		(138)		—
Exchange rate adjustments	—		(1,801)		—		—		(100)		—
Balance at December 31	$44,993		$14,663		$10		$60,990		$22,490		$42
Funded status - surplus (deficit)	$(8,598)		$747		$(3,294)		$(11,309)		$234		$(4,266)
Amounts recorded in Statement of Financial Position
Continuing operations:
Non-current assets - other	$—		$1,747		$—		$—		$1,968		$—
Current liabilities - other	(214)		(55)		(222)		(219)		(46)		(236)
Non-current liabilities - compensation and benefits	(5,243)		(1,013)		(1,923)		(6,967)		(1,527)		(2,531)
Discontinued operations:
Non-current assets	—		844		—		—		930		—
Current and non-current liabilities	(3,141)		(776)		(1,149)		(4,123)		(1,091)		(1,499)
Net amount recorded	$(8,598)		$747		$(3,294)		$(11,309)		$234		$(4,266)
Amounts recorded in Accumulated other comprehensive loss (income)
Prior service cost (credit)	$(113)		$(42)		$(1,677)		$(109)		$(52)		$(1,912)
Net loss (gain)	(5,710)		1,787		(1,705)		(2,754)		2,012		(1,042)
Total recorded in Accumulated other comprehensive loss (income)	$(5,823)		$1,745		$(3,382)		$(2,863)		$1,960		$(2,954)
(a)Principally associated with discount rate changes.
(b)The benefit obligation for the GE Supplementary Pension Plan, which is an unfunded plan, was $5,457 million and $7,226 million at December 31, 2022 and 2021, respectively.
(c)The benefit obligation for retiree health plans was $1,991 million and $2,548 million at December 31, 2022 and 2021, respectively.

ASSUMPTIONS USED IN CALCULATIONS. Our defined benefit pension plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including a discount rate, a compensation assumption, an expected return on assets, mortality rates of participants and expectation of mortality improvement.

Projected benefit obligations are measured as the present value of expected benefit payments. We discount those cash payments using a discount rate. We determine the discount rate using the weighted-average yields on high-quality fixed-income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and generally increase subsequent-year pension expense; higher discount rates decrease present values and generally reduce subsequent-year pension expense.

The compensation assumption is used to estimate the annual rate at which pay of plan participants will grow. If the rate of growth assumed increases, the size of the pension obligations will increase, as will the amount recorded in AOCI in our Statement of Financial Position and amortized into earnings in subsequent periods.

The expected return on plan assets is the estimated long-term rate of return that will be earned on the investments used to fund the benefit obligations. To determine the expected long-term rate of return on pension plan assets, we consider our asset allocation, as well as historical and expected returns on various categories of plan assets. In developing future long-term return expectations for our principal benefit plans’ assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given our asset allocation. Based on our analysis, we have assumed a 6.00% and 6.25% long-term expected return on the GE Pension Plan assets for cost recognition in 2022 and 2021, respectively. For 2023 cost recognition, based on GE Pension Trust assets at December 31, 2022, we have assumed a 7.00% long-term expected return.

The Society of Actuaries issued new mortality improvement tables during 2021 that were used to update mortality assumptions in the U.S. These changes in assumptions increased the December 31, 2021 U.S. pension and retiree benefit plans' obligations by $278 million.

The healthcare trend assumptions primarily apply to our pre-65 retiree medical plans. Most participants in our post-65 retiree plan have a fixed subsidy and therefore are not subject to healthcare inflation.

We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographics factors such as retirement age and turnover, and update them to reflect our actual experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors. Differences between our actual results and what we assumed are recorded in AOCI each period. These differences are amortized into earnings over the remaining average future service of active participating employees or the expected life of inactive participants, as applicable. For the principal pension plans, gains and losses are amortized using a straight-line method with a separate layer for each year’s gains and losses. For most other pension plans and principal retiree benefit plans, gains and losses are amortized using a straight-line or a corridor amortization method.

SENSITIVITIES TO KEY ASSUMPTIONS. Fluctuations in discount rates can significantly impact pension cost and obligations. Post Separation, we would expect that a 25 basis point decrease in discount rate would increase our principal pension plan cost in the following year by approximately $85 million and would also expect an increase in the principal pension plan projected benefit obligation at year-end by approximately $885 million. The deficit sensitivity to the discount rate would be lower than the projected benefit obligation sensitivity as a result of the liability hedging program incorporated in the asset allocation. Post Separation, a 50 basis point decrease in the expected return on assets would increase principal pension plan cost in the following year by approximately $170 million.

THE COMPOSITION OF OUR PLAN ASSETS. The fair value of our pension plans' investments is presented below. The inputs and valuation techniques used to measure the fair value of these assets are described in Note 1 and have been applied consistently.

	2022		2021
	Principal pension	Other pension	Principal pension	Other pension
Global equities	$3,918	$1,097	$7,778	$3,589
Debt securities
Fixed income and cash investment funds	4,918	6,506	7,665	10,527
U.S. corporate(a)	8,715	382	10,324	468
Other debt securities(b)	7,853	443	7,331	492
Real estate	1,486	53	2,510	89
Private equities and other investments	1,245	364	1,515	943
Total	28,135	8,845	37,123	16,108
Plan assets measured at net asset value
Global equities	$3,285	$1,029	$9,517	$1,172
Debt securities	3,469	1,024	5,269	1,287
Real estate	1,624	1,976	1,408	2,126
Private equities and other investments	8,480	1,789	7,673	1,797
Total plan assets at fair value	$44,993	$14,663	$60,990	$22,490
(a)Primarily represented investment-grade bonds of U.S. issuers from diverse industries.
(b)Primarily represented investments in residential and commercial mortgage-backed securities, non-U.S. corporate and government bonds and U.S. government, federal agency, state and municipal debt.

Plan assets that were measured at fair value using NAV as a practical expedient were excluded from the fair value hierarchy. GE Pension Plan investments with a fair value of $2,255 million and $3,872 million at December 31, 2022 and 2021, respectively, were classified within Level 3 and primarily relate to private equities and real estate. The remaining investments were substantially all considered Level 1 and 2. Investments with a fair value of $6,759 million and $12,377 million at December 31, 2022 and 2021, respectively, were classified within Level 1 and primarily relate to global equities and cash. Investments with a fair value of $18,606 million and $20,942 million at December 31, 2022 and 2021, respectively, were classified within Level 2 and primarily relate to debt securities. Other pension plans investments with a fair value of $81 million and $138 million at December 31, 2022 and 2021, respectively, were classified within Level 3 and primarily relate to private equities and real estate. The remaining investments were substantially all considered Level 1 and 2. Investments with a fair value of $841 million and $1,312 million at December 31, 2022 and 2021, respectively, were classified within Level 1 and primarily relate to global equities and cash. Investments with a fair value of $7,580 million and $13,802 million at December 31, 2022 and 2021, respectively, were classified within Level 2 and primarily relate to debt securities. Principal retiree benefit plan investments have a fair value of $10 million and $42 million at December 31, 2022 and 2021, respectively. There were no Level 3 principal retiree benefit plan investments held in 2022 and 2021.

ASSET ALLOCATION OF PENSION PLANS	2022 Target allocation		2022 Actual allocation
	Principal Pension	Other Pension (weighted average)	Principal Pension	Other Pension (weighted average)
Global equities	14.0 - 34.0%	17%	16%	14%
Debt securities (including cash equivalents)	31.0 - 81.5	60	55	57
Real estate	1.0 - 10.0	8	7	14
Private equities & other investments	6.0 - 30.0	15	22	15

Plan fiduciaries set investment policies and strategies for the GE Pension Trust and oversee its investment allocation, which includes selecting investment managers and setting long-term strategic targets. The plan fiduciaries' primary strategic investment objectives are balancing investment risk and return and monitoring the plan’s liquidity position in order to meet near-term benefit payment and other cash needs. The plan has incorporated de-risking objectives and liability hedging programs as part of its long-term investment strategy and utilizes a combination of long-dated corporate bonds, treasuries, strips and derivatives to implement its investment strategies as well as for hedging asset and liability risks. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

GE securities represented 0.7% and 0.6% of the GE Pension Trust assets at December 31, 2022 and 2021, respectively. The GE Pension Trust has a broadly diversified portfolio of investments in equities, fixed income, private equities and real estate; these investments are both U.S. and non-U.S. in nature.

ANNUALIZED RETURNS	1 year	5 years	10 years	25 years
GE Pension Plan	(20.5)%	2.7%	5.4%	5.8%

EXPECTED FUTURE BENEFIT PAYMENTS OF OUR BENEFIT PLANS(a)	Principal pension	Other pension	Principal retiree benefit
2023	$2,545	$600	$240
2024	2,570	585	230
2025	2,585	590	220
2026	2,595	600	210
2027	2,605	615	210
2028-2032	12,950	3,170	905
(a) Benefit payments are reflected on a post-Separation basis.

DEFINED CONTRIBUTION PLAN. We have a defined contribution plan for eligible U.S. employees that provides employer contributions which were $444 million, $418 million and $318 million for the years ended December 31, 2022, 2021, and 2020, respectively. Post Separation, employer contributions for continuing operations were $322 million, $299 million, and $235 million for the years ended December 31, 2022, 2021, and 2020, respectively.

COST OF POSTRETIREMENT BENEFIT PLANS AND CHANGES IN OTHER COMPREHENSIVE INCOME
For the years ended December 31	2022			2021			2020
(Pre-tax)	Principal pension	Other pension	Principal retiree benefit	Principal pension	Other pension	Principal retiree benefit	Principal pension	Other pension	Principal retiree benefit
Cost (income) of postretirement benefit plans	$575	$(396)	$(203)	$2,650	$(102)	$(168)	$3,559	$30	$(118)
Changes in other comprehensive loss (income)
Prior service cost (credit) - current year	—	—	—	—	(1)	—	—	27	(7)
Net loss (gain) - current year	(1,533)	(128)	(778)	(4,959)	(2,104)	(488)	1,124	529	119
Reclassifications out of AOCI
Curtailment/settlement gain (loss)	—	6	—	—	(68)	—	—	(3)	—
Dispositions	—	—	—	—	(68)	—	—	(166)	—
Amortization of net gain (loss)	(1,422)	(101)	115	(3,483)	(403)	79	(3,399)	(434)	82
Amortization of prior service credit (cost)	(5)	8	235	(28)	3	236	(146)	(1)	234
Total changes in other comprehensive loss (income)	(2,960)	(215)	(428)	(8,470)	(2,641)	(173)	(2,421)	(48)	428
Cost (income) of postretirement benefit plans and changes in other comprehensive loss (income)	$(2,385)	$(611)	$(631)	$(5,820)	$(2,743)	$(341)	$1,138	$(18)	$310

NOTE 14. ALL OTHER LIABILITIES

December 31	2022	2021
Sales discounts and allowances(a)	$3,950	$3,903
Equipment projects and other commercial liabilities	1,422	1,392
Product warranties (Note 24)	1,075	930
Employee compensation and benefit liabilities	3,339	3,336
Interest payable	352	276
Taxes payable	578	397
Environmental, health and safety liabilities (Note 24)	248	351
Derivative instruments (Note 22)	420	261
Other	746	1,051
All other current liabilities	$12,130	$11,896

Equipment projects and other commercial liabilities	$2,192	$2,421
Product warranties (Note 24)	885	800
Operating lease liabilities (Note 6)	2,089	2,496
Uncertain and other income taxes and related liabilities	2,459	2,631
Alstom legacy legal matters (Note 24)	455	567
Environmental, health and safety liabilities (Note 24)	2,166	2,066
Interest payable	—	179
Other	816	693
All other non-current liabilities	$11,063	$11,853
Total All other liabilities	$23,193	$23,749
(a) Primarily comprise amounts payable to airlines based on future aircraft deliveries by airframers and discounts on spare parts and repair sales at our Aerospace segment.

NOTE 15. INCOME TAXES. GE files a consolidated U.S. federal income tax return which enables GE's businesses to use tax deductions and credits of one member of the group to reduce the tax that otherwise would have been payable by another member of the group. The effective tax rate reflects the benefit of these tax reductions in the consolidated return. Cash payments are made to GE's businesses for tax reductions and from GE's businesses for tax increases.

Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. On August 16, 2022, the U.S. enacted the Inflation Reduction Act that includes a new alternative minimum tax based upon financial statement income (book minimum tax), an excise tax on stock buybacks and tax incentives for energy and climate initiatives, among other provisions. The new book minimum tax is expected to slow but not eliminate the favorable tax impact of our deferred tax assets, resulting in higher cash tax in some years that would generate future tax credits. The impact of the book minimum tax will depend on our facts in each year and anticipated guidance from the U.S. Department of the Treasury. Separately, we continue to assess tax incentives in the legislation which could change our pre-tax or tax amounts and impact our tax rate.

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2022	2021	2020
U.S. earnings (loss)	$(908)	$(3,596)	$(7,356)
Non-U.S. earnings (loss)	109	(2,099)	(1,136)
Total	$(799)	$(5,695)	$(8,492)

PROVISION (BENEFIT) FOR INCOME TAXES	2022	2021	2020
Current
U.S. Federal	$(311)	$(1,475)	$(220)
Non-U.S.	733	655	523
U.S. State	(52)	(145)	(34)
Deferred
U.S. Federal	(617)	(366)	(1,638)
Non-U.S.	352	610	(754)
U.S. State	(108)	(36)	(45)
Total	$(3)	$(757)	$(2,168)

Income taxes paid were $1,128 million, $1,330 million and $1,291 million for the years ended December 31, 2022, 2021 and 2020, respectively, including payments reported in discontinued operations.

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE	2022		2021		2020
	Amount	Rate	Amount	Rate	Amount	Rate
U.S. federal statutory income tax rate	$(168)	21.0%	$(1,196)	21.0%	$(1,783)	21.0%
Tax on global activities including exports	300	(37.6)	154	(2.7)	(138)	1.6
U.S. business credits(a)	(233)	29.1	(175)	3.1	(146)	1.7
Debt tender and related valuation allowances	30	(3.8)	940	(16.5)	—	—
Deductible stock and restructuring losses	—	—	(583)	10.2	(203)	2.4
Goodwill impairments	—	—	—	—	184	(2.2)
All other – net(b)(c)(d)	68	(8.3)	103	(1.8)	(82)	1.0
	165	(20.6)	439	(7.7)	(385)	4.5
Actual income tax rate	$(3)	0.4%	$(757)	13.3%	$(2,168)	25.5%
(a)U.S. general business credits, primarily the credit for energy produced from renewable sources and the credit for research performed in the U.S.
(b)For the year ended December 31, 2022, included $134 million for separation income tax costs of which $66 million was due to the repatriation of previously reinvested earnings.
(c)For the year ended December 31, 2020, included $(140) million for the resolution of the IRS audit of our consolidated U.S. income tax returns for 2014-2015.
(d)Included for each period, the expense or benefit for U.S. state taxes reported above in the consolidated (benefit) provision for income taxes, net of 21.0% federal effect.

UNRECOGNIZED TAX POSITIONS. Annually, we file over 2,600 income tax returns in over 270 global taxing jurisdictions. We are under examination or engaged in tax litigation in many of these jurisdictions. The IRS is currently auditing our consolidated U.S. income tax returns for 2016-2018. In December 2020, the IRS completed the audit of our consolidated U.S. income tax returns for 2014-2015. The Company recognized a continuing operations benefit of $140 million plus an additional net interest benefit of $96 million. In addition, the Company recorded a benefit in discontinued operations of $130 million of tax benefits and $25 million of net interest benefits. See Note 2 for further information.

In September 2021, GE resolved its dispute with the United Kingdom tax authority, HM Revenue & Customs (HMRC) in connection with interest deductions claimed by GE Capital for the years 2004-2015. As previously disclosed, HMRC had proposed to disallow interest deductions with a potential impact of approximately $1,100 million, which included a possible assessment of tax and reduction of deferred tax assets, not including interest and penalties. As part of the settlement, GE and HMRC agreed that a portion of the interest deductions claimed were disallowed, with no fault or blame attributed to either party. The resolution concluded the dispute in its entirety without interest or penalties. The adjustments result in no current tax payment to HMRC, but a deferred tax charge of $112 million as part of discontinued operations as a result of a reduction of available tax attributes, which had previously been recorded as deferred tax assets.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months (excluding the expected decrease to the GE balance of $552 million due to the spin-off of GE HealthCare) were:

UNRECOGNIZED TAX BENEFITS December 31	2022	2021	2020
Unrecognized tax benefits	$3,951	$4,224	$4,191
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	3,072	3,351	2,986
Accrued interest on unrecognized tax benefits	614	597	628
Accrued penalties on unrecognized tax benefits	111	146	179
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	0-650	0-250	0-350
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-600	0-200	0-250
(a) Some portion of such reduction may be reported as discontinued operations.

UNRECOGNIZED TAX BENEFITS RECONCILIATION	2022	2021	2020
Balance at January 1	$4,224	$4,191	$4,169
Additions for tax positions of the current year	62	396	836
Additions for tax positions of prior years	120	327	326
Reductions for tax positions of prior years	(393)	(585)	(863)
Settlements with tax authorities	(8)	(33)	(127)
Expiration of the statute of limitations	(54)	(71)	(151)
Balance at December 31	$3,951	$4,224	$4,191

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the years ended December 31, 2022, 2021 and 2020, $36 million, $17 million and $(30) million of interest expense (income), respectively, and $(26) million, $(29) million and $(13) million of tax expense (income) related to penalties, respectively, were recognized in our Statement of Earnings (Loss).

DEFERRED INCOME TAXES. As part of the Tax Cuts and Jobs Act of 2017 (U.S. tax reform), the U.S. has enacted a minimum tax on foreign earnings (global intangible low tax income). We have not made an accrual for the deferred tax aspects of this provision. We also have not provided deferred taxes on cumulative net earnings of non-U.S. affiliates and associated companies of approximately $14 billion that have been reinvested indefinitely. Given U.S. tax reform, substantially all of our prior unrepatriated net earnings were subject to U.S. tax and accordingly we expect to have the ability to repatriate available non-U.S. cash without additional federal tax cost, and any foreign withholding tax on a repatriation to the U.S. would potentially be partially offset by a U.S. foreign tax credit. Most of these earnings have been reinvested in active non-U.S. business operations and it is not practicable to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely. We reassess reinvestment of earnings on an ongoing basis. In 2022, in connection with the execution of the Company’s plans to prepare for the spin-off of GE HealthCare, we incurred $66 million of tax due to repatriation of previously reinvested earnings.

The total deferred tax asset as of December 31, 2022 includes $435 million related to the required capitalization of research costs for U.S. tax purposes effective January 1, 2022. The Company has pending accounting method changes which, if approved, are expected to offset the impact of this required capitalization. Included in discontinued operations is a deferred tax asset of $279 million related to GE HealthCare, which became a deferred asset of the separate company upon spin-off in the first quarter of 2023. In the event capitalization of research costs is adjusted through retroactive legislation effective for 2022, GE will record a tax provision benefit related to GE HealthCare research costs as a result of the benefit in the consolidated GE 2022 tax return without payment under the Tax Matters Agreement.

The following table presents our net deferred tax assets and net deferred tax liabilities attributable to different tax jurisdictions or different tax paying components.

DEFERRED INCOME TAXES December 31	2022	2021
Total assets	$10,626	$11,297
Total liabilities	(625)	(728)
Net deferred income tax asset (liability)	$10,001	$10,569

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET (LIABILITY) December 31	2022	2021
Deferred tax assets
Insurance company loss reserves	$2,492	$4,610
Progress collections, contract assets and deferred items	2,365	1,947
Accrued expenses and reserves	2,215	2,342
Deferred expenses	1,438	1,325
Other compensation and benefits	1,173	1,650
Principal pension plans	1,146	1,509
Non-U.S. loss carryforwards(a)	939	1,034
Investment securities	517	(1,987)
Other(b)	483	1,152
Total deferred tax assets	$12,768	$13,582
Deferred tax liabilities
Investment in global operations	$(946)	$(1,725)
Other	(1,821)	(1,288)
Total deferred tax liabilities	(2,767)	(3,013)
Net deferred income tax asset (liability)	$10,001	$10,569
(a)Net of valuation allowances of $6,369 million and $6,264 million as of December 31, 2022 and 2021, respectively. Of the net deferred tax asset as of December 31, 2022 of $939 million, $8 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2023 through December 31, 2025; $354 million relates to net operating losses that expire in various years ending from December 31, 2026 through December 31, 2042; and $577 million relates to net operating loss carryforwards that may be carried forward indefinitely.
(b) Included valuation allowances related to assets other than non-U.S. loss carryforwards of $3,264 million and $1,566 million as of December 31, 2022 and 2021, respectively. These primarily relate to excess capital loss carryforwards.

NOTE 16. SHAREHOLDERS’ EQUITY

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	2022	2021	2020
Beginning balance(a)	$(4,569)	$(4,395)	$(4,818)
AOCI before reclasses – net of taxes of $144, $(90) and $(25)	(1,326)	(101)	(255)
Reclasses from AOCI – net of taxes of $0, $87 and $0(b)	—	(71)	691
AOCI	(1,326)	(172)	435
Less AOCI attributable to noncontrolling interests	(2)	2	2
Currency translation adjustments AOCI	$(5,893)	$(4,569)	$(4,386)

Beginning balance	$3,646	$(5,395)	$(7,024)
AOCI before reclasses – net of taxes of $597, $1,643 and $(283)	2,117	6,225	(1,256)
Reclasses from AOCI – net of taxes of $216, $793 and $805(b)	772	2,819	2,888
AOCI	2,889	9,044	1,632
Less AOCI attributable to noncontrolling interests	3	3	4
Benefit plans AOCI	$6,531	$3,646	$(5,395)

Beginning balance(a)	$5,172	$6,471	$109
AOCI before reclasses – net of taxes of $(1,861), $(386) and $21(c)	(7,135)	(1,343)	(39)
Reclasses from AOCI – net of taxes of $(20), $23 and $(25)(b)	36	44	(39)
AOCI	(7,099)	(1,299)	(78)
Investment securities and cash flow hedges AOCI	$(1,927)	$5,172	$32

Beginning balance(a)	$(9,109)	$(11,708)	$—
AOCI before reclasses – net of taxes of $2,160, $691 and $0	8,126	2,599	—
Reclasses from AOCI – net of taxes of $0, $0 and $0	—	—	—
AOCI	8,126	2,599	—
Long-duration insurance contracts AOCI	$(983)	$(9,109)	$—

AOCI at December 31	$(2,272)	$(4,860)	$(9,749)

Dividends declared per common share	$0.32	$0.32	$0.32
(a)The 2021 beginning balance of currency translation adjustments, investment securities and long-duration insurance contracts changed as a result of the adoption of ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted improvements to the Accounting for Long-Duration Contracts, on the transition date of January 1, 2021. See Note 1 for further information.
(b)The total reclassification from AOCI included $836 million, including currency translation of $688 million, net of taxes, in 2020, related to the sale of our BioPharma business within our HealthCare segment.
(c)Included adjustment of $(1,979) million for the year ended December 31, 2020, related to insurance liabilities and annuity benefits in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment security gains been realized. See Note 1 for further information.

Preferred stock. GE has 50 million authorized shares of preferred stock ($1.00 par value), of which 5,795,444 shares are outstanding as of December 31, 2022 and 5,939,875 shares are outstanding as of both December 31, 2021 and 2020. Preferred stock outstanding comprises $5,550 million of GE Series D preferred stock, in addition to $245 million of existing GE Series A, B and C preferred stock. The total carrying value of GE preferred stock at December 31, 2022 was $5,795 million. Dividends on GE preferred stock are payable semi-annually in June and December and accretion is recorded on a quarterly basis. Dividends on GE preferred stock totaled $289 million, including cash dividends of $284 million, $237 million, including cash dividends of $220 million, and $474 million, including cash dividends of $295 million, for the years ended December 31, 2022, 2021 and 2020, respectively. On January 21, 2021, the GE Series D preferred stock became callable and its dividends converted from 5% fixed rate to 3-month LIBOR plus 3.33%. As of this filing, the GE Series D preferred stock has not been called. From time to time we repurchase outstanding shares of preferred stock, and we repurchased $144 million of GE Series D preferred stock in the year ended December 31, 2022.

Common stock. GE's authorized common stock consists of 1,650 million shares having a par value of $0.01 each, with 1,462 million shares issued. Common stock shares outstanding were 1,089,107,878 and 1,099,027,213 at December 31, 2022 and 2021, respectively. We repurchased 13.6 million and 0.5 million shares, for a total of $1,000 million and $36 million for the years ended December 31, 2022 and 2021, respectively.

NOTE 17. SHARE-BASED COMPENSATION. We grant stock options, restricted stock units and performance share units to employees under the 2007 and 2022 Long-Term Incentive Plans. Grants made under all plans must be approved by the Management Development and Compensation Committee of GE’s Board of Directors, which is composed entirely of independent directors. We record compensation expense for awards expected to vest over the vesting period. We estimate forfeitures based on experience and adjust expense to reflect actual forfeitures. When options are exercised, restricted stock units vest, and performance share awards are earned, we issue shares from treasury stock.

Stock options provide employees the opportunity to purchase GE shares in the future at the market price of our stock on the date the award is granted (the strike price). The options become exercisable over the vesting period, typically three years, and expire 10 years from the grant date if not exercised. Restricted stock units (RSU) provide an employee with the right to receive one share of GE stock when the restrictions lapse over the vesting period. Upon vesting, each RSU is converted into one share of GE common stock for each unit. Performance share units (PSU) and performance shares provide an employee with the right to receive shares of GE stock based upon achievement of certain performance or market metrics. Upon vesting, each PSU earned is converted into shares of GE common stock. We value stock options using a Black-Scholes option pricing model, RSUs using market price on grant date, and PSUs and performance shares using market price on grant date and a Monte Carlo simulation as needed based on performance metrics.

WEIGHTED AVERAGE GRANT DATE FAIR VALUE	2022	2021	2020
Stock options	$34.03	$40.64	$28.64
RSUs	87.68	104.98	63.28
PSUs/Performance shares	95.40	108.51	63.28

Key assumptions used in the Black-Scholes valuation for stock options include: risk free rates of 1.6%, 1.1%, and 1.0%, dividend yields of 0.4%, 0.3%, and 0.4%, expected volatility of 37%, 40%, and 36%, expected lives of 6.8 years, 6.2 years, and 6.1 years, and strike prices of $92.33, $105.12, and $84.48 for 2022, 2021, and 2020, respectively.

STOCK-BASED COMPENSATION ACTIVITY	Stock options				RSUs
	Shares (in thousands)	Weighted average exercise price	Weighted average contractual term (in years)	Intrinsic value (in millions)	Shares (in thousands)	Weighted average grant date fair value	Weighted average contractual term (in years)	Intrinsic value (in millions)
Outstanding at January 1, 2022	38,414	$144.97			8,057	$77.90
Granted	435	92.33			4,110	87.68
Exercised	(951)	64.45			(1,630)	89.08
Forfeited	(266)	95.12			(850)	81.92
Expired	(6,609)	165.67			N/A	N/A
Outstanding at December 31, 2022	31,023	$142.68	3.8	$88	9,687	$79.82	1.2	$812
Exercisable at December 31, 2022	28,723	$146.94	3.4	$83	N/A	N/A	N/A	N/A
Expected to vest	2,151	$90.14	7.7	$5	8,476	$80.03	1.2	$710

Total outstanding target PSUs and performance shares at December 31, 2022 were 3,667 thousand shares with a weighted average fair value of $78.31. The intrinsic value and weighted average contractual term of target PSUs and performance shares outstanding were $307 million and 1.7 years, respectively.

	2022	2021	2020
Compensation expense (after-tax)(a)(b)	$305	$361	$353
Cash received from stock options exercised	62	93	6
Intrinsic value of stock options exercised and RSU/PSUs vested	170	217	81
(a)Post Separation, compensation expense (after-tax) for continuing operations was $251 million, $305 million, and $293 million in 2022, 2021, and 2020, respectively. Unrecognized compensation cost for continuing operations related to unvested equity awards as of December 31, 2022 was $337 million, which will be amortized over a weighted average period of 1.0 year.
(b)Income tax benefit recognized in earnings was $17 million, $9 million and $10 million in 2022, 2021, and 2020, respectively. Post Separation, income tax benefit recognized in earnings related to continuing operations was $12 million, $1 million and $5 million in 2022, 2021, and 2020, respectively.

NOTE 18. EARNINGS PER SHARE INFORMATION

	2022		2021		2020
(Earnings for per-share calculation, shares in millions, per-share amounts in dollars)	Diluted	Basic	Diluted	Basic	Diluted	Basic
Earnings (loss) from continuing operations	$(811)	$(811)	$(4,822)	$(4,822)	$(6,111)	$(6,111)
Preferred stock dividends	(289)	(289)	(237)	(237)	(474)	(474)
Accretion of redeemable noncontrolling interests, net of tax	—	—	(9)	(9)	(151)	(151)
Accretion of preferred share repurchase	4	4	—	—	—	—
Earnings (loss) from continuing operations attributable to common shareholders	(1,097)	(1,097)	(5,067)	(5,067)	(6,737)	(6,737)
Earnings (loss) from discontinued operations	1,151	1,151	(1,516)	(1,516)	11,813	11,813
Net earnings (loss) attributable to GE common shareholders	54	54	(6,583)	(6,583)	5,077	5,077

Shares of GE common stock outstanding	1,096	1,096	1,098	1,098	1,094	1,094
Employee compensation-related shares (including stock options)	—	—	—	—	—	—
Total average equivalent shares	1,096	1,096	1,098	1,098	1,094	1,094

Earnings (loss) from continuing operations	$(1.00)	$(1.00)	$(4.62)	$(4.62)	$(6.16)	$(6.16)
Earnings (loss) from discontinued operations	1.05	1.05	(1.38)	(1.38)	10.80	10.80
Net earnings (loss) per share	0.05	0.05	(6.00)	(6.00)	4.64	4.64

Potentially dilutive securities(a)	45		41		57
(a) Outstanding stock awards not included in the computation of diluted earnings (loss) per share because their effect was antidilutive.

Our unvested restricted stock unit awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in the computation of earnings per share pursuant to the two-class method. For the years ended December 31, 2022, 2021 and 2020, as a result of the loss from continuing operations, losses were not allocated to the participating securities.

NOTE 19. OTHER INCOME (LOSS)

	2022	2021	2020
Purchases and sales of business interests(a)	$60	$(52)	$94
Licensing and royalty income	185	175	152
Equity method income	220	(123)	—
Investment in Baker Hughes realized and unrealized gain (loss)	912	938	(2,037)
Investment in and note with AerCap unrealized gain (loss)	(865)	711	—
Other net interest and investment income (loss)(b)	474	585	579
Other items	185	462	264
Total other income (loss)	$1,172	$2,696	$(948)
(a) Included a pre-tax loss of $170 million related to the sale of our boiler manufacturing business in China in our Power segment in 2021. See Note 2 for further information.
(b) Included interest income associated with customer advances of $162 million, $167 million and $146 million in 2022, 2021 and 2020, respectively. See Note 8 for further information.

NOTE 20. RESTRUCTURING CHARGES AND SEPARATION COSTS
RESTRUCTURING AND OTHER CHARGES. This table is inclusive of all restructuring charges in our segments and at Corporate, and the charges are shown below for the business where they originated. Separately, in our reported segment results, significant, higher-cost restructuring programs are excluded from measurement of segment operating performance for internal and external purposes; those excluded amounts are reported in Restructuring and other charges for Corporate.

RESTRUCTURING AND OTHER CHARGES	2022	2021	2020
Workforce reductions	$281	$568	$748
Plant closures & associated costs and other asset write-downs	533	117	305
Acquisition/disposition net charges and other	30	(21)	63
Total restructuring and other charges	$845	$664	$1,116

Cost of equipment/services	$206	$348	$474
Selling, general and administrative expenses	669	390	653
Other (income) loss	(31)	(75)	(11)
Total restructuring and other charges	$845	$664	$1,116

Aerospace	$20	$70	$397
Renewable Energy	177	204	213
Power	155	369	236
Corporate	494	20	270
Total restructuring and other charges	$845	$664	$1,116
Restructuring and other charges cash expenditures	$415	$683	$1,077

An analysis of changes in the liability for restructuring follows.

	2022	2021	2020
Balance at January 1	$825	$1,065	$1,400
Additions	479	550	752
Payments	(310)	(570)	(881)
Remeasurement	15	(168)	(145)
Effect of foreign currency and other	(31)	(52)	(60)
Balance at December 31(a)	$977	$825	$1,065
(a) Includes actuarial determined post-employment severance benefits reserve of $348 million, $321 million and $499 million as of December 31, 2022, 2021 and 2020, respectively.

For the year ended December 31, 2022, restructuring and other initiatives primarily included exit activities related to the restructuring program announced in the fourth quarter reflecting lower Corporate shared-service and footprint needs as a result of the GE HealthCare spin. It also includes exit activities associated with the plan announced in October 2022 to undertake a restructuring program across our businesses planned to be part of GE Vernova, primarily reflecting the selectivity strategy to operate in fewer markets and to simplify and standardize product variants at Renewable Energy. We recorded total charges of $845 million, consisting of $366 million primarily in non-cash impairment, accelerated depreciation and other charges, not reflected in the table above, and $479 million primarily in employee workforce reduction and contract related charges, which are reflected in the table above. We incurred $415 million in cash outflows related to restructuring actions, primarily for employee severance payments.

For the year ended December 31, 2021, restructuring and other initiatives primarily included exit activities at our Power business related to our new coal build wind-down actions, which included the exit of certain product lines, closing certain manufacturing and office facilities and other workforce reduction programs. We recorded total charges of $664 million, consisting of $114 million primarily in non-cash impairment, accelerated depreciation and other charges, not reflected in the table above, and $550 million primarily in employee workforce reduction charges, which are reflected in the table above. We incurred $683 million in cash outflows related to restructuring actions, primarily for employee severance payments.

For the year ended December 31, 2020, restructuring and other initiatives primarily included actions related to the impacts of the COVID-19 pandemic on our Aerospace business and Corporate cost reduction programs, which included closing certain manufacturing and office facilities and other workforce reduction programs. We recorded total charges of $1,116 million, consisting of $364 million in non-cash asset impairments and other charges, not reflected in the table above, and $752 million primarily in workforce reduction charges, which are reflected in the table above. We incurred $1,077 million in cash outflows related to restructuring actions, primarily for employee severance payments.

SEPARATION COSTS. In November 2021, the company announced its plan to form three industry-leading, global public companies focused on the growth sectors of aviation, healthcare, and energy. As a result of this plan, we expect to incur separation, transition, and operational costs, which will depend on specifics of the transactions.

We incurred pre-tax separation costs of $715 million, primarily related to employee costs, costs to establish certain stand-alone functions and information technology systems, professional fees, and other transformation and transaction costs to transition to three stand-alone public companies, for the year ended December 31, 2022. These costs are presented as separation costs in our consolidated Statement of Earnings (Loss). In addition, we incurred $17 million of net tax benefit, including taxes associated with planned legal entity restructuring and changes to indefinite reinvestment of foreign earnings, for the year ended December 31, 2022. We spent $158 million in cash for the year ended December 31, 2022.

As discussed in Note 2, GE completed the previously announced separation of its HealthCare business, into a separate, independent publicly traded company, GE HealthCare Technologies Inc. (GE HealthCare). As a result, pre-tax separation costs specifically identifiable to GE HealthCare are now reflected in Discontinued operations. For the year ended December 31, 2022, we incurred $258 million in pre-tax costs, $54 million of net tax benefit, and spent $103 million in cash related to GE HealthCare.

NOTE 21. FAIR VALUE MEASUREMENTS Our assets and liabilities measured at fair value on a recurring basis include debt securities mainly supporting obligations to annuitants and policyholders in our run-off insurance operations, our equity interests in AerCap and Baker Hughes, and derivatives.

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
	Level 1		Level 2		Level 3(a)		Netting adjustment(d)		Net balance(b)
December 31	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Investment securities	$6,732	$11,403	$30,483	$35,849	$6,421	$7,222	$—	$—	$43,636	$54,474
Derivatives	—	—	1,274	1,376	1	17	(821)	(691)	454	702
Total assets	$6,732	$11,403	$31,757	$37,225	$6,421	$7,239	$(821)	$(691)	$44,090	$55,177

Derivatives	$—	$—	$1,240	$940	$—	$1	$(820)	$(681)	$420	$261
Other(c)	—	—	379	549	—	—	—	—	379	549
Total liabilities	$—	$—	$1,619	$1,490	$—	$1	$(820)	$(681)	$799	$810
(a)Included $3,548 million of U.S. corporate debt securities, $1,386 million of Mortgage and asset-backed debt securities, and the $900 million AerCap note at December 31, 2022. Included $4,228 million of U.S. corporate debt securities, $1,427 million of Mortgage and asset-backed debt securities, and the $993 million AerCap note at December 31, 2021.
(b)See Notes 3 and 22 for further information on the composition of our investment securities and derivative portfolios.
(c)Primarily represents the liabilities associated with certain of our deferred incentive compensation plans.
(d)The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts include fair value adjustments related to our own and counterparty non-performance risk.

LEVEL 3 INSTRUMENTS. The majority of our Level 3 balances comprised debt securities classified as available-for-sale with changes in fair value recorded in Other comprehensive income.

	Balance at January 1	Net realized/unrealized gains(losses)(a)	Purchases(b)	Sales & Settlements	Transfers into Level 3	Transfers out of Level 3	Balance at December 31
2022
Investment securities	$7,222	$(1,002)	$973	$(628)	$57	$(201)	$6,421
2021
Investment securities	$5,866	$(261)	$2,589	$(943)	$6	$(35)	$7,222
(a)Primarily included net unrealized gains (losses) of $(994) million and $(288) million in Other comprehensive income for the years ended December 31, 2022 and 2021, respectively.
(b)Included $508 million of U.S. corporate debt securities and $302 million of Mortgage and asset-backed debt securities for the year ended December 31, 2022. Included $1,084 million of Mortgage and asset-backed debt securities and $1,000 million AerCap senior note received as partial consideration on the completion of the GECAS transaction for the year ended December 31, 2021.
The majority of these Level 3 securities are fair valued using non-binding broker quotes or other third-party sources that utilize a number of different unobservable inputs not subject to meaningful aggregation.

NOTE 22. FINANCIAL INSTRUMENTS. The following table provides information about assets and liabilities not carried at fair value and excludes finance leases, equity securities without readily determinable fair value and non-financial assets and liabilities. Substantially all of these assets are considered to be Level 3 and the vast majority of our liabilities’ fair value are considered Level 2.

		December 31, 2022		December 31, 2021
		Carrying amount (net)	Estimated fair value	Carrying amount (net)	Estimated fair value
Assets	Loans and other receivables	$2,557	$2,418	$2,572	$2,714
Liabilities	Borrowings (Note 10)	$24,059	$22,849	$35,114	$41,118
	Investment contracts (Note 12)	1,708	1,758	1,857	2,231

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

DERIVATIVES AND HEDGING. Our policy requires that derivatives are used solely for managing risks and not for speculative purposes. We use derivatives to manage currency risks related to foreign exchange, and interest rate and currency risk between financial assets and liabilities, and certain equity investments and commodity prices.

We use cash flow hedges primarily to reduce or eliminate the effects of foreign exchange rate changes, net investment hedges to hedge investments in foreign operations as well as fair value hedges to hedge the effects of interest rate and currency changes on debt it has issued. We also use derivatives not designated as hedges from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship) but otherwise serve the same economic purpose as other hedging arrangements. We use economic hedges when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting or when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative making hedge accounting unnecessary. Even though the derivative is an effective economic hedge, there may be a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item.

FAIR VALUE OF DERIVATIVES	December 31, 2022			December 31, 2021
	Gross Notional	All other assets	All other liabilities	Gross Notional	All other assets	All other liabilities
Currency exchange contracts	$5,112	$132	$146	$4,751	$65	$111
Interest rate contracts				2,071	75	4
Derivatives accounted for as hedges	$5,112	$132	$146	$6,822	$140	$114

Currency exchange contracts	$51,885	$946	$1,082	$55,798	$863	$817
Interest rate contracts	43	—	1	1,369	5	1
Other contracts	858	197	13	1,650	385	9
Derivatives not accounted for as hedges	$52,786	$1,143	$1,095	$58,817	$1,253	$827

Gross derivatives	$57,898	$1,275	$1,241	$65,640	$1,393	$942

Netting and credit adjustments		$(821)	$(820)		$(637)	$(639)
Cash collateral adjustments		—	—		(54)	(42)
Net derivatives recognized in statement of financial position		$454	$420		$702	$261

Net accrued interest		$—	$—		$10	$5
Securities held as collateral		—	—		(2)	—
Net amount		$454	$420		$710	$266

FAIR VALUE HEDGES. As of December 31, 2022, all fair value hedges were terminated due to exposure management actions, including debt maturities. Gains (losses) associated with the terminated hedging relationships will continue to amortize into interest expense until the bonds mature. The cumulative amount of hedging adjustments of $1,240 million (all on discontinued hedging relationships) was included in the carrying amount of the previously hedged liability of $9,933 million. At December 31, 2021, the cumulative amount of hedging adjustments of $2,072 million (including $2,073 million on discontinued hedging relationships) was included in the carrying amount of the previously hedged liability of $16,819 million. The cumulative amount of hedging adjustments was primarily recorded in long-term borrowings.

CASH FLOW HEDGES AND NET INVESTMENT HEDGES

	Gain (loss) recognized in AOCI for the year ended December 31
	2022	2021	2020
Cash flow hedges(a)	$(242)	$(140)	$(20)
Net investment hedges(b)	341	487	(675)
(a) Primarily related to currency exchange contracts.
(b) The carrying value of foreign currency debt designated as net investment hedges was $3,329 million and $4,061 million at December 31, 2022 and 2021, respectively. The total reclassified from AOCI into earnings was zero, $(87) million and zero for the years ended December 31, 2022, 2021 and 2020, respectively.

Changes in the fair value of cash flow hedges are recorded in AOCI and recorded in earnings in the period in which the hedged transaction occurs. The total amount in AOCI related to cash flow hedges of forecasted transactions was a $122 million loss at December 31, 2022. We expect to reclassify $127 million of loss to earnings in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. At December 31, 2022, the maximum term of derivative instruments that hedge forecasted transactions was approximately 12 years.

The table below presents the gains (losses) of our derivative financial instruments in the Statement of Earnings (Loss):

	2022					2021
	Revenues	Debt extinguishment costs	Interest expense	SG&A	Other(a)	Revenues	Debt extinguishment costs	Interest expense	SG&A	Other(a)
	$58,100	$465	$1,477	$9,173	$45,444	$56,469	$6,524	$1,790	$8,177	$46,074

Effect of cash flow hedges	$(23)	$—	$(20)	$(2)	$(100)	$27	$—	$(40)	$1	$(59)

Hedged items			127				70	1,413
Derivatives designated as hedging instruments			(143)				(66)	(1,549)
Effect of fair value hedges			$(16)				$3	$(135)

Currency exchange contracts	$5	$—	$—	$(133)	$(635)	$(6)	$(16)	$(18)	$(127)	$35
Interest rate, commodity and equity contracts(b)	1	159	(4)	(135)	150	1	52	(3)	183	177
Effect of derivatives not designated as hedges	$7	$159	$(4)	$(269)	$(485)	$(5)	$35	$(22)	$56	$212
(a) Amounts are inclusive of cost of sales and other income (loss).
(b) SG&A was primarily driven by hedges of deferred incentive compensation, Other Income (loss) by hedges of Baker Hughes equity sale, and Debt extinguishment costs by hedges of debt tenders. These hedging programs were to offset the earnings impact of the underlying.

COUNTERPARTY CREDIT RISK. Our exposures to counterparties (including accrued interest), net of collateral we held, was $306 million and $588 million at December 31, 2022 and December 31, 2021, respectively. Counterparties' exposures to our derivative liability (including accrued interest), net of collateral posted by us, was $365 million and $216 million at December 31, 2022 and December 31, 2021, respectively.

NOTE 23. VARIABLE INTEREST ENTITIES. In our Statement of Financial Position, we have assets of $401 million and $491 million and liabilities of $206 million and $206 million at December 31, 2022 and December 31, 2021, respectively, in consolidated Variable Interest Entities (VIEs). These entities were created to help our customers facilitate or finance the purchase of GE equipment and services and have no features that could expose us to losses that would significantly exceed the difference between the consolidated assets and liabilities.

Our investments in unconsolidated VIEs were $5,917 million and $5,034 million at December 31, 2022 and December 31, 2021, respectively. Of these investments, $1,481 million and $1,481 million were owned by EFS, comprising equity method investments, primarily renewable energy tax equity investments, at December 31, 2022 and December 31, 2021, respectively. In addition, $4,219 million and $3,333 million were owned by our run-off insurance operations, primarily comprising of equity method investments at December 31, 2022 and December 31, 2021, respectively. The increase in investments in unconsolidated VIEs in our run-off insurance operations reflects strategic initiatives to invest in higher-yielding asset classes. Our maximum exposure to loss in respect of unconsolidated VIEs is increased by our commitments to make additional investments in these entities described in Note 24.

NOTE 24. COMMITMENTS, GUARANTEES, PRODUCT WARRANTIES AND OTHER LOSS CONTINGENCIES
COMMITMENTS. We had total investment commitments of $3,877 million at December 31, 2022. The commitments primarily comprise investments by our run-off insurance operations in investment securities and other assets of $3,778 million and included within these commitments are obligations to make investments in unconsolidated VIEs of $3,773 million. See Note 23 for further information.

As of December 31, 2022, in our Aerospace segment, we have committed to provide financing assistance of $2,390 million of future customer acquisitions of aircraft equipped with our engines.

GUARANTEES. At December 31, 2022, we were committed under the following guarantee arrangements:

Credit support. We have provided $1,143 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. The liability for such credit support was $32 million.

Indemnification agreements - Continuing Operations. We have $520 million of indemnification commitments, including representations and warranties in sales of business assets, for which we recorded a liability of $79 million.

Indemnification agreements - Discontinued Operations. We have provided specific indemnities to buyers of assets of our business that, in the aggregate, represent a maximum potential claim of $731 million with related reserves of $78 million.

PRODUCT WARRANTIES. We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information, mostly historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows.

	2022	2021	2020
Balance at January 1	$1,730	$1,897	$2,013
Current-year provisions(a)	1,081	635	582
Expenditures	(768)	(724)	(709)
Other changes	(83)	(78)	11
Balance at December 31	$1,960	$1,730	$1,897
(a) The increase in current-year provisions is primarily related to Renewable Energy, which was substantially all due to changes in estimates on pre-existing warranties and related to the deployment of repairs and other corrective measures.

LEGAL MATTERS. In the normal course of our business, we are involved from time to time in various arbitrations, class actions, commercial litigation, investigations and other legal, regulatory or governmental actions, including the significant matters described below that could have a material impact on our results of operations. In many proceedings, including the specific matters described below, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the size or range of the possible loss, and accruals for legal matters are not recorded until a loss for a particular matter is considered probable and reasonably estimable. Given the nature of legal matters and the complexities involved, it is often difficult to predict and determine a meaningful estimate of loss or range of loss until we know, among other factors, the particular claims involved, the likelihood of success of our defenses to those claims, the damages or other relief sought, how discovery or other procedural considerations will affect the outcome, the settlement posture of other parties and other factors that may have a material effect on the outcome. For these matters, unless otherwise specified, we do not believe it is possible to provide a meaningful estimate of loss at this time. Moreover, it is not uncommon for legal matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated.

Alstom legacy legal matters. In 2015, we acquired the Steam Power, Renewables and Grid businesses from Alstom, which prior to our acquisition were the subject of significant cases involving anti-competitive activities and improper payments. We had reserves of $455 million and $567 million at December 31, 2022 and 2021, respectively, for legal and compliance matters related to the legacy business practices that were the subject of cases in various jurisdictions. Allegations in these cases relate to claimed anti-competitive conduct or improper payments in the pre-acquisition period as the source of legal violations or damages. Given the significant litigation and compliance activity related to these matters and our ongoing efforts to resolve them, it is difficult to assess whether the disbursements will ultimately be consistent with the reserve established. The estimation of this reserve may not reflect the full range of uncertainties and unpredictable outcomes inherent in litigation and investigations of this nature, and at this time we are unable to develop a meaningful estimate of the range of reasonably possible additional losses beyond the amount of this reserve. Factors that can affect the ultimate amount of losses associated with these and related matters include the way cooperation is assessed and valued, prosecutorial discretion in the determination of damages, formulas for determining disgorgement, fines or penalties, the duration and amount of legal and investigative resources applied, political and social influences within each jurisdiction, and tax consequences of any settlements or previous deductions, among other considerations. Actual losses arising from claims in these and related matters could exceed the amount provided.

Shareholder and related lawsuits. Since November 2017, several putative shareholder class actions under the federal securities laws have been filed against GE and certain affiliated individuals and consolidated into a single action currently pending in the U.S. District Court for the Southern District of New York (the Hachem case). In October 2019, the lead plaintiff filed a fifth amended consolidated class action complaint naming as defendants GE and current and former GE executive officers. It alleges violations of Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 related to insurance reserves and accounting for long-term service agreements and seeks damages on behalf of shareholders who acquired GE stock between February 27, 2013 and January 23, 2018. GE filed a motion to dismiss in December 2019. In January 2021, the court granted defendants’ motion to dismiss as to the majority of the claims. Specifically, the court dismissed all claims related to insurance reserves, as well as all claims related to accounting for long-term service agreements, with the exception of certain claims about historic disclosures related to factoring in the Power business that survive as to GE and its former CFO Jeffrey S. Bornstein. All other individual defendants have been dismissed from the case. In April 2022, the court granted the plaintiffs' motion for class certification for shareholders who acquired stock between February 26, 2016 and January 23, 2018, and granted the plaintiffs’ request to amend their complaint. In September 2022, GE filed a motion for summary judgment on the plaintiffs' remaining claims.

Since February 2018, multiple shareholder derivative lawsuits have been filed against current and former GE executive officers and members of GE’s Board of Directors and GE (as nominal defendant). These lawsuits have alleged violations of securities laws, breaches of fiduciary duties, unjust enrichment, waste of corporate assets, abuse of control and gross mismanagement, although the specific matters underlying the allegations in the lawsuits have varied. Two shareholder derivative lawsuits are currently pending: the Lindsey and Priest/Tola cases, which were filed in New York state court. The allegations in these two cases relate to substantially the same facts as those underlying the Hachem case. The plaintiffs seek unspecified damages and improvements in GE’s corporate governance and internal procedures. The Lindsey case has been stayed by agreement of the parties, and GE filed a motion to dismiss the Priest/Tola complaint in March 2021.

In July 2018, a putative class action (the Mahar case) was filed in New York state court naming as defendants GE, former GE executive officers, a former member of GE’s Board of Directors and KPMG. It alleged violations of Sections 11, 12 and 15 of the Securities Act of 1933 based on alleged misstatements related to insurance reserves and performance of GE’s business segments in GE Stock Direct Plan registration statements and documents incorporated therein by reference and seeks damages on behalf of shareholders who acquired GE stock between July 20, 2015 and July 19, 2018 through the GE Stock Direct Plan. In February 2019, this case was dismissed. In March 2019, plaintiffs filed an amended derivative complaint naming the same defendants. In April 2019, GE filed a motion to dismiss the amended complaint. In October 2019, the court denied GE's motion to dismiss and stayed the case pending the outcome of the Hachem case. In November 2019, the plaintiffs moved to re-argue to challenge the stay, and GE cross-moved to re-argue the denial of the motion to dismiss and filed a notice of appeal. The court denied both motions for re-argument, and in November 2020, the Appellate Division First Department affirmed the court's denial of GE's motion to dismiss. In January 2021, GE filed a motion for leave to appeal to the New York Court of Appeals, and that motion was denied in March 2021.

In February 2019, a securities action (the Touchstone case) was filed in the U.S. District Court for the Southern District of New York naming as defendants GE and current and former GE executive officers. It alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Section 1707.43 of the Ohio Securities Act and common law fraud based on alleged misstatements regarding insurance reserves, GE Power’s revenue recognition practices related to long term service agreements, GE’s acquisition of Alstom, and the goodwill recognized in connection with that transaction. The lawsuit seeks damages on behalf of six institutional investors who purchased GE common stock between August 1, 2014 and October 30, 2018 and rescission of those purchases. In May 2021, the plaintiffs filed an amended complaint, and GE in June 2021 filed a motion to dismiss that complaint. In September 2022, the court granted GE’s motion to the dismiss the plaintiffs’ case with no opportunity to replead their case. In January 2023, the plaintiffs filed an appeal of the court’s dismissal of their case with the U.S. Court of Appeals for the Second Circuit.

As previously reported by Baker Hughes, in March 2019, two derivative lawsuits were filed in the Delaware Court of Chancery naming as defendants GE, directors of Baker Hughes (including former members of GE’s Board of Directors and current and former GE executive officers) and Baker Hughes (as nominal defendant), and the court issued an order consolidating these two actions (the Schippnick case). The complaint as amended in May 2019 alleges, among other things, that GE and the Baker Hughes directors breached their fiduciary duties, and that GE was unjustly enriched by entering into transactions and agreements related to GE's sales of approximately 12% of its ownership interest in Baker Hughes in November 2018. The complaint seeks declaratory relief, disgorgement of profits, an award of damages, pre- and post-judgment interest and attorneys’ fees and costs. In May 2019, the plaintiffs voluntarily dismissed their claims against the directors who were members of the Baker Hughes Conflicts Committee and a former Baker Hughes director. In October 2019, the Court denied the remaining defendants’ motions to dismiss, except with respect to the unjust enrichment claim against GE, which has been dismissed. In November 2019, the defendants filed their answer to the complaint, and a special litigation committee of the Baker Hughes Board of Directors moved for an order staying all proceedings in this action pending completion of the committee's investigation of the allegations and claims asserted in the complaint. In October 2020, the special litigation committee filed a report with the Court recommending that the derivative action be terminated. In January 2021, the special committee filed a motion to terminate the action.

GE Retirement Savings Plan class actions. Four putative class action lawsuits have been filed regarding the oversight of the GE RSP, and those class actions have been consolidated into a single action in the U.S. District Court for the District of Massachusetts. The consolidated complaint names as defendants GE, GE Asset Management, current and former GE and GE Asset Management executive officers and employees who served on fiduciary bodies responsible for aspects of the GE RSP during the class period. Like similar lawsuits that have been brought against other companies in recent years, this action alleges that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act (ERISA) in their oversight of the GE RSP, principally by retaining five proprietary funds that plaintiffs allege were underperforming as investment options for plan participants and by charging higher management fees than some alternative funds. The plaintiffs seek unspecified damages on behalf of a class of GE RSP participants and beneficiaries from September 26, 2011 through the date of any judgment. In August and December 2018, the court issued orders dismissing one count of the complaint and denying GE's motion to dismiss the remaining counts. In September 2022, both GE and the plaintiffs filed motions for summary judgment on the remaining claims.

Bank BPH. As previously reported, Bank BPH, along with other Polish banks, has been subject to ongoing litigation in Poland related to its portfolio of floating rate residential mortgage loans, with cases brought by individual borrowers seeking relief related to their foreign currency indexed or denominated mortgage loans in various courts throughout Poland. At December 31, 2022, approximately 85% of the Bank BPH portfolio is indexed to or denominated in foreign currencies (primarily Swiss francs), and the total portfolio had a carrying value, net of reserves, of $1,199 million. We continue to observe an increase in the number of lawsuits being brought against Bank BPH and other banks in Poland, and we expect this to continue in future reporting periods.

We estimate potential losses for Bank BPH in connection with borrower litigation cases that are pending by recording legal reserves, as well as in connection with potential future cases or other adverse developments as part of our ongoing valuation of the Bank BPH portfolio, which we record at the lower of cost or fair value, less cost to sell. The total amount of estimated losses was $1,359 million and $755 million at December 31, 2022 and 2021, respectively. We update our assumptions underlying the amount of estimated losses based primarily on the number of lawsuits filed and estimated to be filed in the future, whether liability will be established in lawsuits and the nature of the remedy ordered by courts if liability is established. The increase in the amount of estimated losses during 2022 was driven primarily by increases in the number of lawsuits filed and estimated to be filed in the future and increased findings of liability. We expect the trends we have previously reported of an increasing number of lawsuits being filed, more findings of liability and more severe remedies being ordered against Polish banks (including Bank BPH) to continue in future reporting periods, although Bank BPH is unable at this time to develop a meaningful estimate of reasonably possible losses associated with active and inactive Bank BPH mortgage loans beyond the amounts currently recorded. Additional factors may also affect our estimated losses over time, including: potentially significant judicial decisions or binding resolutions by the European Court of Justice (ECJ) or the Polish Supreme Court; the impact of any of these or other future or recent decisions or resolutions (including an expected ECJ ruling that could adversely impact the remedy cost to Polish banks upon a finding of liability, and the Polish Supreme Court binding resolution delivered verbally in May 2021 with written reasoning issued in July 2021) on how Polish courts will interpret and apply the law in particular cases and how borrower behavior may change in response, neither of which are known immediately upon the issuance of a decision or resolution; financial, economic and other conditions in Poland that may adversely affect borrowers; uncertainty related to a proposal by the Chairman of the Polish Financial Supervisory Authority in December 2020 that banks voluntarily offer borrowers an opportunity to convert their foreign currency indexed or denominated mortgage loans to Polish zlotys using an exchange rate applicable at the date of loan origination, and about the various settlement strategies or other approaches that Polish banks have increasingly adopted or will adopt, or that Bank BPH may adopt in the future, in response to this proposal or other factors, the approaches that regulators and other government authorities will adopt in response, the receptivity of borrowers to settlement offers; and the financial and capital impact on banks that adopt settlement programs; and any potential legislation that may be passed in Poland relating to foreign exchange indexed or denominated mortgage loans. In addition, there is continued uncertainty arising from investigations of the Polish Office of Competition and Consumer Protection (UOKiK), including existing or anticipated UOKiK and court decisions resulting from those investigations, particularly UOKiK's investigation into the adequacy of disclosure of foreign exchange risk by banks (including BPH) and the legality under Polish law of unlimited foreign exchange risk on customers. Future adverse developments related to any of the foregoing, or other adverse developments such as actions by regulators, legislators or other governmental authorities (including UOKiK), likely would have a material adverse effect on Bank BPH and the carrying value of its mortgage loan portfolio as well as result in additional required capital contributions to Bank BPH or significant losses beyond the amounts that we currently estimate.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Our operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws and nuclear decommissioning regulations. We have obligations for ongoing and future environmental remediation activities, such as the Housatonic River cleanup described below, and may incur additional liabilities in connection with previously remediated sites, such as natural resource damages for the Hudson River where GE completed dredging in 2019. Additionally, like many other industrial companies, we and our subsidiaries are defendants in various lawsuits related to alleged worker exposure to asbestos or other hazardous materials. Liabilities for environmental remediation, nuclear decommissioning and worker exposure claims exclude possible insurance recoveries. It is reasonably possible that our exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites and lawsuits, such amounts are not reasonably estimable. Total reserves related to environmental remediation, nuclear decommissioning and worker exposure claims were $2,415 million and $2,417 million at December 31, 2022 and 2021, respectively.

As previously reported, in 2000, GE and the Environmental Protection Agency (EPA) entered into a consent decree relating to PCB cleanup of the Housatonic River in Massachusetts. In October 2016, EPA issued its final decision pursuant to the consent decree. In January 2018, the EPA’s Environmental Appeals Board (EAB) remanded the decision back to the EPA with instruction to reissue a revised final remedy. After successful mediation with key stakeholders (including EPA, GE, certain towns, and environmental groups), public comment and further review by the EAB, the final revised permit (issued in January 2021) became effective in March 2022. In May 2022, two environmental advocacy groups petitioned the U.S. Court of Appeals for the First Circuit to review the EPA’s final permit. As of December 31, 2022 and based on its assessment of current facts and circumstances and its defenses, GE believes that it has recorded adequate reserves to cover future obligations associated with the proposed final remedy.

Expenditures for site remediation, nuclear decommissioning and worker exposure claims amounted to approximately $220 million, $181 million and $173 million for the years ended December 31, 2022, 2021 and 2020, respectively. We presently expect that such expenditures will be approximately $215 million and $290 million in 2023 and 2024, respectively.

NOTE 25. OPERATING SEGMENTS
BASIS FOR PRESENTATION. Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described and referenced in Note 1. A description of our operating segments as of December 31, 2022 can be found in the Segment Operations section within MD&A.

REVENUES	Total revenues			Intersegment revenues			External revenues
Years ended December 31	2022	2021	2020	2022	2021	2020	2022	2021	2020
Aerospace	$26,050	$21,310	$22,042	$660	$1,036	$1,445	$25,390	$20,274	$20,597
Renewable Energy	12,977	15,697	15,666	80	138	142	12,896	15,559	15,523
Power	16,262	16,903	17,589	267	345	352	15,995	16,558	17,237
Corporate	2,812	2,559	2,728	(1,008)	(1,519)	(1,940)	3,819	4,078	4,667
Total	$58,100	$56,469	$58,025	$—	$—	$—	$58,100	$56,469	$58,025

	Years ended December 31
	2022			2021			2020
	Equipment	Services	Total	Equipment	Services	Total	Equipment	Services	Total
Aerospace	$7,842	$18,207	$26,050	$7,531	$13,780	$21,310	$8,582	$13,460	$22,042
Renewable Energy	10,191	2,785	12,977	13,224	2,473	15,697	12,859	2,807	15,666
Power	4,737	11,526	16,262	5,035	11,868	16,903	6,707	10,883	17,589
Total segment revenues	$22,770	$32,518	$55,289	$25,789	$28,121	$53,910	$28,148	$27,149	$55,297

SEGMENT REVENUES	Years ended December 31
	2022	2021	2020
Commercial Engines & Services	$18,665	$14,360	$14,479
Military	4,410	4,136	4,572
Systems & Other	2,975	2,814	2,991
Aerospace	$26,050	$21,310	$22,042

Onshore Wind	$8,373	$11,026	$10,881
Grid Solutions equipment and services	3,086	3,207	3,585
Hydro, Offshore Wind and Hybrid Solutions	1,518	1,464	1,200
Renewable Energy	$12,977	$15,697	$15,666

Gas Power	$12,072	$12,080	$12,655
Steam Power	2,643	3,241	3,557
Power Conversion, Nuclear and other	1,547	1,582	1,378
Power	$16,262	$16,903	$17,589

Total segment revenues	$55,289	$53,910	$55,297
Corporate	$2,812	$2,559	$2,728

Total revenues	$58,100	$56,469	$58,025

Revenues are classified according to the region to which equipment and services are sold. For purposes of this analysis, the U.S. is presented separately from the remainder of the Americas.

Year ended December 31, 2022	Aerospace	Renewable Energy	Power	Corporate	Total
U.S.	$10,722	$6,265	$5,121	$2,856	$24,964
Non-U.S.
Europe	6,013	3,023	3,484	68	12,587
China region	2,154	216	1,173	(5)	3,537
Asia (excluding China region)	2,731	1,396	2,101	(129)	6,098
Americas	1,713	1,120	1,931	(14)	4,750
Middle East and Africa	2,719	956	2,453	36	6,164
Total Non-U.S.	$15,328	$6,711	$11,142	$(44)	$33,136
Total geographic revenues	$26,050	$12,977	$16,262	$2,812	$58,100
Non-U.S. revenues as a % of total revenues	59%	52%	69%		57%

Year ended December 31, 2021	Aerospace	Renewable Energy	Power	Corporate	Total
U.S.	$9,675	$7,275	$6,186	$2,471	$25,607
Non-U.S.
Europe	3,920	3,651	3,621	52	11,244
China region	2,419	464	1,145	16	4,044
Asia (excluding China region)	1,758	1,959	2,090	(45)	5,762
Americas	1,310	1,009	1,239	(4)	3,553
Middle East and Africa	2,228	1,340	2,622	69	6,259
Total Non-U.S.	$11,635	$8,422	$10,717	$88	$30,862
Total geographic revenues	$21,310	$15,697	$16,903	$2,559	$56,469
Non-U.S. revenues as a % of total revenues	55%	54%	63%		55%

Year ended December 31, 2020
U.S.	$11,239	$7,846	$6,186	$2,536	$27,807
Non-U.S.
Europe	4,288	3,047	2,895	159	10,390
China region	2,078	1,156	1,253	35	4,523
Asia (excluding China region)	1,842	1,484	2,707	(55)	5,978
Americas	882	819	1,483	1	3,185
Middle East and Africa	1,713	1,314	3,064	52	6,143
Total Non-U.S.	$10,803	$7,820	$11,403	$192	$30,218
Total geographic revenues	$22,042	$15,666	$17,589	$2,728	$58,025
Non-U.S. revenues as a % of total revenues	49%	50%	65%		52%

REMAINING PERFORMANCE OBLIGATION. As of December 31, 2022, the aggregate amount of the contracted revenues allocated to our unsatisfied (or partially unsatisfied) performance obligations was $236,582 million. We expect to recognize revenue as we satisfy our remaining performance obligations as follows: 1) equipment-related remaining performance obligation of $44,198 million of which 55%, 80% and 98% is expected to be recognized within 1, 2 and 5 years, respectively, and the remaining thereafter; and 2) services-related remaining performance obligations of $192,385 million of which 12%, 44%, 69% and 84% is expected to be recognized within 1, 5, 10 and 15 years, respectively, and the remaining thereafter. Contract modifications could affect both the timing to complete as well as the amount to be received as we fulfill the related remaining performance obligations.

Total sales of equipment and services to agencies of the U.S. Government were 8%, 8% and 8% of total revenues for the years ended December 31, 2022, 2021 and 2020, respectively. Within our Aerospace segment, defense-related sales were 7%, 7% and 7% of total revenues for the years ended December 31, 2022, 2021 and 2020, respectively.

PROFIT AND EARNINGS For the years ended December 31	2022	2021	2020
Aerospace	$4,775	$2,882	$1,229
Renewable Energy	(2,240)	(795)	(715)
Power	1,217	726	274
Total segment profit (loss)	3,751	2,812	788
Corporate(a)	(2,875)	1,158	(4,223)
Interest and other financial charges	(1,423)	(1,727)	(1,938)
Debt extinguishment costs	(465)	(6,524)	(301)
Non-operating benefit income (cost)	409	(1,136)	(1,573)
Goodwill impairments	—	—	(877)
Benefit (provision) for income taxes	(210)	595	2,014
Preferred stock dividends	(289)	(237)	(474)
Earnings (loss) from continuing operations attributable to GE common shareholders	(1,100)	(5,058)	(6,584)
Earnings (loss) from discontinued operations attributable to GE common shareholders	1,151	(1,515)	11,814
Net earnings (loss) attributable to GE common shareholders	$51	$(6,573)	$5,230
(a) Includes interest and other financial charges of $54 million, $63 million and $50 million and benefit for income taxes of $213 million, $162 million and $154 million related to EFS within Corporate for the years ended December 31, 2022, 2021, and 2020, respectively.

	Assets			Property, plant and equipment additions(a)			Depreciation and amortization
	At December 31			For the years ended December 31			For the years ended December 31
	2022	2021	2020	2022	2021	2020	2022	2021	2020
Aerospace	$39,243	$38,298	$38,634	$543	$445	$737	$1,037	$1,074	$1,142
Renewable Energy	15,719	14,804	15,927	275	349	302	412	432	413
Power	22,173	23,569	24,453	210	189	245	506	692	749
Corporate(b)(c)	79,826	97,301	110,406	34	25	40	948	160	520
Total continuing	$156,961	$173,972	$189,420	$1,061	$1,007	$1,323	$2,903	$2,359	$2,825
(a) Additions to property, plant and equipment include amounts relating to principal businesses purchased.
(b) Depreciation and amortization included the Steam asset sale impairment in the first quarter of 2022.
(c) Included deferred income taxes that are presented as assets for purposes of our Statement of Financial Position presentation.

We classify certain assets that cannot meaningfully be associated with specific geographic areas as “Other Global” for this purpose.

December 31	2022	2021
U.S.	$112,371	$122,896
Non-U.S.
Europe	26,875	32,534
Asia	8,054	8,728
Americas	5,796	5,918
Other Global	3,866	3,895
Total Non-U.S.	$44,590	$51,076
Total assets (Continuing operations)	$156,961	$173,972

The decrease in continuing assets in 2022 was primarily driven by decreases in estimated fair value of our debt securities, depreciation and amortization on property, plant and equipment and intangible assets, including the Steam asset sale impairment, and the effects of a stronger U.S. dollar. Property, plant and equipment – net associated with operations based in the United States were $5,223 million and $6,129 million at December 31, 2022 and 2021, respectively. Property, plant and equipment – net associated with operations based outside the United States were $6,970 million and $7,198 million at December 31, 2022 and 2021, respectively.

NOTE 26. SUMMARIZED FINANCIAL INFORMATION. We account for our remaining interest in Baker Hughes (comprising 7 million shares with approximately 1% ownership interest as of December 31, 2022) at fair value. As of November 3, 2021, our investment in BKR ownership reduced below 20%, and as a result, we no longer have significant influence in BKR. The fair value of our interest in Baker Hughes at December 31, 2022 and 2021 was $207 million and $4,010 million, respectively. We recognized a realized and unrealized pre-tax gain of $912 million ($702 million after-tax) based on a share price of $29.53, a realized and unrealized pre-tax gain of $938 million ($696 million after-tax) based on a share price of $24.06, and a realized and unrealized pre-tax loss of $2,037 million ($1,562 million after-tax) based on a share price of $20.85 for the years ended December 31, 2022, 2021 and 2020, respectively. The 2022 gain, 2021 gain and 2020 loss included a $109 million pre-tax derivative gain, a $129 million pre-tax derivative gain and a $54 million pre-tax derivative loss, respectively, associated with the forward sale of Baker Hughes shares pursuant to our previously announced program to monetize our Baker Hughes position. During the years ended December 31, 2022, 2021 and 2020, we completed forward sales of 160 million, 183 million and 28 million shares and received proceeds of $4,717 million, $4,145 million and $417 million, respectively. In January 2023, we sold our remaining 7 million shares and received net proceeds of $216 million. See Notes 2, 3 and 19 for further information. Summarized financial information of Baker Hughes is as follows.

For the years ended December 31	2022(a)	2021(b)	2020
Revenues	$—	$16,997	$20,705
Gross Profit	—	3,276	3,199
Net income (loss)	—	(546)	(15,761)
Net income (loss) attributable to the entity	—	(407)	(9,940)
(a) As of November 3, 2021, our investment in BKR reduced below 20%, and as a result, we no longer have significant influence.
(b) Financial information is from January 1, 2021 to November 3, 2021 (date investment in BKR reduced below 20%).

On November 1, 2021, we received 111.5 million ordinary shares of AerCap (approximately 46% ownership interest) and an AerCap senior note as partial consideration in conjunction with the GECAS transaction, for which we have adopted the fair value option. The fair value of our interest in AerCap, including the note, at December 31, 2022 and 2021 was $7,403 million and $8,287 million, respectively. We recognized an unrealized pre-tax loss of $865 million ($1,052 million after-tax) based on a share price of $58.32 and an unrealized pre-tax and after-tax gain of $711 million based on a share price of $65.42 related to our interest in AerCap for the years ended December 31, 2022 and 2021, respectively. See Notes 2, 3 and 19 for further information. Given AerCap summarized financial information is not available as of the date of this filing, this information is reported on a one quarter lag. Summarized financial information of AerCap is as follows.

For the year ended December 31	2022(a)
Revenues	$6,627
Net income (loss)	(1,128)
Net income (loss) attributable to the entity	(1,132)
(a) As we are unable to obtain monthly financial data for AerCap to match the exact period of ownership, we reported summarized financial information for AerCap starting October 1, 2021 instead of November 1, 2021.

As of December 31	2022(a)
Flight equipment held for operating leases, net	$54,611
Other	15,200
Total assets	$69,811

Debt	$47,350
Other	6,817
Total liabilities	$54,167
Noncontrolling interests	$77
(a) Financial information is from September 30, 2022.

Baker Hughes and AerCap are SEC registrants with separate filing requirements, and their respective financial information can be obtained from www.sec.gov.

GE, within its Aerospace segment, has interests in certain joint ventures formed to manufacture and service commercial jet engines and engine parts, collectively referred to herein as the Commercial Aerospace Joint Ventures. These interests include: CFM International Inc., CFM International SA and CFM Materials, LP, joint operations of the CFM56 and LEAP engine programs with Safran Aircraft Engines, a subsidiary of Safran Group of France; Engine Alliance, LLC, a joint operation of the GP7200 engine program with Raytheon Technologies Corporation via their Pratt & Whitney segment; GE Honda Aero Engines, LLC, a joint operation of the HF120 engine program with Honda Aero, Inc; and Advanced Atomization Technologies, LLC, a joint operation for engine fuel nozzles with Parker-Hannifin Corporation. GE recognizes revenue on sales to these Commercial Aerospace Joint Ventures upon the transfer of its products and services, of which the timing and the amount of revenue recognized could be different than that of the joint ventures. Summarized financial information of these Commercial Aerospace Joint Ventures is as follows.

For the years ended December 31	2022	2021	2020
Revenues	$23,317	$17,118	$15,931
Gross Profit	312	284	359
Net income (loss)	249	(123)	327
Net income (loss) attributable to the entity	237	(140)	312

As of December 31	2022	2021
Current assets	$13,328	$8,845
Total assets	14,327	9,941
Current liabilities	12,828	8,435
Total liabilities	12,887	8,470
Noncontrolling interests	153	147

NOTE 27. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(Per-share amounts in dollars)	2022	2021	2022	2021	2022	2021	2022	2021
Total revenues	$12,675	$12,761	$14,127	$13,799	$14,470	$14,230	$16,828	$15,679
Sales of equipment and services	11,910	12,009	13,361	13,016	13,826	13,474	16,045	14,868
Cost of equipment and services sold	9,774	9,963	10,525	10,972	11,534	10,838	12,440	11,605
Earnings (loss) from continuing operations	(1,209)	(356)	(1,127)	(1,012)	(245)	532	1,786	(4,103)
Earnings (loss) from discontinued operations	101	(2,457)	264	(198)	409	935	427	250
Net earnings (loss)	(1,108)	(2,813)	(863)	(1,210)	165	1,467	2,213	(3,852)
Less net earnings (loss) attributable to noncontrolling interests	28	5	19	(3)	4	(73)	16	1
Net earnings (loss) attributable to the Company	$(1,136)	$(2,817)	$(882)	$(1,207)	$161	$1,540	$2,197	$(3,853)
Per-share amounts – earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(1.16)	$(0.39)	$(1.09)	$(0.96)	$(0.29)	$0.50	$1.53	$(3.78)
Basic earnings (loss) per share	(1.16)	(0.39)	(1.09)	(0.96)	(0.29)	0.51	1.55	(3.78)
Per-share amounts – earnings (loss) from discontinued operations
Diluted earnings (loss) per share	0.08	(2.25)	0.23	(0.19)	0.37	0.83	0.37	0.22
Basic earnings (loss) per share	0.08	(2.25)	0.23	(0.19)	0.37	0.84	0.37	0.22
Per-share amounts – net earnings (loss)
Diluted earnings (loss) per share	(1.08)	(2.63)	(0.86)	(1.15)	0.08	1.34	1.90	(3.56)
Basic earnings (loss) per share	(1.08)	(2.63)	(0.86)	(1.15)	0.08	1.35	1.93	(3.56)
Dividends declared	0.08	0.08	0.08	0.08	0.08	0.08	0.08	0.08

Earnings-per-share amounts are computed independently each quarter for earnings (loss) from continuing operations, earnings (loss) from discontinued operations and net earnings (loss). As a result, the sum of each quarter’s per-share amount may not equal the total per-share amount for the respective year; and the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings (loss) for the respective quarters.

NOTE 28. GE HEALTHCARE. As discussed in Note 2, GE completed the previously announced separation of its HealthCare business, into a separate, independent publicly traded company, GE HealthCare Technologies Inc. (GE HealthCare). Following the Separation, GE will prospectively measure its retained ownership interest of approximately 19.9% in GE HealthCare common stock at fair value. This equity ownership interest and the related earnings impact from subsequent changes in its fair value will be recognized in continuing operations. In addition, we expect to fully monetize our stake in GE HealthCare over time, in an orderly manner.

In connection with the Separation, the Company entered into various agreements to effect the Separation and provide a framework for the relationship between GE and GE HealthCare, including a Separation and Distribution Agreement (SDA), a Tax Matters Agreement (TMA) and a Transition Services Agreement (TSA).

In addition to the transfer of certain post-retirement benefit plans to GE HealthCare (see Note 13 for more information), Deferred compensation arrangements and other compensation and benefits obligations of approximately $0.7 billion were also transferred to GE HealthCare.

Also in connection with the Separation, GE received $1.5 billion of cash funded by GE HealthCare's additional $2.0 billion of indebtedness incurred on January 3, 2023.

Following the Separation, GE has remaining performance and bank guarantees on behalf of its former HealthCare business. Under the SDA, GE HealthCare is obligated to use reasonable best efforts to replace GE as the guarantor on or terminate all such credit support instruments. Until such termination or replacement, in the event of non-fulfillment of contractual obligations by the relevant obligor(s), GE could be obligated to make payments under the applicable instruments. Under the SDA, GE HealthCare is obligated to reimburse and indemnify GE for any such payments. As of January 3, 2023, GE’s maximum aggregate exposure under such credit support instruments is approximately $0.5 billion. Most of these guarantees are not expected to remain in effect as of December 2023. In addition, GE also has obligations under the TSA to indemnify GE HealthCare for certain of its technology costs of approximately $0.1 billion, which are expected to be incurred by GE HealthCare within the first year following the Separation, and under the TMA to indemnify GE HealthCare for certain tax costs of approximately $0.1 billion.